    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1998


                                                      REGISTRATION NO. 333-38157
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            FIRST WAVE MARINE, INC.
             (Exact Name of Registrant as specified in its charter)


              DELAWARE                               3731                              76-0461352
  (State or other jurisdiction of        (Primary Standard Industrial     (I.R.S. Employer Identification No.)
    incorporation or organization)         Classification Code No.)
  NEWPARK SHIPBUILDING AND REPAIR, INC.                   TEXAS                           3731                    76-0419955
            EAE SERVICES, INC.                            TEXAS                           3731                    76-0508651
           EAE INDUSTRIES, INC.                           TEXAS                           3731                    76-0508652
     NEWPARK MARINE FABRICATORS, INC.                     TEXAS                           3731                    76-2852221
           LOUISIANA SHIP, INC.                           TEXAS                           3731                    76-0490445
(Exact name of registrant as specified in    (State or other jurisdiction of        (Primary Standard          (I.R.S. Employer
               its charter)                  incorporation or organization)            Industrial           Identification Number)
                                                                               Classification Code Number)


                4000 SOUTH SHERWOOD FOREST BOULEVARD, SUITE 603
                          BATON ROUGE, LOUISIANA 70816
                                 (504) 292-8800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                DAVID B. AMMONS
          EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY
                            FIRST WAVE MARINE, INC.
                4000 SOUTH SHERWOOD FOREST BOULEVARD, SUITE 603
                          BATON ROUGE, LOUISIANA 70816
                                 (504) 292-8800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                 SUZANNE B. KEAN, ESQ.                                   JOHN HUGGINS, ESQ.
               GRIGGS & HARRISON, P.C.                                 BAKER & BOTTS, L.L.P.
              1301 MCKINNEY, SUITE 3200                            599 LEXINGTON AVE., 29TH FLOOR
              HOUSTON, TEXAS 77010-3033                            NEW YORK, NEW YORK 10022-6030
                    (713) 651-0600                                         (212) 705-5080

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



=================================================================================================================================
                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF EACH CLASS             AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING           AMOUNT OF
 OF SECURITIES TO BE REGISTERED         REGISTERED                UNIT(1)                PRICE(1)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
     % Senior Notes due 2008.....       $85,000,000               100.00%               $85,000,000             $25,075(2)
---------------------------------------------------------------------------------------------------------------------------------
Guarantees(2)....................           --                      --                      --                      --


================================================================================


(1) Estimated solely for the purpose of calculating the registration fee.



(2) $30,305 has been paid by the Registrant on October 17, 1997.



(3) Guarantees by subsidiaries of First Wave Marine, Inc. of the payment of the
    principal and interest on the   % Senior Notes due 2008. Pursuant to Rule
    457(n), no additional fee is required.

                             ---------------------

    REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION -- DATED JANUARY 5, 1998

PROSPECTUS


                                  $85,000,000

FIRST WAVE LOGO
                            FIRST WAVE MARINE, INC.


                              % SENIOR NOTES DUE 2008



    The   % Senior Notes due 2008 (the "Notes") are being offered (the
"Offering") by First Wave Marine, Inc., a Delaware corporation (the "Company" or "First Wave"). The Offering is conditioned upon the consummation of the Bludworth Acquisition (as defined herein).



    Interest on the Notes will be payable semi-annually on            and
           of each year, commencing            , 1998. The Notes will mature on
           , 2008, unless previously redeemed. The Notes will be redeemable in
cash at the option of the Company, in whole or in part, on or after            ,
2003, at the redemption prices set forth herein, together with accrued interest thereon to the date of redemption. In addition, the Company will be entitled, at
any time on or before            , 2001, to redeem in cash up to 40% of the
aggregate principal amount of the Notes with the net proceeds of one or more
Public Equity Offerings (as defined herein) at a redemption price equal to    %
of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that at least 60% of the aggregate principal amount of Notes initially issued remains outstanding after giving effect to such redemption.



    Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.



    Upon consummation of the Offering, the Company will be required to use a portion of the proceeds from the sale of the Notes (currently estimated to be approximately $8.9 million) to purchase a portfolio of U.S. government securities (the "Pledged Securities") which will provide funds sufficient to pay in full when due the first two scheduled interest payments on the Notes. The Pledged Securities will be pledged as security for the repayment of principal of and interest on the Notes and all other obligations under the Indenture (as defined herein) pursuant to which the Notes will be issued. The Company is a holding company and substantially all of its operations are conducted through subsidiaries. The obligations of the Company under the Notes will be guaranteed (the "Subsidiary Guarantees") on a senior unsecured basis by all of the Company's current subsidiaries and certain future subsidiaries of the Company (collectively, the "Restricted Subsidiaries").



    The Notes and the Subsidiary Guarantees will be senior obligations of the Company and the Restricted Subsidiaries, respectively, and will rank pari passu in right of payment with all other senior indebtedness of the Company and the Restricted Subsidiaries, and will rank senior in right of payment to any future subordinated indebtedness of the Company and the Restricted Subsidiaries. As of September 30, 1997, after giving effect to the sale of the Notes and the application of net proceeds therefrom, the Company on a consolidated basis would have had $9.5 million of secured senior indebtedness outstanding. The Indenture permits the Company and its subsidiaries to incur additional senior indebtedness, subject to certain limitations.



    The Company does not intend to list the Notes on any national securities exchange.



     THE NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


===========================================================================================================================
                                                                                   UNDERWRITING
                                                                                  DISCOUNTS AND           PROCEEDS TO
                                                         PRICE TO PUBLIC(1)       COMMISSIONS(2)           COMPANY(3)
---------------------------------------------------------------------------------------------------------------------------
Per Note..............................................           $                      $                      $
---------------------------------------------------------------------------------------------------------------------------
Total(3)..............................................           $                      $                      $
===========================================================================================================================



(1) Plus accrued interest, if any, from the date of issuance.



(2) See "Underwriting" for the indemnification arrangements.



(3) Before deducting expenses payable by the Company estimated to be $725,000.



    The Notes offered hereby are offered by the Underwriter, subject to prior sale and acceptance by the Underwriter, and subject to its right to reject any order in whole or in part. It is expected that delivery of the Notes will be made through the facilities of the Depository Trust Company, against payment
therefor, on or about            , 1998.


                              SCHRODER & CO. INC.


                                           , 1998

                          [photograph of bow of ship]

                                   Integrity
                                   Experience
                                Fast Turnaround
                                 Innovativeness
                                 Responsiveness
                               Safety Excellence


                         [First Wave Marine, Inc. logo]





     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                [photograph of power generation barge under tow]

            Hull of power generation barge constructed by First Wave


                        [aerial photograph of shipyard]

         East Pelican Island Shipyard servicing offshore drilling rigs


                      [photograph of offshore supply boat]

            Offshore support vessel serving Gulf Coast drilling rigs


                        [photograph of ocean-going ship]

          Offshore petrochemical carrier serving oil and gas industry



                             [photograph of welder]


         [photograph of inland tank barge by onshore gas free facility]

          Inland tank barge, degassing facility, Brady Island Shipyard

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, references herein to the "Company" or "First Wave" shall mean First Wave Marine, Inc. and its predecessors and subsidiaries and assumes the consummation of the Exchange (as defined herein), and all financial data is given for such combined entity unless specified otherwise. All references to shares of Common Stock of the Company, $.01 par value (the "Common Stock") give effect to the 10.65-for-one stock split effected November 20, 1997.


                                  THE COMPANY

     First Wave is a leading provider of shipyard and related environmental services to the offshore support vessel, offshore barge and inland marine industries. The Company offers a full range of repair, conversion, new construction and related environmental services, including cleaning, degassing and wastewater treatment. Following the consummation of a pending acquisition, the Company will significantly expand its operations and capacity, particularly into the offshore drilling industry. The Company will be the largest shipyard operator in the Houston-Galveston area with five of the eight major shipyard facilities in this strategic location. First Wave believes that, following the pending acquisition, it will be the only "one-stop" source of all shipyard services for all segments of the offshore support vessel, offshore barge and inland marine markets in Texas.

     Since it acquired its first facility in December 1993, First Wave has significantly improved revenues and profitability. The Company's success has been the product of a focused strategy to build a high quality, dedicated workforce, provide a high level of customer service and optimize the mix of its services to maximize capacity utilization. As a result, revenues grew to $28.0 million in 1996 from $15.3 million in 1994 while EBITDA improved to $4.4 million from a loss of $23,000 over the same period. In the first nine months of 1997, the Company generated revenues of $24.5 million and EBITDA of $7.2 million, compared to revenues and EBITDA of $19.9 million and $1.8 million, respectively, in the first nine months of 1996.

     The Company believes that as a result of its strategy and planned expansion, it is well positioned to meet the growing demand for its services. First Wave is experiencing strong demand growth for all of its services primarily as a result of: (i) higher repair activity due to the aging offshore support vessel and barge fleets; (ii) greater customer requirements for repair and related environmental services due to increased utilization and consolidation of the offshore support vessel and barge fleets; (iii) increasing customer demand to convert and upgrade vessels in response to changing market conditions; and (iv) increased levels of new vessel construction. To meet this demand, First Wave plans to utilize capacity available at its newly acquired facilities, as well as expand into new markets, in particular the offshore drilling industry. The Company believes that this will enable it to perform a greater number of projects and increase its revenues, while leveraging the economies of scale available to a geographically concentrated multi-shipyard operator.

BUSINESS STRATEGY

     The Company's strategy is to leverage its reputation as an efficient, reliable, customer driven shipyard operator providing a diversified range of shipyard services to the offshore support vessel, offshore drilling, offshore barge and inland marine industries. The Company intends to utilize its proven strengths in order to expand into the Gulf of Mexico offshore drilling market. Key elements of this strategy are:

          - Maintaining a High Quality Dedicated Workforce. The Company invests in its employees through training, superior benefits and the fostering of a close-knit, supportive culture. As a result, the Company has not experienced the significant labor shortages and attrition suffered by many Gulf Coast shipyards and has consistently posted an award-winning safety record. Management believes the Company has been able to maintain stable manpower levels and has flattened the labor force highs and lows typical in the shipyard industry through a superb relationship with its labor force, sophisticated forecasting of labor needs, the implementation of its strategic alliances and optimization of its mix of new construction and repair services.

          - Development of Strategic Alliances with Key Customers. The Company has developed a "contract rate" system which it uses to form strategic alliances with its key customers. The contract rate system enables the Company to baseload its facilities with pre-booked work, improve planning and execution of jobs through a cooperative process with the customer and more effectively project its revenues and labor needs for the year. In return, the alliance partner receives volume based pricing, assures itself of needed drydock capacity, gains the ability to accurately budget its work, benefits from improved turnaround on jobs and receives other services on a preferred basis.

          - Continuous Optimization of the Mix of Shipyard Services. The Company generally negotiates flexible delivery dates for new construction which greatly contributes to the efficiency of its shipyards. During periods when demand for repair services is lower, the Company shifts workers to new construction as a means of absorbing excess labor. By continuously optimizing its mix of activities, the Company ensures that its quality work force remains intact and motivated, and costs associated with attrition are reduced. As a result of this strategy, the Company believes that it can maximize its margins by allocating labor to higher margin repair work or can absorb excess labor by shifting it to new construction, as demand dictates.

          - One-Stop Source for Shipyard Services. In addition to its core shipyard repair and construction services, the Company offers a range of related environmental services at its facilities, including tank cleaning, degassing and wastewater treatment. Following the pending acquisitions, complementary services such as these will enable the Company to become the only one-stop source of all shipyard services for all segments of the offshore support vessel, offshore barge and inland marine markets in Texas.

          - Focus on Core Geographic Areas: Houston and Galveston. The Houston-Galveston area is a very strategic location for its shipyards, since three of the largest U.S. fleets of inland tank barges are based in the Houston Ship Channel area. Additionally, the growing offshore support vessel and barge fleets in the Gulf of Mexico can be efficiently served from the Company's Houston and Galveston locations. Management believes the expansion of the East Pelican Island and West Pelican Island facilities in Galveston to service the offshore drilling industry is especially strategic since Galveston is in close proximity to offshore Gulf of Mexico drilling activity, thereby minimizing rig transit costs and downtime.

          - Leveraging Economies of Scale. With all of its shipyards within a 50-mile corridor, management can more effectively operate the facilities and consolidate overhead. Additionally, the proximity of the shipyards allows for centralizing many administrative functions. Management believes the uniformity of state regulations and the volume leverage gained from using single suppliers among all its facilities, as well as the potential interchangeability of the labor force, provides economic benefits for the Company.

          - Expansion into the Offshore Gulf of Mexico Market. Upon consummation of the Bludworth Acquisition and the completion of the improvements to the East Pelican Island shipyard, the Company will have two adjacent shipyard facilities in Galveston, Texas, which will enable it to take advantage of the rising demand for shipyard services to the oil and gas industry in the Gulf of Mexico. Management has planned its expansion to diversify the Company's business lines into services for offshore drilling rigs, larger offshore support vessels and oil and gas related ship conversions.

RECENT DEVELOPMENTS

     Greens Bayou Acquisition. The Company acquired the Greens Bayou Facility on August 11, 1997. This facility is specifically designed to service the barge industry with seven haul-up facilities, including a major six-position rail transfer system. The Company believes it can efficiently operate this Houston area shipyard by consolidating overhead with its nearby Brady Island shipyard. These two shipyards will share accounting, training, sales, estimating, risk management and general administrative functions. The potential interchangeability of the labor force with the Brady Island facility, as well as the ability of Greens Bayou barge customers to use Brady Island's environmental services, should also result in economic benefits for the Company. The facility provides necessary capacity for the Company to meet excess demand for its inland barge services, especially due to the increasing utilization of its Brady Island drydocks for the offshore support vessel market.

     East Pelican Island Acquisition. After acquiring PMB Engineering Inc.'s lease of the 110-acre East Pelican Island facility in Galveston, Texas, the Company signed an amendment to such lease with Galveston Wharves providing for a term of up to 99 years. For 1998, the Company has budgeted $24.4 million in capital improvements to this facility. Upon completion of these planned capital improvements, First Wave will be able to expand its business lines into providing shipyard services for offshore drilling rigs, larger offshore support vessels and oil and gas related ship conversions.

     The Bludworth Acquisition. On October 15, 1997, the Company entered into a purchase agreement to acquire (the "Bludworth Acquisition") all of the outstanding capital stock of John Bludworth Marine, Inc. ("Bludworth"). The purchase price consists of $15.0 million in cash and the issuance of a $4.0 million promissory note.


     Bludworth is an established regional shipbuilder focusing on offshore support vessel repair, as well as inland barge repair and inland boat construction and repair. The Bludworth Acquisition expands the Company's Houston-Galveston base of operations in a cost efficient manner, adding significant new drydock capacity within its area of operation and diversifying its current mix of services to include expanded capabilities in the offshore and the inland boat segment of the marine industry. The Bludworth Acquisition provides the Company with two additional shipyards: (i) the JBM Pasadena facility in Pasadena, Texas, which is near the Company's other Houston shipyards and (ii) the West Pelican Island facility which is adjacent to the East Pelican Island facility in Galveston, Texas. The Bludworth Acquisition will close simultaneously with the Offering.


     Additional Galveston Shipyard. The Company has entered into a non-binding letter of intent to purchase certain shipyard assets, including real property and improvements, in Galveston, Texas ("Other Galveston Assets") for $4.5 million. There can be no assurance that such transaction will be consummated or consummated on the terms described herein.

SUMMARY SHIPYARD INFORMATION

     The Company's shipyards are presented below, indicating the markets served at each location. All shipyards offer or will offer repair, conversion and new construction services. In addition, the Brady Island facility offers environmental services.

                                                  OFFSHORE                                OFFSHORE
                                         NO. OF   SUPPORT    INLAND   INLAND   OFFSHORE   DRILLING
                                         ACRES    VESSELS    BARGES   BOATS     BARGES      RIGS     SHIPS
                                         ------   --------   ------   ------   --------   --------   -----
HOUSTON AREA SHIPYARDS:
  Brady Island.........................    23        X         X        X         X
  Greens Bayou.........................    20                  X                  X
  JBM Pasadena(a)......................    63        X         X        X         X
GALVESTON SHIPYARDS:
  East Pelican Island..................   110        X                            X          X         X
  West Pelican Island(a)...............    23        X                            X          X         X

---------------

(a) To be acquired in the Bludworth Acquisition.

SUMMARY

     The Company believes that the additional financial resources and increased financial flexibility afforded by the Offering will position the Company to fund its strategic expansion plan and to participate in the ongoing consolidation of the shipbuilding industry. Management believes that the expansion of the Company's capacity and capabilities as a result of recent and pending acquisitions have positioned First Wave to benefit from the improved demand for shipyard services in the offshore oil and gas and inland marine industries.

                                  THE OFFERING


NOTES OFFERED..............  $85,000,000 aggregate principal amount of      %
                             Senior Notes due 2008.



MATURITY...................              , 2008.



INTEREST...................  The Notes will bear interest at a rate of      %
                             per annum, payable semi-annually in arrears on
                                         and             of each year,
                             commencing             , 1998.



RANKING....................  The Notes will be senior obligations of the
                             Company, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness (as defined herein) of the Company and will rank senior in right of payment to any future Subordinated Indebtedness (as defined herein) of the Company. As of September 30, 1997, after giving pro forma effect to the sale of the Notes and the application of the net proceeds therefrom, on a consolidated basis the Company would have had approximately $85.2 million of unsecured senior Indebtedness outstanding and no Subordinated Indebtedness outstanding. The Notes will be effectively subordinated to all secured Indebtedness of the Company to the extent of the assets securing such Indebtedness. As of September 30, 1997, after giving pro forma effect to the sale of the Notes and the application of the net proceeds therefrom, on a consolidated basis the Company would have had approximately $9.5 million of secured senior Indebtedness outstanding. The Company is a holding company and substantially all of its operations are conducted through its operating subsidiaries. Accordingly, except in the case of Restricted Subsidiaries (which will guarantee the obligations of the Company under the Notes), the Notes will be effectively subordinated to all Indebtedness and other obligations of the Company's subsidiaries. The Indenture pursuant to which the Notes will be issued permits the Company and its subsidiaries to incur additional Indebtedness, including senior Indebtedness and secured Indebtedness, subject to certain limitations. See "Capitalization" and "Description of Notes -- Ranking" and "-- Certain
                             Covenants -- Incurrence of Indebtedness."



SECURITY...................  Upon the consummation of the Offering, the Company will purchase and pledge to the Trustee (as defined herein), for the benefit of the holders of the Notes, the Pledged Securities, which will be in such amount as will be sufficient, upon receipt of scheduled interest and principal payments, to provide for payment in full when due of the first two scheduled semi-annual interest payments on the Notes. The Company expects to use approximately $8.9 million of the net proceeds from the sale of the Notes to purchase the Pledged Securities, although the actual purchase price for such securities will vary depending on the interest rates of Government Securities (as defined herein) prevailing at the time of the purchase of the Pledged Securities. The Pledged Securities will be pledged as security for the repayment of the principal of and interest on the Notes and all other obligations under the Indenture. When an interest payment is due, the Company may either deposit sufficient funds to pay the interest sched-uled to be paid or direct the Trustee to release from the Pledge Account (as defined herein) funds sufficient to pay the interest scheduled. In the event the Company exercises the former option, the Pledge Agreement provides the Company may direct the Trustee to release proceeds or the Pledged Securities from the Pledge Account in a like amount. If the Company makes the first two scheduled interest payments on the Notes in a timely manner and no Default (as defined herein) or Event of Default (as defined herein) is then continuing, the remaining Pledged Securities, if any, will be released from the Pledge Account and the Notes will thereafter be unsecured obligations of the Company. See "Description of Notes -- Security."



SUBSIDIARY GUARANTEES......  The obligations of the Company under the Notes will be guaranteed on a senior unsecured basis by all Restricted Subsidiaries. All of the Company's existing Subsidiaries will initially be Restricted Subsidiaries (the "Initial Restricted Subsidiaries"), and future Restricted Subsidiaries of the Company will be required to issue Subsidiary Guarantees. Each Subsidiary Guarantee will be a senior unsecured obligation of the applicable Restricted Subsidiary, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Restricted Subsidiary and will rank senior in right of payment to any Subordinated Indebtedness of such Restricted Subsidiary. As of September 30, 1997, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom, the aggregate amount of outstanding senior Indebtedness of the Initial Restricted Subsidiaries would, without regard to the Subsidiary Guarantees, have been approximately $9.7 million. Furthermore, the holders of the Notes will not share in the proceeds from the sale of or other realization upon any assets of such Restricted Subsidiary in which the Restricted Subsidiary has granted security interests until the repayment of the indebtedness secured thereby.



OPTIONAL REDEMPTION........  The Notes will be redeemable, at the option of the
                             Company, in whole or in part, at any time on or
                             after             , 2003, at the redemption prices
                             set forth herein, plus accrued and unpaid interest thereon to the applicable redemption date. Notwithstanding the foregoing, on or prior to
                                         , 2001, the Company may redeem at any
                             time or from time to time up to 40% of the
                             aggregate principal amount of the Notes at a
                             redemption price equal to   % of the principal
                             amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, with the net proceeds of a Public Equity Offering; provided, that at least 60% of the aggregate principal amount of the Notes initially issued remains outstanding after giving effect to the redemption thereof. See "Description of Notes -- Optional Redemption."



CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, the
                             Company will be required to make an offer to repurchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the repurchase date. See "Description of
                             Notes -- Repurchase at the Option of
                             Holders -- Change of Control."

CERTAIN COVENANTS..........  The Indenture will contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends or make other distributions, repurchase any capital stock or Subordinated Indebtedness, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets, enter into certain mergers and consolidations, allow Restricted Subsidiaries to create certain dividend and other payment restrictions, enter into sale and leaseback transactions, and issue or sell capital stock of Restricted Subsidiaries. See "Description of Notes -- Certain Covenants."



USE OF PROCEEDS............  To fund the Bludworth Acquisition, to fund the
                             Company's anticipated capital requirements over the next 12 months, including capital expenditures to upgrade the East Pelican Island and West Pelican Island shipyard facilities in Galveston, to repay a portion of the Company's indebtedness, to fund the purchase of the Pledged Securities and for general corporate purposes. See "Use of Proceeds."

                     SUMMARY OF CONSOLIDATED FINANCIAL DATA

     The following summary of consolidated financial data is qualified in its entirety by the more detailed information appearing in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        ---------------------------------------   ------------------------------
                                         1994      1995      1996      1996(a)     1996      1997     1997(a)(b)
                                        -------   -------   -------   ---------   -------   -------   ----------
                                                                      PRO FORMA                       PRO FORMA
                                                    (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Repair and conversions..............  $11,693   $15,392   $20,997    $35,787    $14,965   $19,801    $40,504
  New construction....................    1,391     3,321     2,841      5,044      1,898       881      1,891
  Environmental services..............    2,263     3,287     4,119      4,119      3,062     3,784      3,784
                                        -------   -------   -------    -------    -------   -------    -------
  Total revenues......................   15,347    22,000    27,957     44,950     19,925    24,466     46,179
Gross profit..........................    2,756     4,957     9,334     12,229      6,039    10,136     14,855
Operating earnings (loss).............      (71)    1,334     3,705      4,765      1,491     6,193      8,678
Earnings (loss) before taxes..........     (257)    1,011     2,657     (4,736)     1,045     4,377      1,427
Net earnings (loss)...................     (259)      728     1,559     (3,234)       516     2,540        796
Weighted average number of shares
  outstanding.........................   10,650    10,650    10,650                10,650    10,650
Earnings (loss) per share.............     (.02)      .07       .15                   .05       .24
CASH FLOW AND OPERATING DATA:
Net Cash provided by (used in):
  Operating activities................  ($2,962)  $    36   $ 1,184    $    --    $  (498)  $ 4,436    $    --
  Investing activities................     (569)     (934)   (1,425)        --       (857)   (2,008)        --
  Financing activities................    3,610       884       175         --      1,289    (1,349)        --
EBITDA(c).............................      (23)    1,593     4,385      8,019      1,815     7,230     11,690
Ratio of EBITDA to interest
  expense(c)..........................       NM       6.4x      5.3x        .8x       4.8x      5.6x       1.6x
Ratio of earnings to fixed
  charges(d)..........................       .7x      2.3x      3.2x        .6x       2.3x      4.4x       1.2x
Depreciation and amortization.........       48       259       680      2,617        324     1,037      2,638
Capital expenditures(e)...............      569       934    16,322         --     15,754     6,577         --
Labor hours worked....................      340       509       582        953        430       463      1,003



                                                                SEPTEMBER 30, 1997
                                                              -----------------------
                                                              ACTUAL     PRO FORMA(a)
                                                              -------    ------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 1,079      $ 30,180
Total assets................................................   32,558       112,729
Long-term debt..............................................   23,229        94,537
Stockholders' equity........................................    4,435         6,543


---------------


NM -- Not meaningful


(a) Such data give effect to (i) the completion of the Bludworth Acquisition,
    (ii) the completion of the Exchange and (iii) the completion of the Offering and the application of estimated net proceeds as described in "Use of Proceeds," as if they had occurred on January 1, 1996 as to the Pro Forma Income Statement Data and on September 30, 1997 as to the Pro Forma Balance Sheet Data. The Pro Forma financial data do not purport to be indicative of the Company's financial condition or results of operations had the transactions to which such data give effect been completed on the dates assumed, nor do such data purport to project the Company's financial condition or results of operations at any future date or for any future period. See Unaudited Pro Forma Consolidated Combined Financial Information.

(b) To reflect the historical consolidated operations of Bludworth for the nine months ended September 30, 1997, certain additions and deductions to revenues and expenses have been made to convert such operations from a March 31 fiscal year to a calendar year.


(c) EBITDA (earnings before interest, minority interest, taxes, depreciation and amortization expense) is presented here not as a measure of operating results, but rather as a measure of the Company's operating performance. Management of the Company believes that EBITDA, the Ratio of EBITDA to interest expense and operating cash flow may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA and the Ratio of EBITDA to interest expense are widely used by financial analysts as a measure of financial performance. Management further believes that the Company's trends in increased EBITDA enhance the Company's ability to meet capital expenditure requirements, and give the Company a more substantial working capital base. EBITDA should not be construed as an alternative to operating income (determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity. EBITDA measures presented herein may not be comparable to similarly titled measures of other companies.



(d) For the purposes of computing the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and that portion of rental expense deemed representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 1994 by $0.3 million and on a pro forma basis for the year ended December 31, 1996 by $4.2 million.



(e) Includes property and equipment acquired through the incurrence of debt.

                                  RISK FACTORS


     An investment in the Notes offered hereby involves a high degree of risk. The following factors should be carefully considered together with the information provided elsewhere in this Prospectus in evaluating an investment in the Notes.



SUBSTANTIAL LEVERAGE AND DEBT SERVICE



     After giving effect to the sale of the Notes, the Company will have indebtedness that is substantial in relation to its stockholders' equity. As of September 30, 1997, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom, the Company on a consolidated basis would have had outstanding indebtedness with a principal amount of $94.8 million and stockholders' equity of $6.5 million. In addition, as of September 30, 1997, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom, the Company would have had a debt-to-equity ratio of 14.5 to 1.0 (based on the principal amount). The Indenture permits the Company to incur additional indebtedness under certain conditions.



     Following the consummation of the Offering, the Company will be required to make semi-annual interest payments in respect of the Notes of approximately $4.5 million. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.



     The Indenture will impose significant operating and financial limitations on the Company. Such limitations will affect, and in many respects significantly restrict or prohibit, among other things, the ability of the Company to pay dividends, make investments and incur additional indebtedness. These restrictions, in combination with the Company's substantial leverage, could limit the ability of the Company to effect future financings or otherwise restrict the nature and scope of its activities. The degree to which the Company is leveraged could have important consequences to holders of Notes, including:
(i) the impairment of the Company's ability to obtain additional financing in the future, (ii) the reduction of funds available to the Company for its operations or for capital expenditures as a result of the dedication of a substantial portion of the Company's net cash flow from operations to the payment of principal of and interest on the Notes, (iii) the possibility of an event of default under covenants contained in the Indenture, which could have a material adverse effect on the Company, (iv) the placement of the Company at a relative competitive disadvantage as compared to competitors who are not as highly leveraged as the Company, and (v) the inability to adjust to rapidly changing market conditions and consequent vulnerability in the event of a downturn in general economic conditions or its business because of the Company's reduced financial flexibility. In addition, to the extent that the Company enters into a Bank Credit Agreement (as defined herein) in the future as permitted by the Indenture, such agreement may impose additional operating and financial restrictions on the Company, which may be more restrictive than those provided for in the Indenture. See "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Notes."



RANKING OF THE NOTES



     The Notes will be general unsecured obligations of the Company. The Notes will rank pari passu in right of payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes with other unsecured senior Indebtedness and will be effectively subordinated to all secured Indebtedness of the Company and the Restricted Subsidiaries to the extent of the assets securing such indebtedness. As of September 30, 1997, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom, on a consolidated basis the Company would have approximately $85.2 million of unsecured senior Indebtedness, no Subordinated Indebtedness and approximately $9.5 million of secured indebtedness collateralized by certain properties and assets of the Company. Additionally, the Indenture governing the Notes will permit the Company to incur up to $30 million of Indebtedness pursuant to a Bank Credit Agreement which may be collateralized by certain of the assets and properties of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company which collateralize secured Indebtedness will be available to pay obligations on the Notes only after the respective secured Indebtedness of the Company has been paid in full. See "Description of Notes."



FRAUDULENT CONVEYANCE CONSIDERATIONS



     The obligations of the Company under the Notes are guaranteed by the Initial Restricted Subsidiaries and will be guaranteed by all future Restricted Subsidiaries of the Company. It is possible that creditors of a Restricted Subsidiary may challenge the Subsidiary Guarantee issued by it as a fraudulent conveyance under applicable provisions of the United States Bankruptcy Code or comparable provisions of federal and state statutes. The requirements for establishing a fraudulent conveyance vary depending on the laws of the applicable jurisdiction. If a court found, under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or lawsuit by or on behalf of unpaid creditors of the Company or the Restricted Subsidiaries, that at the time a Subsidiary Guarantee was issued that (i) the applicable Restricted Subsidiary issued its Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors or (ii) the applicable Restricted Subsidiary received less than reasonably equivalent value or fair consideration for issuing its Subsidiary Guarantee and (A) was insolvent or was rendered insolvent by reason of the sale of the Notes or issuance of the Subsidiary Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), such court could void or rescind or reduce such Subsidiary Guarantee or take other action detrimental to the rights of the holders of the Notes, including invalidating such Subsidiary Guarantee and requiring the holders of the Notes to return amounts previously paid in respect of the Notes to the extent such payments were made by, or derived from the assets of, the Restricted Subsidiary whose Subsidiary Guarantee was voided, rescinded or reduced. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Restricted Subsidiary as a result of the issuance by the Company of the Notes. To the extent a Subsidiary Guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of the assets of such Restricted Subsidiary. The measure of insolvency under applicable law will vary depending upon the law applied in such case. Generally, however, a Restricted Subsidiary would be considered insolvent if at the time it issued its Subsidiary Guarantee or made any payments in respect thereof, either (i) the fair market value (or fair salable value) of its assets was less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and matured or (ii) it was incurring debts beyond its ability to pay as such debts matured. See "Description of Notes."



REPURCHASE OF NOTES UPON CHANGE OF CONTROL



     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. There can be no assurance that the Company would have sufficient resources to repurchase the Notes upon the occurrence of a Change of Control. The failure to repurchase all of the Notes tendered to the Company would constitute an Event of Default under the Indenture. Furthermore, the repurchase of the Notes by the Company upon a Change of Control might result in a default on the part of the Company in respect of other future indebtedness of the Company as a result of the financial effect of such repurchase on the Company or otherwise. The change of control repurchase feature of the Notes may have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. See "Description of Notes."


SHORTAGE OF TRAINED SHIPYARD WORKERS

     Shipyards located in certain portions of the U.S. Gulf Coast are experiencing severe shortages of skilled shipyard labor as a result of recent labor demands brought about by increases in demand for shipyard services, offshore drilling activities, the construction of offshore facilities and offshore field service personnel. This labor shortage has resulted in increased costs of labor, and limitations on production capacity, for certain shipyards. The labor shortage has not materially impacted the Company at the present time, although no assurances can be given regarding whether shortages will be experienced at the Company's shipyards in the future. Any labor shortages experienced by the Company in the future could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business -- Services" and "-- Shipyard Properties."

DEPENDENCE OF OFFSHORE SUPPORT VESSEL AND OFFSHORE DRILLING MARKETS ON OIL AND GAS INDUSTRY

     Repair of offshore support vessels accounted for over 30% of the Company's repair and conversion revenues in 1996, and volumes are expected to increase in the future with the consummation of the Bludworth Acquisition and implementation of the Company's expansion strategy. Additionally, after the capital improvements to the East Pelican Island shipyard in Galveston have been completed, the Company will be actively seeking customers from the offshore drilling industry. Customer demand for offshore support vessels and offshore drilling rigs is dependent on, among other things, the levels of activity in offshore oil and gas exploration, development and production, particularly in the Gulf of Mexico where many of the offshore support vessels repaired by the Company have been put into service. The level of activity in offshore oil and gas exploration, development and production is affected by such factors as prevailing oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of available offshore leases, the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions, technological advances and the ability of oil and gas companies to generate or otherwise obtain funds for capital expenditures. Although the Company believes there will be an increase in demand for offshore support vessels and offshore drilling rigs, and the repair and maintenance of such vessels, the Company cannot predict future levels of activity in offshore oil and gas exploration, development and production. See "Business -- Industry Overview."

RISKS RELATED TO MANAGING GROWTH

     Any significant increase in the current levels of repair, conversion, and construction activity, as well as the Company's planned expansion into the offshore drilling rig conversion, repair and new construction business, will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate additional management personnel and skilled laborers. Although the Company has hired and plans to hire management personnel who have experience in the business of converting and repairing offshore drilling rigs, there can be no assurance that additional management personnel or skilled laborers will be identified and retained by the Company. In addition, there can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. If the Company is unable to manage its growth efficiently and effectively, or if it is unable to attract and retain additional qualified management personnel and skilled laborers, there could be a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Shipyard Properties."

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     A large portion of the Company's revenue has historically been generated by a few customers, although not necessarily the same customers from year to year. For 1996, the Company derived more than 10% of its revenues from each of SEACOR Smit Inc. (22%) and Kirby Corporation (15%) and more than 50% from its largest five customers. Based on its current backlog of projects, the Company expects that it will derive more than 10% of its revenues in 1997 from each of SEACOR Smit Inc. and Kirby Corporation. Because the level of services that the Company may provide to any particular customer depends on that customer's needs for repairs in a particular year, customers that account for a significant portion of revenue in one fiscal year may represent an immaterial portion of revenue in subsequent years. However, the loss of a significant customer for any reason, including a sustained decline in that customer's capital expenditure budget or competitive factors, could result in a substantial loss of revenue and could have a material adverse effect on the Company's operating performance. Further, as a result of continuing consolidations in the inland marine, offshore support vessel and offshore drilling industries, the Company may face more significant pricing and margin pressure when dealing with volume commitments from such customers. See "Business -- Principal Customers."

COMPETITIVE INDUSTRY

     The shipbuilding industry is highly competitive. In general, during the 1990s, the U.S. shipbuilding industry has been characterized by substantial excess capacity because of the significant decline in U.S. Navy shipbuilding spending and the difficulties experienced by U.S. shipbuilders in competing successfully for international commercial projects against foreign shipyards, many of which are heavily subsidized by their governments. As a result of these factors, competition by U.S. shipbuilders for domestic commercial projects has increased significantly. Such increased competition has resulted in substantial pressure on pricing and profit margins.

     Contracts for the construction and conversion of vessels are often awarded on a competitive bid basis. More than 30% of the Company's repair work is awarded on a competitive bid basis. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price is a primary factor in determining which qualified shipbuilder is awarded a job.

     The Company currently competes for a range of domestic commercial shipyard projects principally with approximately 10 to 20 U.S. shipyards. The number and identity of competitors on particular projects vary greatly, depending on the type of service performed, the type of vessel and the size of project. Additional competition, competitive bidding and downward pressures on profits and pricing margins could have a material adverse effect on the Company's business, financial condition and the results of operations. See
"Business -- Competition."

BIDDING RISKS ASSOCIATED WITH CONTRACTUAL PRICING IN THE SHIPBUILDING INDUSTRY

     Over 50% of the Company's commercial contracts are currently performed on a fixed-priced basis. The Company attempts to cover anticipated increased costs of labor and materials through an estimation of such costs, which is reflected in the original price. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of changes in job conditions and variations in labor and material costs over the term of the contract. These variations and the risks generally inherent in the shipbuilding industry may result in gross profits realized by the Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Depending on the size of the project, these variations from estimated contract performance could have a significant effect on the Company's operating results for any particular fiscal quarter or year.

     In addition, the Company's contract revenues are recognized on a percentage of completion basis. Accordingly, contract price and cost estimates are reviewed periodically as the work progresses, and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. To the extent that these adjustments result in a loss or a reduction or elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings, which could be material and have a material adverse effect on the financial condition and the results of operations. See "Business -- Contract Procedure, Structure and Pricing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

RISK OF SHIPYARD EXPANSION

     The Company has entered into an agreement with the Board of Trustees of Galveston Wharves to lease the East Pelican Island shipyard on approximately 110 acres in Galveston, Texas for a term of up to 99 years. The Company intends to improve the facility so that it would be capable of converting and repairing existing offshore drilling rigs and the construction of new offshore drilling rigs. The Company historically has not conducted any operations in this segment of the shipbuilding industry. There can be no assurance that the Company will be successful. Further, there can be no assurance that market conditions, including dayrates realized by offshore drilling contractors, will permit the Company to obtain sufficient orders for the conversion and repair of offshore drilling rigs on a profitable basis, or that the Company will realize orders of a sufficient quantity to justify the costs and expenses of improving, equipping and operating the shipyard. There can be no assurance that the shipyard capital improvements will be completed or, if completed, that the shipyard improvements will be completed on the schedule or at the total cost to complete currently estimated by the Company. See "Business -- Shipyard Properties."

OPERATING RISKS

     The Company's activities relating to the repair, conversion and construction of large steel structures, the operation of cranes and other heavy machinery and other operating hazards, can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations. The operation of the marine rails and the drydock vessels owned by the Company can give rise to large and varied liability risks, such as risks of collisions with other vessels or structures, sinkings, fires and other marine casualties, which could result in significant claims for damages against both the Company and third parties for, among other things, personal injury, death, property damage, pollution and loss of business. Litigation arising from any such occurrences may result in the Company being named as a defendant in lawsuits asserting large claims. In addition, due to their proximity to the Gulf of Mexico, the Company's facilities are subject to the possibility of electrical outages, as well as physical damage caused by heavy winds, hurricanes or flooding. See "Business -- Insurance", "-- Other Regulation" and "-- Legal Proceedings."

DEPENDENCE ON KEY MANAGEMENT

     The Company believes that its success to date is attributable to, and its future performance will depend to a significant extent upon, the efforts and abilities of Messrs. Samuel F. Eakin, Chief Executive Officer, Frank W. Eakin, President and Chief Operating Officer, David B. Ammons, Executive Vice President-Finance and Joe O'Toole, Executive Vice President-Operations. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company. See "Management."

BACKLOG

     The Company's backlog is based on management's estimate of future revenue attributable to (i) the remaining amounts to be invoiced with respect to those projects, or portions of projects, as to which a customer has authorized the Company to begin work or purchase materials and (ii) projects, or portions of projects, that have been awarded to the Company as to which the Company has not commenced work. All projects currently included in the Company's backlog are subject to change and/or termination at the option of the customer, either of which could substantially change the amount of backlog currently reported. The loss of a significant customer could have a material adverse effect on the Company's revenue. See "Business -- Principal Customers" and "-- Contract Procedure, Structure and Pricing."

IMPACT OF ENVIRONMENTAL LAWS

     The Company is subject to extensive and changing federal, state and local laws (including common law) and regulations designed to protect the environment ("Environmental Laws"). The Company from time to time is involved in administrative, enforcement and other proceedings under Environmental Laws involving its operations and facilities. Environmental Laws could impose liability for remediation costs or result in civil or criminal penalties in cases of non-compliance. Compliance with Environmental Laws increases the Company's costs of doing business. Additionally, Environmental Laws have been subject to frequent change; therefore, the Company is unable to predict the future costs or other future impact of Environmental Laws on its operations. There can be no assurance that the Company will not incur material liability related to the Company's operations and properties under Environmental Laws. See "Business -- Environmental Regulation."

LEGISLATIVE PROPOSALS TO RESCIND PROVISIONS OF JONES ACT

     Pursuant to the requirements of the Merchant Marine Act of 1920 (the "Jones Act"), all vessels transporting products between U.S. ports ("Coastwise Trade") must be constructed and repaired in U.S. shipyards, owned and crewed by U.S. citizens and registered under U.S. law. Many customers elect to have vessels constructed and repaired at U.S. shipyards, even if such vessels are eventually intended for international use, in order to maintain flexibility to use such vessels in the U.S. Coastwise Trade in the future. The Company believes that a substantial portion of its revenues will result from the sale and repair of vessels capable of being used for U.S. Coastwise Trade. In 1996, proposed legislation was introduced in Congress to substantially modify the provisions of the Jones Act mandating the use of vessels constructed in the United States for U.S. Coastwise Trade. Similar bills seeking to rescind or substantially modify the Jones Act and eliminate or adversely affect the competitive advantages it affords to U.S. shipbuilders have been introduced in Congress from time to time and are expected to be introduced in the future. Although management believes it is unlikely that the Jones Act requirements will be rescinded or materially modified in the foreseeable future, there can be no assurance that this will not occur. Many foreign shipyards are heavily subsidized by their governments and, as a result, there can be no assurance that the Company would be able to effectively compete with such shipyards if they were permitted to construct vessels for use in the U.S. coastwise trade. The repeal of the Jones Act or any amendment of the Jones Act that would eliminate or adversely affect the competitive advantages provided to U.S. shipbuilders could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Other Regulation -- Jones Act."


ABSENCE OF PUBLIC MARKET



     There is no existing public market for the Notes and the Company does not intend to list the Notes on any national securities exchange. Although the Underwriter has advised the Company that it currently intends to make a market in the Notes, the Underwriter is not obligated to do so and may discontinue such market making at any time. Accordingly, there can be no assurance that an active market will develop upon completion of this Offering or, if developed, that such market will be sustained. The initial offering price of the Notes will be determined through negotiations between the Company and the Underwriter, and may bear no relationship to the market price of the Notes after the Offering. Factors such as quarterly or cyclical variations in the Company's financial condition and results of operations, variations in interest rates, future announcements concerning the Company or its competitors, government regulation, general economic and other conditions could cause the market price of the Notes to fluctuate substantially.

                                  THE COMPANY

     First Wave Marine, Inc. is a leading provider of shipyard and related environmental services to the offshore support vessel, offshore barge and inland marine industries. The Company offers a full range of repair, conversion, new construction and related environmental services, including cleaning, degassing and wastewater treatment. Following the consummation of two pending acquisitions, the Company will significantly expand its operations and capacity particularly into the offshore drilling industry. The Company will be the largest shipyard operator in the Houston-Galveston area with five of the eight major shipyard facilities in this strategic location. First Wave believes that following the pending acquisitions, it will be the only one-stop source of all shipyard services for all segments of the offshore support vessel, offshore barge and inland marine markets in Texas.

     In December 1993, the Company's Brady Island shipyard was acquired by a holding company formed by the partners of Eakin & Company, Ltd. ("Eakin & Co.") through a lease of the facilities and equipment from Newpark Resources, Inc., an unrelated corporation ("Newpark Resources"). Eakin & Co. specializes in turnaround companies and complex transactions. In August 1996, the Company purchased the Brady Island leased assets from Newpark Resources. In August 1997, the Company acquired certain repair and new construction assets of the Greens Bayou facility from Platzer Shipyard, Inc., a subsidiary of Trinity Industries, Inc. After acquiring PMB Engineering, Inc.'s lease of the 110-acre East Pelican Island facility in Galveston, Texas with Galveston Wharves, the Company has signed an amendment to such lease providing, among other things, for a term of up to 99 years at an annual rental rate of $700,000, subject to adjustment.


     The Company was incorporated in Delaware on September 26, 1997. The Company's predecessor, a Texas corporation, merged into the Company on September 30, 1997 (the "Reincorporation"). On October 16, 1997, the Company entered into a definitive agreement with the minority shareholders of Newpark Shipbuilding and Repair, Inc. (Newpark Shipbuilding") to acquire the 17% of the outstanding shares of Newpark Shipbuilding held by them in exchange for 999,390 shares of Common Stock of the Company (the "Exchange"). The Exchange closed on December 31, 1997. As a result, the Company owns 100% of the outstanding shares of Newpark Shipbuilding.


The principal executive offices of the Company are located at 4000 South Sherwood Forest Boulevard, Suite 603, Baton Rouge, Louisiana 70816, and its telephone number at such offices is (504) 292-8800.

                                USE OF PROCEEDS


     The estimated net proceeds to be received by the Company from the Offering, after deducting underwriting discounts and commissions and other estimated expenses payable by the Company, are approximately $81.3 million.



     Approximately $15.0 million of the proceeds will be used to fund the cash portion of the purchase price for the Bludworth Acquisition. It is anticipated that in mid-1998 $4.0 million of the Offering proceeds will be used to pay the promissory note issued as the remaining portion of the purchase price for the Bludworth Acquisition. Approximately $12.1 million of the proceeds of the Offering will be used to prepay indebtedness outstanding under all of Bludworth's credit facilities, including $5.1 million relating to indebtedness of Bludworth expected to be incurred in connection with its approximately 9,000-ton drydock currently under construction. Substantially all of the remaining $7.0 million of Bludworth's indebtedness was incurred in connection with Bludworth's start up of the West Pelican Island facility. See Consolidated Financial Statements of Bludworth, including the notes thereto, contained herein.


     The Company intends to use $14.1 million of the net proceeds of the Offering to prepay indebtedness outstanding under four of its credit facilities. The borrowings under the first facility bear interest at 10.4% and 9.9% per year and mature on September 2003. The borrowings under the second facility bear interest at 8.0% and mature September 2003. The borrowings under the third facility bear interest at 9.25% and mature February 2002. The borrowings under the fourth facility bear interest at prime plus 1.0% and mature August 2000. Approximately $1.7 million of the indebtedness proposed to be prepaid with proceeds of the Offering was incurred in the last year to acquire certain assets of Greens Bayou, $12.0 million was incurred in prior years to partially finance the acquisition of the Brady Island facility and the balance was used for general corporate purposes. All of the Company's credit facilities being prepaid (excluding the Bludworth credit facilities) have been guaranteed by Samuel F. Eakin.

     Excluding the Bludworth Acquisition, the Company intends to use approximately $27.6 million of the proceeds for its anticipated capital requirements over the next 12 months, including capital expenditures to upgrade the facilities at the East Pelican Island shipyard.


     The Company intends to use approximately $8.9 million of the proceeds to purchase the Pledged Securities.



     The balance of the net proceeds of the Offering, if any, will be used by the Company for general corporate purposes, including satisfaction of working capital needs, and other purposes. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on a historical basis, (ii) pro forma after giving effect to the Exchange, and (iii) pro forma as adjusted to reflect the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, contained herein.



                                                                    SEPTEMBER 30, 1997
                                                       ---------------------------------------------
                                                                      PRO FORMA        PRO FORMA
                                                                       FOR THE        AS ADJUSTED
                                                       HISTORICAL     EXCHANGE      FOR THE OFFERING
                                                       ----------     ---------     ----------------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                           DATA)
Cash and cash equivalents............................   $ 1,079        $ 1,079          $ 30,180
                                                        =======        =======          ========
Short-term borrowings and current portion of
  long-term debt.....................................   $ 1,552        $ 1,552          $    219
Long-term debt.......................................    21,966         21,966            94,537
                                                        -------        -------          --------
          Total debt.................................    23,518         23,518            94,756
                                                        -------        -------          --------
Stockholders' equity:
  Common Stock, $0.01 par value, 21,000,000 shares
     authorized; 10,757,565 shares issued and
     outstanding and 11,756,955 shares outstanding
     pro forma for the Exchange......................        10             20                20
  Preferred stock, $0.01 par value, 2,000,000 shares
     authorized; no shares issued and outstanding....        --             --                --
  Additional paid-in capital.........................         2          3,490             3,490
  Retained earnings..................................     4,423          4,423             3,033
                                                        -------        -------          --------
          Total stockholders' equity.................     4,435          7,933             6,543
                                                        -------        -------          --------
          Total capitalization.......................   $27,953        $31,451          $101,229
                                                        =======        =======          ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The historical financial data presented in the table below for and at the end of each of the years in the three-year period ended December 31, 1996 and as of and for the nine-month period ending September 30, 1997 are derived from the Consolidated Financial Statements of the Company audited by Grant Thornton LLP, independent certified public accountants. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be achieved for the full year. The consolidated statements of operations data set forth below for the years ending December 31, 1992 and 1993 and the consolidated balance sheet data at December 31, 1992 and 1993 have been derived from unaudited accounting records of a predecessor to the Company. The historical financial data presented in the table below as of the end of the nine-month period ended September 30, 1996 are derived from the unaudited Consolidated Financial Statements of the Company. In the opinion of management of the Company, all of such unaudited Consolidated Financial Statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The data presented below should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                              -----------------------------------------------   -----------------
                                               1992      1993      1994      1995      1996      1996      1997
                                              -------   -------   -------   -------   -------   -------   -------
                                                   (IN THOUSANDS, EXCEPT RATIOS, MARGINS AND PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Repair and conversions....................  $12,560   $14,075   $11,693   $15,392   $20,997   $14,965   $19,801
  New construction..........................       --        --     1,391     3,321     2,841     1,898       881
  Environmental services....................    2,118     2,176     2,263     3,287     4,119     3,062     3,784
                                              -------   -------   -------   -------   -------   -------   -------
        Total revenue.......................   14,678    16,251    15,347    22,000    27,957    19,925    24,466
Cost of revenues............................   10,695    14,994    12,591    17,043    18,623    13,886    14,330
                                              -------   -------   -------   -------   -------   -------   -------
Gross profit................................    3,983     1,257     2,756     4,957     9,334     6,039    10,136
General and administrative expenses(a)......    3,728     3,241     2,827     3,623     5,629     4,548     3,943
                                              -------   -------   -------   -------   -------   -------   -------
Operating income (loss).....................      255    (1,984)      (71)    1,334     3,705     1,491     6,193
Interest expense, net.......................      101       359       186       247       829       380     1,280
Minority interest...........................       --        --        --        76       219        66       536
                                              -------   -------   -------   -------   -------   -------   -------
Earnings (loss) before taxes................      154    (2,343)     (257)    1,011     2,657     1,045     4,377
Income tax provision(b).....................       --        --         2       283     1,098       529     1,837
                                              -------   -------   -------   -------   -------   -------   -------
        Net earnings (loss).................  $   154   $(2,343)  $  (259)  $   728   $ 1,559   $   516   $ 2,540
                                              =======   =======   =======   =======   =======   =======   =======
Earnings (loss) per share(b)................       --        --      (.02)      .07       .15       .05       .24
Weighted average number of shares
  outstanding(b)............................       --        --    10,650    10,650    10,650    10,650    10,650
CASH FLOW AND OPERATING DATA:
Net cash provided by (used in):
  Operating activities......................    1,064    (1,284)   (2,962)       36     1,184      (498)    4,436
  Investing activities......................   (5,560)     (317)     (569)     (934)   (1,425)     (857)   (2,008)
  Financing activities......................    4,204     1,441     3,610       884       175     1,289    (1,349)
EBITDA(c)...................................      859    (1,287)      (23)    1,593     4,385     1,815     7,230
Ratio of earnings to fixed charges(d).......      1.3x     (4.1)x      .7x      2.3x      3.2x      2.3x      4.4x
Depreciation and amortization...............      604       697        48       259       680       324     1,037
Capital expenditures(e).....................   13,293       317       569       934    16,322    15,754     6,577
Labor hours worked..........................       NA        NA       340       509       582       430       463
Gross Margin................................    27.1%      7.7%     18.0%     22.5%     33.4%     30.3%     41.4%
Operating Income Margin.....................     1.7%        NM        NM      6.1%     13.3%      7.5%     25.3%
Net Income Margin...........................       NM        NM        NM      3.3%      5.6%      2.6%     10.4%
EBITDA Margin...............................     5.9%        NM        NM      7.2%     15.7%      9.1%     29.6%

                                                                    DECEMBER 31,                    SEPTEMBER 30,
                                                    ---------------------------------------------   -------------
                                                     1992      1993      1994     1995     1996         1997
                                                    -------   -------   ------   ------   -------   -------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $   974   $   814   $   79   $   66   $    --      $ 1,079
Total assets......................................   18,854    18,144    5,017    6,794    24,932       32,558
Long-term debt....................................    4,520     4,161    1,434    1,128    18,663       23,299
Stockholders' equity (deficit)....................   (4,796)   (7,139)    (258)     334     1,893        4,435

---------------

NA -- Not available

NM -- Not meaningful

(a) Included in general and administrative expenses for 1992 and 1993 are $1.3 million and $2.2 million in administrative allocations charged by the predecessor's parent company.

(b) In 1992 and 1993, the results of operations of the predecessor to the Company were included in the consolidated financial statements and tax returns of the predecessor's parent company. Therefore, earnings per share, weighted average number of shares outstanding and income tax provisions were reported by the predecessor's parent company and are not applicable.


(c) EBITDA (earnings before interest, minority interest, taxes, depreciation and amortization expense) is presented here not as a measure of operating results, but rather as a measure of the Company's operating performance. Management of the Company believes that EBITDA and operating cash flow may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is widely used by financial analysts as a measure of financial performance. Management further believes that the Company's trends in increased EBITDA enhance the Company's ability to meet capital expenditure requirements, and give the Company a more substantial working capital base. EBITDA should not be construed as an alternative to operating income (determined in accordance with GAAP) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity. EBITDA measures presented herein may not be comparable to similarly titled measures of other companies.



(d) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and that portion of rental expense deemed representative of the interest factor. Earnings were inadequate to cover fixed charges for the years ended December 31, 1993 and 1994 by $2.3 million and $0.3 million.



(e) Includes property and equipment acquired through the incurrence of debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This information should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, contained in this Prospectus. See also "Selected Consolidated Financial Data."

GENERAL

     The Company currently engages in the repair and conversion of offshore support vessels and barges, as well as the construction of new barges at two shipyards in the Houston area (Brady Island and Greens Bayou). Additionally, the Company has entered into agreements to add three new shipyards through the purchase of JBM Pasadena, West Pelican Island and the long-term lease of the East Pelican Island shipyard. The JBM Pasadena and West Pelican Island shipyards, located in Houston and Galveston, respectively, are dedicated primarily to the offshore support vessel, inland barge and inland tow boat markets. Management believes that the two Pelican Island facilities, which will move the Company into offshore drilling rig repair, conversion and new construction and expand its capacities in the offshore vessel market, offer significant location and labor advantages. The Company has assembled a proven management team with decades of experience in the offshore segment to operate the Pelican Island facilities.

     The Company's results of operations are primarily dependent upon: (i) the conditions affecting the oil and gas and petrochemical industries in the Gulf of Mexico; (ii) the Company's ability to obtain contracts; and (iii) the Company's ability to manage contracts to successful completion. The Company's primary source of revenue is derived from labor hours. The Company currently employs approximately 400 people at the Brady Island and Greens Bayou facilities. The shipyards to be acquired currently employ approximately 300 production workers.

     Since the acquisition of the Brady Island shipyard in December 1993, the Company has served the offshore support vessel and offshore and inland barge markets. Historically, the Company's services have included repair, conversion, construction and related environmental services. The Company's strategy has been to achieve a balanced diversification and provide one-stop servicing for both inland and offshore marine markets.

     With the acquisition of the JBM Pasadena shipyard, the Company will enjoy a significant market share in the highly competitive inland marine repair business in the strategically important Houston market. This concentration of assets allows for efficiencies and economies of scale which the Company believes will provide it with a competitive advantage. With the consummation of the Bludworth Acquisition, the Company's operations will be conducted at five shipyards along a 50-mile corridor around the Houston-Galveston ports. Management believes that growth generated by the offshore rig repair and construction segments will result in larger unit contracts, and will enhance revenues and earnings. When combined with the relative stability and consistent volumes of the inland marine business, management believes its approach produces higher net income, less cyclicality, and more consistent growth than is possible for companies servicing a single segment of the industry.

     Revenues derived from the repair and conversion segment of the shipyard industry generally produce higher gross profit margins than new construction. The repair and conversion market is currently experiencing growth due to several factors, including the increased utilization of aging fleets, consolidation of these fleets by well-capitalized vessel operators, and replenishment and upgrading of fleets. The Company has also developed a specialization in the conversion of offshore support vessels into longer and wider vessels in response to increased demand for offshore vessels with deepwater capabilities.

     Historically, the Company has used new construction of inland barges to stabilize the labor force highs and lows typical in the shipyard industry by shifting workers to new construction as a means of absorbing excess labor. Management views the lower-margin inland barge new construction segment as an incremental contributor to the business. New construction efforts to date at the Company have primarily been focused on the construction of customized marine equipment such as power barges, offshore deck barges with special lift capacities, and a new generation of tank barges. Management believes that it has positioned the Company to undertake major new construction projects in the offshore rig segment, while preserving the advantages of high margins and lower volatility in the repair and related environmental services business.

     The Company also provides related environmental services, including cleaning, degassing and wastewater treatment. Although this business comprises a small percentage of the Company's total revenues, it generates high margins and enhances the Company's strategy to be the only one-stop source of all shipyard services for all segments of the offshore support vessel, offshore barge and inland marine markets in Texas.

     All statements other than statements of historical fact contained in this Prospectus, including statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning results of operations, results from proposed shipyard acquisitions, future expansion plans and other matters are forward-looking statements. Forward-looking statements in this Prospectus generally are accompanied by words such as "anticipate," "believe," "estimate" or "expect" or similar statements. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include the risks described under "Risk Factors," such as the dependence on the oil and gas industry, difficulties related to managing growth in operations, dependence on significant customers, competition, the risks associated with contractual pricing, the success of proposed expansion into the offshore drilling rig segment, and labor, operating, regulatory and other risks in the shipbuilding industry and risks relating to the offshore support vessel, offshore barge and inland marine markets. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

RESULTS OF OPERATIONS

  Comparison of Nine Months Ended September 30, 1997 to Nine Months Ended September 30, 1996

     Revenues increased 22.8% to $24.5 million in the nine-month period ended September 30, 1997 compared with $19.9 million in the same period in 1996 primarily due to growth in offshore support vessel repair and conversion activity. Overall growth in repair and conversion activity, which accounted for approximately 80.9% of total revenues in the nine-month period ended September 30, 1997, rose 18.5% over the same period in 1996, based on labor hours.

     Cost of revenues rose 3.2% to $14.3 million in the nine-month period ended September 30, 1997 from $13.9 million in the same period in 1996 as a result of the overall growth in labor hours.

     Gross profits increased by 67.8% to $10.1 million in the nine-month period ended September 30, 1997 from $6.0 million in the same period in 1996 primarily due to higher billing and bid rates. This is reflected in an increase in gross profit margin for the first nine-months of 1997 to 41.4% from 30.3% for the same period in 1996.


     General and administrative expenses decreased 13.3% to $3.9 million in the nine-month period ended September 30, 1997 from $4.5 million in the same period in 1996 primarily due to a $700,000 non-recurring pre-tax fee, related to a reduction in costs resulting from consolidation of the Company's insurance plan, and management fees paid in 1996, which were offset by an increase in costs necessary to support the continued growth of the Company. General and administrative expenses as a percentage of revenues for the first nine months of 1997 represented 16.1% of total revenues, as compared to 22.8% for the same period in 1996.

     Depreciation and amortization expense increased to $1.0 million in the nine-month period ended September 30, 1997 from $324,000 in the same period in 1996 primarily due to the effect of a full nine months of depreciation in the 1997 period of the assets acquired at the Brady Island facility in August 1996.


     Interest expense rose to $1.3 million in the nine-month period ended September 30, 1997 from $380,000 in the same period in 1996 due to additional financing costs associated with the debt incurred to finance the acquisition of the Brady Island assets from Newpark Resources.

     As a result of the foregoing, income tax expense increased to $1.8 million in the nine-month period ended September 30, 1997 from $529,000 in the same period in 1996.

     Net earnings rose 392.2% to $2.5 million in the nine-month period ended September 30, 1997 from $516,000 in the same period in 1996.

  Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995

     Revenues increased 27.1% to $28.0 million in 1996 compared with $22.0 million in 1995 primarily due to increased activity in the offshore support vessel and inland tank barge markets. The growth in revenues was primarily driven by higher levels of activity in repair and conversion services which rose 23.4% and related environmental services which increased 10.7% in 1996 over 1995, respectively, based on labor hours.

     Cost of revenues rose 9.3% to $18.6 million in 1996 from $17.0 million in 1995 primarily due to increased activity.

     Gross profits increased by 88.3% to $9.3 million in 1996 from $5.0 million in 1995 primarily due to a shift in the business mix including higher levels of activity generated from repair and conversions of offshore support vessels. As a result, gross profit margin increased to 33.4% in 1996 from 22.5% in 1995.

     General and administrative expenses rose 55.4% to $5.6 million in 1996 from $3.6 million in 1995 and increased as a percentage of revenues to 20.1% from 16.5% as a result of the aforementioned $700,000 final, non-recurring fee. Also included in general and administrative expenses was an aggregate $680,000 paid in discretionary bonuses during 1996 compared with $68,000 in 1995.

     Depreciation and amortization expense increased to $680,000 in 1996 from $259,000 in 1995 due to additional depreciation associated with fixed assets purchased at the Brady Island facility in the third quarter of 1996 from Newpark Resources which had previously been under lease.

     Interest expense rose to $829,000 in 1996 from $247,000 in 1995 due to the additional financing costs associated with debt incurred to finance operations and the fixed assets purchased at the Brady Island shipyard.

     As a result of the foregoing, income tax expense increased to $1.1 million in 1996 from $283,000 in 1995. The 1995 period included the utilization of a $300,000 net operating loss carryover.

     Net earnings rose 114.1% to $1.6 million in 1996 from $728,000 in 1995 including the aforementioned final, non-recurring pre-tax fee of $700,000 ($441,000 after-tax).

  Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994
     The Company's revenues increased 43.4% to $22.0 million in 1995, compared to $15.3 million in 1994. This increase was attributable to higher levels of activity across all segments of the service mix, based on labor hours.
     Cost of revenues increased 35.4% to $17.0 million in 1995 from $12.6 million in 1994 primarily because of increased activity.
     Gross profits increased 79.9% to $5.0 million in 1995 from $2.8 million in 1994 due to higher levels of activity in repair and conversion and related environmental services, based on labor hours. Gross profit margin percentage of revenues increased to 22.5% in 1995 from 18.0% in 1994.
     General and administrative expenses rose 28.2% to $3.6 million in 1995 from $2.8 million in 1994 but declined as a percentage of revenues from 18.4% to 16.5%. The decline in general and administrative expenses as a percentage of revenues was attributable primarily to operating leverage realized from the general and administrative cost structure.
     Depreciation and amortization expense increased to $259,000 in 1995 from $48,000 in 1994 due to additional depreciation associated with capital improvements at the Brady Island shipyard during 1995.
     Interest expense rose to $247,000 in 1995 from $186,000 in 1994 due to additional financing costs associated with investment in capital improvements at the Brady Island shipyard during 1995.
     As a result of the foregoing, income tax expense increased to $283,000 in 1995 from $2,000 in 1994.
     Net earnings improved to $728,000 in 1995 from a loss of ($259,000) in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary uses of cash have been to fund acquisitions and capital expenditures and to service and repay debt.
     Net cash provided by (used in) operating activities was $1.2 million, $36,000 and ($3.0 million) in fiscal 1996, 1995 and 1994, respectively, and $4.4 million and ($498,000) in the nine months ended September 30, 1997 and 1996, respectively. The increase in the Company's cash generated from operations primarily reflect an increase in net earnings.
     Net cash used in investing activities was $1.4 million, $934,000 and $569,000 in fiscal 1996, 1995 and 1994, respectively, and $2.0 million and $857,000 in the nine months ended September 30, 1997 and 1996, respectively. During the 45-month period ended September 30, 1997, net cash used in investing activities consisted largely of capital improvements.
     Net cash provided by (used in) financing activities was $175,000, $884,000 and $3.6 million, in fiscal 1996, 1995 and 1994, respectively, and ($1.4 million) and $1.3 million in the nine months ended September 30, 1997 and 1996, respectively. Net cash provided by financing activities represented debt incurred to finance growth and expansion of the Company's operations, whereas cash used in financing activities reflected repayment of the Company's outstanding debt.
     The Company has budgeted approximately $2.3 million for planned capital projects at its current shipyard facilities for fiscal 1997, including $1.8 million and $524,000 in capital improvements for Brady Island and Greens Bayou, respectively. Upon consummation of the Bludworth Acquisition in 1998, the Company will spend $15.0 million in cash and issue a $4.0 million promissory note, which note will be repaid in mid-1998 with the net proceeds of the Offering. Excluding the Bludworth Acquisition, the Company has budgeted $27.6 million in capital expenditures for 1998, including $1.4 million, $1.8 million and $24.4 million in capital improvements for the Brady Island, Greens Bayou and East Pelican Island shipyard facilities, respectively. The Company is required pursuant to the terms of the East Pelican Island lease to make $20 million in capital improvements and equipment over the next three years, all of which the Company has budgeted for 1998. If the Company consummates the purchase of the Other Galveston Assets, it will spend $4.5 million for such purchase in 1998. At the present time the Company has only entered into a non-binding letter of intent with respect to the Other Galveston Assets, and there can be no assurance that such transaction will be consummated or consummated on the terms described herein.

     In August 1996, the Company entered into a Credit Agreement with a financial institution providing up to $12.4 million in amortizing term debt bearing an interest rate of approximately 10.4% to finance the acquisition of shipyard assets from Newpark Resources which had previously been leased. The Credit Agreement is collateralized by certain of the Company's assets and requires the Company to maintain certain financial ratios. In connection with the Company's acquisition of the Brady Island shipyard assets in August 1996, the Company borrowed $11.8 million under the Credit Agreement and issued $6.3 million in subordinated debt to Newpark Resources to fund the purchase price. The subordinated debt bears interest at 5.0% and matures 2003. In August 1997, the Company borrowed the remaining $600,000 available under the Credit Agreement to partially fund the acquisition of Greens Bayou. The Company, intends to use a portion of the net proceeds from this Offering to repay the amount outstanding under the Credit Agreement and approximately $2.2 million in other debt.


     Currently, the Company has an aggregate $4.8 million in borrowing capacity under two revolving lines of credit, one of which bears interest at prime plus 1.0%, the other at prime plus 0.5%. The Company currently has $2.2 million outstanding under these facilities. The Company, however, is negotiating to replace these facilities with a new revolving line of credit to increase its borrowing capacity.


     Management believes that with the net proceeds from this Offering, the Company will have sufficient financial resources available to meet its anticipated requirements for acquisitions, capital expenditures, working capital and debt amortization for the next 12 months.

INFLATION AND CHANGING PRICES

     The Company does not believe that general price inflation has had a significant impact on the Company's results of operations during the periods presented. To the extent that the effects of inflation are not offset by improvements in manufacturing and purchasing efficiency and labor productivity, the Company generally has been able to take such effects into account in pricing its contracts with customers. There can be no assurance, however, that inflation will not have a material effect on the Company's business in the future. For information regarding the effects of increases in labor costs on the Company's results of operations in recent periods, see "-- General" and "-- Results of Operations."

ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board ("FASB") has issued Financial Accounting Standards No. 128, Earnings per Share, which is effective for financial statements issued after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires the presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed.

     Effective December 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 requires that all entities disclose in summary form within the financial statement the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statement the number of shares issued upon conversion, exercise, or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. The Company will adopt SFAS 129 in the fourth quarter of 1997.

     The FASB has issued Financial Accounting Standards No. 130, Reporting Comprehensive Income, which is effective for financial statements issued after December 15, 1997. The new standard requires an entity to report and display comprehensive income and its components. Comprehensive income will include net income plus net unrealized gains or loss on securities.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997.

                   UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                             FINANCIAL INFORMATION

     The following unaudited pro forma consolidated combined financial information gives pro forma effect to: (i) the completion of the acquisition of Bludworth by First Wave; (ii) the completion of the Exchange; and (iii) the completion of the Offering and the application of estimated net proceeds therefrom as described in "Use of Proceeds," as if they had occurred at January 1, 1996 with respect to the unaudited pro forma consolidated combined statements of operations and as if they had occurred September 30, 1997 with respect to the unaudited pro forma consolidated combined balance sheet. This pro forma information should be read in conjunction with the respective consolidated historical financial statements (including notes thereto) of First Wave and Bludworth appearing elsewhere herein.

     The pro forma adjustments reflecting the consummation of the Bludworth Acquisition on the purchase method of accounting are based on available financial information and certain estimates and assumptions set forth in the notes to the Unaudited Pro Forma Consolidated Combined Financial Information. The assumptions include the acquisition of all of the outstanding shares of capital stock of Bludworth for $15.0 million in cash and the issuance of a $4.0 million promissory note which will be prepaid in mid-1998 with net proceeds of the Offering. See "Use of Proceeds." The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achievable with respect to the combined businesses.

     The following information is not necessarily indicative of the future financial position or operating results of the combined businesses or the financial position or operating results of the combined businesses had the Bludworth Acquisition, the Exchange and the Offering occurred on the dates discussed above. For purposes of preparing its Consolidated Financial Statements, First Wave will establish a new basis for Bludworth's assets and liabilities based upon the fair values thereof and First Wave's purchase price thereof, including the costs of the Bludworth Acquisition. The Unaudited Pro Forma Consolidated Combined Financial Information reflects First Wave's best estimates; however, the actual financial position and results of operations may differ from the pro forma amounts reflected herein because of various factors, including, without limitation, access to additional information, changes in value and changes in operating results between the date of preparation of the Unaudited Pro Forma Consolidated Combined Financial Information and the date on which the Bludworth Acquisition closed.

     The pro forma adjustments reflecting the consummation of the Exchange are based upon available financial information and estimates and assumptions concerning the valuation of the Exchange. Upon completion of the Exchange, the Company will record the purchase accounting allocation of the value of the Company's shares exchanged to the assets acquired represented by the minority shares of Newpark Shipbuilding. The Company will undertake a study to determine the fair values of the exchanged shares and the net assets of Newpark Shipbuilding for such purposes. A final determination of these values has not been made. Therefore, the purchase accounting adjustments made for the purposes of the Unaudited Pro Forma Consolidated Combined Financial Information reflects First Wave's best estimates. The actual determination may result in differences from those estimates.

                            FIRST WAVE MARINE, INC.

                 PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 JOHN
                                               FIRST WAVE     BLUDWORTH      PRO FORMA     PRO FORMA
                                              MARINE, INC.   MARINE, INC.   ADJUSTMENTS    COMBINED
                                              ------------   ------------   -----------    ---------
                   ASSETS
Cash and cash equivalents...................    $ 1,079        $   316        $ 81,300(a)  $ 30,180
                                                                               (19,000)(b)
                                                                               (24,590)(c)
                                                                                (8,925)(k)
Securities..................................                                     8,925(k)     8,925
Accounts receivable.........................      7,228          5,838                       13,066
Inventories.................................        652            101                          753
Other.......................................        323            829                        1,152
                                                -------        -------        --------     --------
     Total current assets...................      9,282          7,084          37,710       54,076
Property and equipment, net.................     22,372         10,524          12,611(b)    45,507
Organization and loan costs, net............        704                          3,700(a)
                                                                                  (490)(c)    3,914
Deposits....................................        200            146               0          346
Intangible assets...........................         --             --           2,570(d)
                                                                                 6,316(b)     8,886
                                                -------        -------        --------     --------
     Total assets...........................    $32,558        $17,754        $ 62,417     $112,729
                                                =======        =======        ========     ========
              LIABILITIES AND
            STOCKHOLDERS' EQUITY
Notes payable...............................    $   219        $   945        $   (945)(c) $    219
Current portion of long-term obligations....      1,333            624          (1,957)(c)       --
Trade accounts payable......................        812          1,033                        1,845
Accrued liabilities.........................      1,861          1,606                        3,467
                                                -------        -------        --------     --------
     Total current liabilities..............      4,225          4,208          (2,902)       5,531
Long-term obligations, net of current
  portion...................................     15,082          8,359         (20,232)(c)    3,209
Senior Notes................................                                    85,000(a)    85,000
Subordinated debt...........................      6,884             --            (556)(c)    6,328
Deferred income taxes.......................        563            448           4,666(b)     5,677
Other liabilities...........................        441             --                          441
Minority interest in subsidiary.............        928             --            (928)(d)       --
                                                -------        -------        --------     --------
     Total liabilities......................     28,123         13,015          65,048      106,186
                                                -------        -------        --------     --------
STOCKHOLDERS' EQUITY
  Common stock and additional paid-in
     capital................................         12              1           3,498(d)     3,510
                                                                                    (1)(b)
  Retained earnings.........................      4,423          4,738          (4,738)(b)    3,033
                                                                                    --
                                                                                (1,390)(c)
                                                -------        -------        --------     --------
                                                  4,435          4,739          (2,631)       6,543
                                                -------        -------        --------     --------
     Total liabilities and stockholders'
       equity...............................    $32,558        $17,754        $ 62,417     $112,729
                                                =======        =======        ========     ========


 See accompanying notes to unaudited pro forma consolidated combined financial statements.

                            FIRST WAVE MARINE, INC.

             PRO FORMA CONSOLIDATED COMBINED STATEMENT OF EARNINGS
                   NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  JOHN
                                                FIRST WAVE     BLUDWORTH      PRO FORMA    PRO FORMA
                                               MARINE, INC.   MARINE, INC.   ADJUSTMENTS   COMBINED
                                               ------------   ------------   -----------   ---------
REVENUES.....................................    $24,466        $21,713        $     0      $46,179
COST OF REVENUES.............................     14,330         16,160            834(e)    31,324
                                                 -------        -------        -------      -------
          Gross margin.......................     10,136          5,553           (834)      14,855
GENERAL AND ADMINISTRATIVE EXPENSES..........      3,943          2,002            232(f)     6,177
                                                 -------        -------        -------      -------
          Earnings from operations...........      6,193          3,551         (1,066)       8,678
OTHER INCOME (EXPENSE)
  Other income...............................         --              7          367(k)         374
  Interest expense...........................     (1,280)          (606)         1,599(g)    (7,258)
                                                                                (6,971)(j)
  Minority interest..........................       (536)            --            536(d)        --
                                                 -------        -------        -------      -------
                                                  (1,816)          (599)        (4,469)      (6,884)
                                                 -------        -------        -------      -------
          Earnings before income taxes.......      4,377          2,952         (5,535)       1,794
INCOME TAXES.................................      1,837          1,082         (2,484)(h)      435
                                                 -------        -------        -------      -------
          NET EARNINGS.......................    $ 2,540        $ 1,870        $(3,051)     $ 1,359
                                                 =======        =======        =======      =======
Earnings per share:
  Net earnings per share.....................    $  0.24                                    $  0.12
  Weighted average shares outstanding........     10,650                                     11,649


 See accompanying notes to unaudited pro forma consolidated combined financial statements.

                            FIRST WAVE MARINE, INC.

             PRO FORMA CONSOLIDATED COMBINED STATEMENT OF EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             YEAR ENDED
                                              YEAR ENDED     MARCH 31,
                                             DECEMBER 31,       1997
                                                 1996        ----------
                                             ------------       JOHN
                                              FIRST WAVE     BLUDWORTH      PRO FORMA    PRO FORMA
                                             MARINE, INC.   MARINE, INC.   ADJUSTMENTS   COMBINED
                                             ------------   ------------   -----------   ---------
REVENUES...................................    $27,957        $16,993        $     0      $44,950
COST OF REVENUES...........................     18,623         12,987          1,111(e)    32,721
                                               -------        -------        -------      -------
          Gross margin.....................      9,334          4,006         (1,111)      12,229
GENERAL AND ADMINISTRATIVE
  EXPENSES.................................      5,629          1,526            309(f)     7,464
                                               -------        -------        -------      -------
          Earnings from operations.........      3,705          2,480         (1,420)       4,765
OTHER INCOME (EXPENSE)
  Other income.............................         --            148            489(k)       637
  Interest expense.........................       (829)          (443)           918(g)    (9,649)
                                                                              (9,295)(j)
  Minority interest........................       (219)            --            219(d)        --
                                               -------        -------        -------      -------
                                                (1,048)          (295)        (7,669)      (9,012)
                                               -------        -------        -------      -------
          Earnings before income taxes.....      2,657          2,185         (9,089)      (4,247)
INCOME TAXES...............................      1,098            909         (3,760)(h)   (1,753)
                                               -------        -------        -------      -------
          NET EARNINGS.....................    $ 1,559        $ 1,276        $(5,329)     $(2,494)
                                               =======        =======        =======      =======
Earnings per share:
  Net earnings per share...................    $  0.15                                    $ (0.21)
  Weighted average shares outstanding......     10,650                                     11,649


 See accompanying notes to unaudited pro forma consolidated combined financial statements.

                            FIRST WAVE MARINE, INC.

         NOTES TO PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)



(a) To record the net proceeds of the Offering after deducting underwriting discounts and commissions and estimated expenses of the offering which are recorded as debt issuance costs.


(b) To record the acquisition of Bludworth, the allocation of the purchase premium to property and equipment, deferred tax liability, non-compete agreement and goodwill.

(c) To record the retirement of debt with the proceeds of the Offering, including prepayment penalties of $900 and the write-off of loan costs of $490.


(d) To record the acquisition by First Wave of the minority interest in Newpark Shipbuilding through an exchange of 999,390 shares valued at $3.50 per share. These shares of Common Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly are not tradeable except in transactions exempt from the registration requirements of the Securities Act. Additionally, the holders of such shares have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of such shares without the prior consent of the Company; provided that such contractual restrictions lapse as to an aggregate of 27% of such shares on the first anniversary of the closing of the Exchange and an additional 20% on the second, third and fourth anniversaries, with any remaining restrictions expiring as to all such shares on the fifth anniversary.


(e) To record additional depreciation related to the increase in value of property and equipment recorded in the Bludworth Acquisition.

(f) To record amortization based on 40-year lives of goodwill acquired in the Bludworth Acquisition and the acquisition of minority interest in Newpark, and to record amortization based on a five-year life of $500 allocated to a non-compete agreement related to the Bludworth Acquisition.

(g) To record the decrease in interest expense related to the reduction of long-term debt with the proceeds of the Offering.


(h)  To record the income taxes based on the application of SFAS 109.



(i) Pro forma combined weighted average shares outstanding includes 999,390 shares issued in the Exchange.



(j) To record interest expense at 10.5% and amortization of debt issuance costs of the Offering.



(k) To record the purchase of the Pledged Securities, as required by the Indenture, assuming non-liquidation of the Pledged Securities, and to record the related interest income at an assumed rate of 5.5%.

                                    BUSINESS

THE COMPANY

     First Wave is a leading provider of shipyard and related environmental services to the offshore support vessel, offshore barge and inland marine industries. The Company offers a full range of repair, conversion, new construction and related environmental services, including cleaning, degassing and wastewater treatment. Following the consummation of two pending acquisitions, the Company will significantly expand its operations and capacity, particularly into the offshore drilling industry. The Company will be the largest shipyard operator in the Houston-Galveston area with five of the eight major shipyard facilities in this strategic location. First Wave believes that following the pending acquisitions, it will be the only one-stop source of all shipyard services for all segments of the offshore support vessel, offshore barge and inland marine markets in Texas.

     Since it acquired its first facility in January 1994, First Wave has significantly improved revenues and profitability. The Company's success has been the product of a focused strategy to build a high quality, dedicated workforce, provide a high level of customer service and optimize the mix of its services to maximize capacity utilization.

     The Company believes that as a result of its strategy and planned expansion, it is well positioned to meet the growing demand for its services. First Wave is experiencing strong demand growth for all of its services primarily as a result of: (i) higher repair activity due to the aging offshore support vessel and barge fleets; (ii) greater customer requirements for repair and related environmental services due to increased utilization and consolidation of the offshore support vessel and barge fleets; (iii) increasing customer demand to convert and upgrade vessels in response to changing market conditions; and (iv) increased levels of new vessel construction. To meet this demand, First Wave plans to utilize capacity available at its newly acquired facilities, as well as expand into new markets, in particular the offshore drilling industry. The Company believes that this will enable it to perform a greater number of projects and increase its revenues, while leveraging the economies of scale available to a geographically concentrated multi-shipyard operator.

BACKGROUND

     The Company's Brady Island facility was acquired through a lease of the facilities and equipment from Newpark Resources, an unrelated corporation. In August 1996, the Company purchased the Brady Island leased assets from Newpark Resources. The Brady Island shipyard provides conversions and repairs for the offshore support vessel industry, as well as repair, new construction and related environmental services for the offshore and inland barge markets. In 1996, the Brady Island shipyard added a service line to its environmental services division, by providing non-hazardous wastewater treatment on a fee basis. The Company is currently constructing a 2 million gallon wastewater tank to expand its environmental services division.

     In August 1997, the Company acquired certain repair and new construction assets of Platzer Shipyard, Inc. (the Greens Bayou facility), a subsidiary of Trinity Industries, Inc. This facility is specifically designed to service the barge industry with seven haul-up facilities, including a major six position rail transfer system. The Company believes it can efficiently operate this Houston area shipyard by consolidating overhead with its nearby Brady Island shipyard. These two shipyards will share accounting, training, sales, estimating, risk management and general administrative functions. The potential interchangeability of the labor force with the Brady Island facility, as well as the ability of the Greens Bayou barge customers to use Brady Island's environmental services, should also result in economic benefits for the Company.

     After acquiring PMB Engineering Inc.'s lease of the 110-acre East Pelican Island facility in Galveston, Texas the Company signed an amendment to such lease with Galveston Wharves, providing for, among other things, a term of 15 years with 28 three-year options (for up to 99 years) at an annual rate of $700,000, subject to adjustment. Pursuant to the terms of the amended lease, the Company has committed to make $20 million in capital improvements and equipment at the East

Pelican Island shipyard over the next three years, all of which have been budgeted for 1998. Upon completion of the planned capital improvements to the East Pelican Island shipyard, First Wave will be able to expand its business lines into providing shipyard services for offshore drilling rigs, larger offshore support vessels and oil and gas related ship conversions.

     The Bludworth Acquisition. On October 15, 1997, the Company entered into a purchase agreement to acquire all of the outstanding capital stock of Bludworth. The purchase price consists of $15 million in cash and the issuance of a $4.0 million promissory note.

     Bludworth is an established regional shipbuilder focusing on offshore support vessel repair, as well as inland barge repair and inland boat construction and repair. The Bludworth Acquisition expands the Company's Houston-Galveston base of operations in a cost efficient manner, adding significant new drydock capacity within its area of operation and diversifying its current mix of services to include expanded capabilities in the offshore and the inland boat segment of the marine industry. The Bludworth Acquisition provides the Company with two additional shipyards: (i) the JBM Pasadena facility in Pasadena, Texas, which is near the Company's other Houston shipyards and (ii) the West Pelican Island facility which is adjacent to the East Pelican Island facility in Galveston, Texas. It is anticipated that the Bludworth Acquisition will close shortly after consummation of the Offering.

     See "-- Services" and "-- Shipyard Properties" for additional information about the Company's shipyards and its repair, conversion, new construction and environmental services.

INDUSTRY OVERVIEW

     The Company's current repair and conversion activities for the offshore support vessel market as well as its planned strategy to provide shipyard services for the offshore drilling rig market are primarily dependent upon the demand for offshore drilling and related services in the Gulf of Mexico. In addition, the Company's business is impacted by fundamentals and trends specific to the offshore support vessel and offshore and inland tank barge markets. The industry fundamentals and trends influencing these markets are summarized below.

Offshore Drilling Industry

     The Company believes that the current supply of offshore drilling rigs is inadequate to satisfy increasing demand. The level of worldwide offshore drilling activity has increased substantially over the last two years, resulting in current worldwide and Gulf of Mexico offshore drilling rig utilization of 95% and 97%, respectively, in September 1997. Dayrates worldwide for jackups capable of drilling in water depths of over 300 feet have increased from an average of $38,000 in October 1995 to an average of $75,600 in October 1997. Similarly, dayrates worldwide for third and fourth generation semisubmersibles have increased from an average of $101,000 in October 1995 to an average of $162,500 in October 1997. In addition, oil and gas operators have recently begun to enter into multi-year contracts with drilling contractors for offshore drilling rigs due to the tightness of supply for available units in order to guarantee timely access to drilling equipment.

     In particular, the demand for deep water (deeper than 1,000 feet) drilling services worldwide and in the Gulf of Mexico has increased substantially in recent years as a result of reserve discoveries and technological advances which have made development and production of reserves in deep water economically viable. Deep water drilling requires larger and more technically advanced drilling rigs. However, because of the limited number of offshore drilling rigs with deep water capabilities, a number of offshore drilling contractors have entered into long-term agreements to upgrade or convert existing or build new offshore drilling rigs to meet the deep water drilling demand.

     The Company believes that these positive trends will continue because of:
(i) the increasing percentage of worldwide oil supply being produced from offshore areas, (ii) the large increases in cash flow experienced by many oil and gas companies, (iii) the increases in capital expenditure budgets for offshore drilling activity by oil and gas companies, (iv) technological advancements relating to exploration, development and production techniques, including three-dimensional seismic, directional drilling and subsea completions, that have increased drilling success rates and improved efficiencies of development and production activities and (v) the increased focus on deep water exploration and production projects, particularly in the Gulf of Mexico, as evidenced by significant increases in the number of deep water blocks under lease and the prices paid for deep water leases during each of the last five years and the record $1.4 billion committed in the two offshore lease sales in 1997.

     The Company believes that the offshore drilling industry fundamentals will remain strong for some time. Also, the majority of the offshore drilling rigs operating in the Gulf of Mexico are ten years old or older and these rigs are operating at almost full capacity. The Company believes that these rigs will require repairs and that offshore drilling contractors will continue to evaluate their existing fleets, and will undertake conversion and new construction projects to meet demand for deep water rigs. The Company believes that the proximity and capacity of its East Pelican Island facility will enable it to execute its planned expansion strategy to perform offshore drilling rig repair, conversion and new construction services.

Offshore Support Vessels

     The primary role of offshore support vessels is to deliver the necessary equipment, personnel and supplies to offshore drilling rigs and production facilities. However, the number of such vessels in service in the Gulf of Mexico decreased from a peak of approximately 700 in 1985 to approximately 317 in October 1997 while the ratio of active support vessels to active offshore drilling rigs has decreased from approximately 4:1 to roughly 2:1 over the same period. As a result of the increase in offshore drilling and the reduced supply of active vessels, dayrates have increased substantially over the last five years. At the same time, a few offshore support vessel operators have significantly consolidated this market. Currently, the top five offshore support vessel operators now control approximately 80% of the Gulf of Mexico fleet.

     Although construction of new offshore support vessels has commenced, a majority of the support vessels currently in service in the Gulf of Mexico are 16 or more years old and a majority of the remainder are between 11 and 16 years old. As these vessels age, maintenance, repair and vessel certification costs increase significantly and eventually require replacement. New offshore support vessels incorporating advances in engineering, technology and outfitting are expected to cost between $6 million and $15 million each depending on the vessel's size and capabilities. Offshore support vessels constructed to serve deep water drilling operations will be larger and more powerful and will generally require an investment in the upper end of this range.

     The Company believes that given the current industry conditions and improved dayrates, the opportunity cost of having an idle offshore support vessel generally outweighs the expense associated with the rapid completion of vessel repairs. Given the improved financial condition of the reduced number of fleet operators, the Company believes that these operators will make additional repairs, modifications and conversions at federally mandated inspection dates which require vessels to be drydocked. Additionally, because of the estimated 18 months to two-year lead-time required to construct new offshore support vessels capable of serving the deep water, the Company believes that fleet operators will continue to convert and "stretch" existing support vessels for deep water service. Because of its extensive experience in the repair and conversion of offshore support vessels and its ability to expand its production at its existing shipyards and shipyards that it is acquiring, the Company believes it is well positioned to take advantage of the current upturn in the offshore support vessel business.

Tank Barges

     The Company focuses its repair, new construction and related environmental services on the tank barge market which predominantly transports petrochemicals through the inland waterways and offshore. Domestic production of petrochemicals has continued to increase annually, attributable to growth in the economy, continued growth of the United States population and the continued substitution of plastics and synthetics in a wide variety of products. Texas and Louisiana currently account for approximately 80% of the total United States production of petrochemicals.

     The Company believes that the total number of tank barges that operate in the inland waters of the United States has declined from an estimate of approximately 4,200 in 1981 to approximately 2,800 in 1996. The Company believes this decrease primarily resulted from: (i) increasing age of the domestic tank barge fleet resulting in scrapping; (ii) rates inadequate to justify new construction; (iii) a reduction in financial and tax incentives which previously encouraged speculative construction of new equipment; (iv) more stringent operating standards to adequately cope with safety and environmental risks; and
(v) an increase in environmental regulations that mandate expensive equipment modification which some owners are unwilling or unable to undertake given current rate levels and the age of their fleet.

     Although well-maintained tank barges can be efficiently operated for more than 30 years, the cost of hull work for required annual U.S. Coast Guard certifications, as well as general safety and environmental concerns, force operators to periodically reassess their ability to recover maintenance costs. The tax and financing incentives which were previously available to operators and investors to construct tank barges led to growth in the supply of domestic tank barges to a peak of approximately 4,200 in 1981 have been largely eliminated. The supply of tank barges resulting from the earlier programs has slowly aligned with demand for tank barge services, primarily through attrition, as discussed above. The average age of the nation's tank barge fleet is approximately 20 years, only 17% of which were built in the last 10 years. Single skin barges, which comprise approximately 20% of the nation's tank barge fleet, are being driven from the national fleet by market forces, environmental concerns and rising maintenance costs.

     In addition to the reduction in the aggregate tank barge fleet, the existing active fleet of tank barges has been consolidated by a few large operators. Over the last two years, given the strength of the United States economy, these operators have experienced improved utilization of their fleets and increased profitability. With their improved financial condition, dominant market positions and heightened concern for potential environment liabilities, tank barge fleet operators demand better service and higher quality from the shipyards that provide repair, new construction and other services. The Company believes that it has the personnel, management systems and infrastructure to meet the demands of these tank barge fleet operators.

BUSINESS STRATEGY

     The Company's strategy is to leverage its reputation as an efficient, reliable, customer driven shipyard operator in order to provide a diversified range of shipyard services to the offshore support vessel, offshore drilling, offshore barge and inland marine industries. The Company intends to utilize its proven strengths in order to expand into the Gulf of Mexico offshore drilling market. Key elements of this strategy are:

          - Maintaining a High Quality Dedicated Workforce. The Company invests in its employees through training, superior benefits and the fostering of a close-knit, supportive culture. As a result, the Company has not experienced the significant labor shortages and attrition suffered by many Gulf Coast shipyards and has consistently posted an award-winning safety record. Management believes the Company has been able to maintain stable manpower levels and has flattened the labor force highs and lows typical in the shipyard industry through a superb relationship with its labor force, sophisticated forecasting of labor needs, the implementation of its strategic alliances and optimization of its mix of new construction and repair services.

          - Development of Strategic Alliances with Key Customers. The Company has developed a "contract rate" system which it uses to form strategic alliances with its key customers. The contract rate system enables the Company to baseload its facilities with pre-booked work, improve planning and execution of jobs through a cooperative process with the customer and more effectively project its revenues and labor needs for the year. In return, the alliance partner receives volume based pricing, assures itself of needed drydock capacity, gains the ability to accurately budget its work, benefits from improved turnaround on jobs and receives other services on a preferred basis.

          - Continuous Optimization of the Mix of Shipyard Services. The Company generally negotiates flexible delivery dates for new construction which produces cost savings to the customer and greatly contributes to the efficiency of its shipyards. During periods when demand for repair services is lower, the Company shifts workers to new construction as a means of absorbing excess labor. By continuously optimizing its mix of activities, the Company ensures that its quality work force remains intact and motivated, and costs associated with attrition are reduced. As a result of this strategy, the Company believes that it can maximize its margins by allocating labor to higher margin repair work or can absorb excess labor by shifting it to new construction.

          - One-Stop Source for Shipyard Services. In addition to its core shipyard repair and construction services, the Company offers a range of related environmental services at its facilities, including tank cleaning, degassing and wastewater treatment. Following the pending acquisitions, complementary services such as these will enable the Company to become the only one-stop source of all shipyard services for all segments of the offshore support vessel, offshore barge and inland marine markets in Texas.

          - Focus on Core Geographic Areas: Houston and Galveston. The Houston-Galveston area is a very strategic location for its shipyards, since three of the largest U.S. fleets of inland tank barges are based in the Houston Ship Channel area. Additionally, the growing offshore support vessel and barge fleets in the Gulf of Mexico can be efficiently served from the Company's Houston and Galveston locations. Management believes the expansion of the East Pelican Island and West Pelican Island facilities in Galveston to service the offshore drilling industry, is especially strategic since Galveston is in close proximity to offshore Gulf of Mexico drilling activity, thereby minimizing rig transit costs and downtime time.

          - Leveraging Economies of Scale. With all of its shipyards within a 50-mile corridor, management can more effectively operate the facilities and consolidate overhead. Additionally, the proximity of the shipyards allows for centralizing many administrative functions. Management also believes the uniformity of state regulations and the volume leverage gained from using single suppliers among all its facilities, as well as the potential interchangeability of the labor force, provides economic benefits for the Company.

          - Expansion into the Offshore Gulf of Mexico Market. Upon consummation of the Bludworth Acquisition and the completion of the improvements to the East Pelican Island shipyard, the Company will have two adjacent shipyard facilities in Galveston, Texas, which will enable it to take advantage of the rising demand for shipyard services to the oil and gas industry in the Gulf of Mexico. Management has planned its expansion to diversify the Company's business lines into services for offshore drilling rigs, larger offshore support vessels and oil and gas related ship conversions.

SERVICES

     The Company performs five primary types of services, three of which are conventional shipyard fabrication services and two of which are related environmental services, each described as follows:

  Shipyard Services -- Repair.

     Approximately 75% of the Company's revenues are attributable to repair, conversion and maintenance services for offshore support vessels, ocean-going offshore barges and inland barges. The Company's shipyard repairs involve tasks as simple as plugging a hole in a barge to more complex services such as re-skinning an entire barge with new bottom plate, side shell, knuckle and topside, then sandblasting and painting it. These repair services generally range in price from $1,000 to $1.0 million. The U.S. Maritime Administration ("MARAD") has estimated that by the year 2000, approximately 25% of the current domestic tank barge fleet between 10,000 and 30,000 tons will be more than 25 years old and more than 8% will be at least 30 years old. The vessels in this aging domestic coastwise fleet are in continual need of repairs as they reach the end of their useful life. Further, U.S. Coast Guard regulations require that double-skinned inland barges be drydocked for bottom gauging to detect thickness and structural fatigue every 10 years. All other inland barges require an inspection of both the internal structures and drydocking once every five years. Normally at this time the customer will request removal and replacement of pitted and deteriorated steel as well as sandblasting, coating and painting services. Offshore support vessels and offshore barges are subject to U.S. Coast Guard inspections twice in a five year period. During the course of these mandated inspections, in addition to routine scheduled maintenance, the Company's customers often discover the need for additional repairs. Management believes that the Bludworth Acquisition will further its business strategy of diversifying its capabilities and provide additional expertise and facilities to repair offshore support vessels, barges and inland marine boats.

  Shipyard Services -- Conversions.

     With the oil and gas industry's increasing interest in deepwater regions, there has been a growing demand for the larger class of offshore support vessels. In response to the increased demand, owners of offshore support vessel fleets are converting existing vessels in their fleet into vessels capable of serving deepwater regions. This trend has resulted in an increase in conversion projects for the Company which consists of lengthening offshore support vessels (generally from 185(#) to 225(#)) and installing liquid mud tanks, dynamic positioning and other specialized features. The Company has also widened offshore support vessels to significantly increase their deck and cargo capacity. The Company's conversion jobs have ranged in price from approximately $2.0 million to $4.0 million. Upon completion of the improvements to the Company's East Pelican Island shipyard, the Company also intends to perform repairs and conversions for offshore drilling rigs. For example, this work can involve the conversion of a slot jack-up rig to a cantilevered jack-up rig, strengthening and extending the rig legs, reinforcing the spud cans on the existing legs and modifying older designs to incorporate newer technology. The Company expects an average conversion for an offshore drilling rig to range in price from $1.0 million to $20.0 million.

  Shipyard Services -- New Construction.

     Approximately 15% of the Company's current revenues are attributable to new barge construction. The Company builds three to four new barges per year at its Brady Island facility. Historically, the Company's new construction activities have been for: (i) ocean-going deck barges with special lift capacities; (ii) inland deck and tank barges; and (iii) specialized barges such as power generation barges. The Company's price for construction of a new barge generally ranges from $500,000 to $2.5 million. New construction is performed under fixed-price contracts and averages three to four months per barge. The acquisition of the Greens Bayou shipyard in August 1997 provides the Company the shipyard capacity to build between seven to ten barges per year depending on the type of barge.

     Historically, the Company has not been in the new construction sector for offshore support vessels and inland towboats. Management believes the Bludworth Acquisition adds the expertise, experience and capacity necessary to provide the Company the ability to compete for new construction of inland towboats and offshore support vessels.

  Environmental Services -- Degassing/Cleaning Operations.

     These services are provided at the Company's Brady Island facility. In order for a barge to change the type of cargo it holds, the barge generally requires cleaning. The Company provides cleaning services for change of cargo as well as in preparation for repairs and maintenance at the shipyard. The cleaning process begins with vapor recovery of gasses, if necessary. The barge is then cleansed with water using special industrial cleaning equipment. The water is vacuumed into the Company's wastewater treatment facility for proper treatment and disposal. If the barge requires "hot work" (cutting or welding) while in the shipyard, safety regulations require that it be "gas free" (non-explosive) as certified by a marine chemist. The Company employs its own certified marine chemist as well as a marine chemist trainee. In 1996, the Company provided environmental services for over 800 barges.

  Environmental Services -- Wastewater Treatment Services.

     The Company provides non-hazardous wastewater treatment services on a fee basis. The Company's new 2 million gallon tank, which should be completed in January 1998, will allow the Company to increase, under its existing permit, its current handling of approximately 300,000 gallons of wastewater per month to 1 million gallons per month. With minimal additional improvements to the facility at Brady Island, the Company should be able to handle up to 2 million gallons of third party non-hazardous wastewater per month under its existing permit. The non-hazardous wastewater streams include tank truck wash water, industrial process "oily" water, storm water, rail car, barge, or sea container wash water, spill remediation water, landfill leachate and others. In an average job, a tank truck arriving at the facility pumps out approximately 5,000 gallons of wastewater into the Company's tanks after being tested. The non-hazardous wastewater is then treated at the Company's bio-treatment plant and discharged.

SHIPYARD PROPERTIES

     Upon the consummation of the Bludworth Acquisition, the Company will operate the following five shipyard facilities.

  Brady Island.

     The Brady Island shipyard was originally acquired in December 1993 and is located on the Houston Ship Channel on approximately 23 acres. The shipyard has the capability to handle the repair, construction and related environmental services for both offshore and inland barges. It provides repair and conversion services for offshore support vessels and offers repair, conversion and construction services for offshore and inland barges. In addition to the traditional shipyard assets described below, the Brady Island facility has a high capacity bio-treatment plant, state-of-the-art vapor control equipment and a 2 million gallon wastewater storage tank currently under construction. The shipyard has six haul-up facilities which includes three dry docks, two marine rails and one transfer system from drydock to rail. The facility's equipment consists of three crawler cranes, two tower cranes and two 20-ton overhead cranes. The shipyard employed more than 320 production employees at September 30, 1997.

  Greens Bayou.

     The Greens Bayou shipyard was acquired on August 11, 1997. The shipyard is located near Houston, Texas on approximately 20 acres, near the Houston Ship Channel and Brady Island. The shipyard performs repair, conversion and new construction services for barges. It has seven haul-up facilities including a major six position rail transfer system and one marine rail. The equipment at this facility includes two crawler cranes, two tower cranes, two cherry pickers and multiple jib cranes. Maximum lift capacity is 1,200 tons. Currently in the start-up phase, Greens Bayou employed approximately 20 production workers at September 30, 1997. Management believes that up to an additional 100 employees will be added in 1998. The Company plans to make certain capital improvements to the Greens Bayou facility including the construction of an all-weather, 24-hour paint and sandblast facility. The covered facility will meet all required environmental regulations. The Company believes the addition of the facility will significantly improve the turnaround time to its customers for painting and sandblasting projects.

  East Pelican Island.

     The Company recently acquired this shipyard through an assignment of the PMB Engineering, Inc. lease with Galveston Wharves. Galveston Wharves has amended the PMB Engineering, Inc. lease, extending the possible eight years remaining on such term of the lease to a lease with a potential 99-year term, among other things. The shipyard is located in Galveston, Texas on approximately 110 acres. The equipment at this facility includes one 10-ton crane, one 15-ton crane, one 20-ton crane and one 30-ton crane. There are no current employees at the East Pelican Island facility. Management has a three phase program for the capital improvements to this shipyard. In Phase I, the Company plans to improve the facilities and make modifications to provide repair and conversion capacity for offshore drilling rigs, offshore support vessels, offshore barges and ships. Fabrication capacity will also be enhanced for support of repair operations and for production of offshore drilling rig components such as blisters and sponsons. Phase II will add drydocks for repair of vessels up to 20,000 tons and Phase III will encompass various yard improvements for the construction of new offshore drilling rigs. Management believes that by the third quarter of 1998, East Pelican Island will commence providing conversion and repair services to the offshore drilling industry. The shipyard can serve most classes of offshore drilling rigs, offshore support vessels, offshore barges and large ships.

  JBM Pasadena.

     The JBM Pasadena facility will be acquired as part of the Bludworth Acquisition. It is located in Pasadena, Texas on approximately 63 acres. It currently has five drydocks, extensive topside bulkhead footage and is a builder of inland tow boats. The shipyard performs repair services for offshore support vessels, offshore barges and inland barges. At September 30, 1997, the shipyard employed over 200 production employees.

  West Pelican Island.

     This shipyard will also be acquired in connection with the Bludworth Acquisition. It is located at Pelican Island in Galveston, Texas on approximately 23 acres. The newly renovated fabrication facility has over two acres under roof, which will enable the Company to provide all-weather, 24-hour service. The Company intends to use the shipyard primarily for conversion, repair and new construction of offshore support vessels. An approximately 9,000-ton dry dock is expected to be completed in the first half of 1998. Additionally, the facility has two 200-ton cranes. At September 30, 1997, the shipyard employed approximately 100 production workers. The Company expects to expand the labor force at this facility in the future.

PRINCIPAL CUSTOMERS

     Following the consolidation of the inland barge industry, a large portion of the Company's revenue has been generated by a relatively small number of customers, although not necessarily the same customers from year to year. For 1996, the Company derived more than 10% of its revenue from each of SEACOR Smit Inc. (22%) and Kirby Corporation (15%), and more than 50% from its five largest customers. Based on its current backlog of projects, the Company expects that it will derive more than 10% of its revenues in 1997 from each of SEACOR Smit Inc. and Kirby Corporation. Because the level of services that the Company may provide to any particular customer depends on that customer's needs for repairs in a particular year, customers that account for a significant portion of revenue in one fiscal year may represent an immaterial portion of revenue in subsequent years. However, the loss of a significant customer for any reason, including a sustained decline in that customer's capital expenditure budget or competitive factors, could result in a substantial loss of revenue and could have a material adverse effect on the Company's operating performance.

CONTRACT PROCEDURE, STRUCTURE AND PRICING

     In performing its repair and conversion services, the Company seeks to achieve a balance between fixed-price projects and time and materials work in order to optimize the risk and reward of its project portfolio. More than 50% of the Company's commercial projects are currently performed on a fixed-priced basis. The Company attempts to cover anticipated increased costs of labor and material through an estimation of such costs, which is reflected in the original price. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price arrangement will often vary from the estimated amounts because of changes in job conditions and variations in labor and material costs over the term of the project. These variations and the risks generally inherent in the shipbuilding and repair industry may result in gross profits realized by the Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Revenues from repair and conversion services performed under time and material and fixed-price arrangements are recognized as the services are provided. Adjustments to such revenues and costs recognized on fixed-price arrangements are made in the period in which the adjustments are determined. Depending on the size of the project, variations from estimated fixed-price arrangements could have a significant effect on the Company's operating results for any particular fiscal quarter or year.

     The Company has developed a "contract rate" system it has used to form strategic alliances with its key customers for repair and conversion services. Under this system, the Company and the customer discuss the customer's planned shipyard projects for the ensuing year and then develop a schedule of labor rates and other charges applicable to the customer's projects for the year. When the actual project date nears, the Company submits to its alliance partner the estimated manhour budget for the particular job. The Company then agrees with the customer on the budget and the delivery requirements. Most contract rate arrangements are on a fixed-price basis with most change orders to such arrangements performed on a time and material basis. Under the contract rate system, the Company is responsible for all cost overruns; in some instances the Company shares a portion of the cost savings with its contract rate alliance partners. The contract rate system is a departure from the traditional shipyard competitive bid process which requires that for each job a customer submit specifications which the shipyard then uses to bid against other shipyards to obtain the work. Under a competitive bid process, a customer's effective labor and material mark-up rates may vary from job to job depending on fluctuating market conditions. In contrast, under the contract rate system a customer is charged the same hourly rates and material mark-ups for a period of time, typically a year. In a competitively bid contract, the customer does not share in any cost savings achieved by the Company as they might under the contract rate system. The contract rate system enables the Company to baseload its facilities with pre-booked work, improve planning and execution of jobs through a cooperative process with the customer and more effectively project its revenues and labor needs for the year. The alliance partner receives volume based pricing, assures itself of needed drydock capacity, gains the ability to accurately budget its work, benefits from improved turnaround on jobs and receives other services on a preferred basis.

     The Company's new construction (lump-sum) contract revenues are recognized on a percentage of completion basis. Accordingly, contract price and cost estimates are reviewed periodically as the work progresses, and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. To the extent that these adjustments result in a loss or a reduction or elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings, which could be material.

MATERIALS AND SUPPLIES

     The principal materials used by the Company in its construction, conversion and repair businesses are standard steel shapes, steel plate and paint. Other materials used in large quantities include steel pipe, electrical cable and fittings. All these materials and parts are currently available in adequate supply from numerous domestic and foreign sources. The Company's shipyards are located in the Ports of Houston and Galveston, but typically obtain materials and supplies by truck. Occasionally, the Company receives materials by barge. The Company seeks to obtain favorable pricing and payment terms for its purchases by coordinating purchases among all of its shipyards and buying in large quantities. The Company has not engaged, and does not presently intend to engage, in hedging transactions with respect to its purchase requirements for materials. In the past, the Company believes it has been able to purchase steel at favorable prices relative to those available to smaller shipyards in general. While management believes that the Company will continue to be able to obtain its materials, including steel, at relatively favorable prices, there can be no assurance that this will be the case in the future.

SALES AND MARKETING

     The Company's marketing efforts are geographically centralized at the Brady Island facility in Houston, Texas. Marketing efforts are currently focused in three areas: (i) traditional shipyard services, including repair and conversion;
(ii) new construction opportunities; and (iii) environmental services including barge cleaning and wastewater treatment. Management intends to add a fourth marketing focus with the Company's entry into services for the offshore drilling industry.

COMPETITION

     The Company principally competes in each of its service lines with approximately 10 to 20 companies, based on the scope of work to be performed and the type of projects. Some of these competitors have significantly greater financial resources than the Company. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is a primary factor in determining which qualified shipbuilder is awarded a job.

INSURANCE

     The Company maintains insurance against property damage caused by fire, explosion and similar catastrophic events that may result in physical damage or destruction to the Company's premises or properties. The Company also maintains general liability and umbrella liability insurance in amounts it deems appropriate for the Company's business.

EMPLOYEES

     At September 30, 1997, the Company had 342 employees, of which 41 were salaried and 301 were employed on an hourly basis. None of the Company's employees are represented by any collective bargaining unit. Management believes that the Company's relationship with its employees is excellent. The Company has not experienced any significant labor problems. Management also believes the Company should invest in its people and has implemented improvements in the work environment which benefit the workers. These improvements, as well as active communication with employees, have helped to foster a closely-knit, supportive culture at the Company.

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

HEALTH AND SAFETY

     The Company has one of the best safety records in its industry. For the last three consecutive years, Newpark Shipbuilding, the primary operating subsidiary of the Company, was recognized with the national safety award given annually by the National Shipyard Association (formerly American Waterways Shipyard Conference) designating it as one of the safest shipyards in the country. Management is concerned with the safety and health of the Company's employees and maintains a safety assurance program to reduce the possibility of costly accidents. The Company's safety department establishes guidelines for compliance with all applicable state and federal safety regulations. Such laws and regulations are complex, stringent and are often changed. The Company provides training and safety education through orientations for new employees and regular employee safety meetings. The Company also has a comprehensive drug testing program. The Company's commitment to the safety of its employees supports its labor management strategy and translates into reduced costs for workers' compensation benefits.

ENVIRONMENTAL REGULATION

     Company Philosophy. The Company has taken a highly visible leadership position in a shipyard industry group which has cooperated with regulators to develop innovative, economically achievable solutions to meet water quality standards. This industry group was formed in response to federal, state and local regulators demanding that (i) drydocks must be broom-swept after each job and (ii) over-water sandblasting be eliminated in order to comply with the Clean Water Act. Frank W. Eakin, President of the Company, developed a proprietary sediment control system for drydocks and other containment solutions for over-water sandblasting. The Company does not charge its competitors a licensing fee for its patent-pending drydock sediment control system if they are environmentally responsible.

     General. The Company's operations are subject to a variety of federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection ("Environmental Laws"). Stringent fines and penalties may be imposed for non-compliance with these Environmental Laws. Like other members of the industry, the Company is periodically subject to governmental compliance inspections in the ordinary course of business. The Company is committed to full compliance with applicable environmental laws and has instituted an environmental compliance program to ensure such compliance on an ongoing basis. The Company is presently integrating this compliance program with the practices associated with recently acquired operational assets. Although no assurance can be given, Management believes that the Company and its operations are in compliance with all material respects with all Environmental Laws. However, stricter interpretation and enforcement of Environmental Laws and compliance with potentially more stringent future Environmental Laws could materially and adversely affect the Company's operations. To the extent laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs to the shipbuilding and repair business in general, the business and prospects of the Company could be adversely affected. With respect to air emissions, the Company anticipates that additional expenditures may be required if federal or state air emissions requirements were to be more strictly interpreted or strengthened. The TNRCC has invited members of the shipyard industry to consult with the agency in its current consideration of what, if any, new air emission control requirements are appropriate for the industry. The Company is participating in these discussions with the TNRCC. The Company cannot with certainty predict whether current requirements will be interpreted more strictly, new requirements will be proposed in the future, or the extent of an effect upon the Company.

     Permits. Under federal and state environmental laws, the Company's operations are subject to a variety of requirements for permits or other governmental authorizations governing emissions to air; discharges to water; dredging of waterways (for example, to maintain or improve access by vessels); generation, storage, and shipment of wastes; and other operational aspects of the business. The Company is in the process of notifying relevant agencies of its recent acquisitions and has sought or expects shortly to seek transfers of permits as necessary. The Company does not anticipate unreasonable delay or difficulty in acquiring the necessary approvals, but it cannot rule out such a possibility.

     Certain operational assets of the Company are subject to the terms of agreed orders negotiated with governmental agencies with enforcement authority under environmental laws. The state of Texas has allowed Bludworth to operate under an agreed order on an interim basis pending issuance of a final permit that addresses Bludworth's change in blast medium. Newpark Shipbuilding has negotiated a separate agreed order with the state governing the designation of certain waste streams, the operation and inspection of certain tanks, and related record keeping. Finally, the Board of Trustees of Galveston Wharves is also operating under an agreed order with the TNRCC with respect to the discharge of solids from its sewage collection system and septic tank wastewater treatment plant at the East Pelican Island facility. The Company believes its operations are in material compliance with the agreed orders.

     RCRA. The federal Resource Conservation and Recovery Act ("RCRA") and similar state laws regulate the generation, treatment, storage, disposal and other handling of hazardous and nonhazardous solid wastes, with the most stringent regulations applying to solid wastes that are considered hazardous. The Company generates both hazardous and nonhazardous wastes in connection with routine operations. Management believes that the wastes it generates are handled in substantial compliance with RCRA and analogous state statutes. The Greens Bayou property contains a solid waste landfill which was closed in compliance with applicable federal and state laws as a non-hazardous industrial solid waste site. Management believes that any environmental liability arising from this landfill will be the primary responsibility of the previous owners; however, there can be no assurances that the Company will not be subject to liability for this matter in the future.

     CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or the "Superfund Law") and analogous state laws, impose liability without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release or imminent threat of release of a "hazardous substance" into the environment. The classes of persons potentially held responsible include all owners and operators of a site where a hazardous substance was released since the time of disposal and any party that disposed of, or arranged for the disposal of, or transported the hazardous substance found at the site. CERCLA has been interpreted to create strict, joint and several liability for the cost of removal and remediation, other necessary response costs and damages for injury to natural resources unless there is a reasonable basis for divisibility of the harm done by the potentially responsible party. The Company has never been named as a potentially responsible party in any CERCLA action, and the Company does not believe that there is any basis for such a claim. However, because industrial operations have been conducted at some of the Company's properties by the Company and previous owners and operators for years, various materials from these operations might have been disposed of at such properties or at other locations. The identification of one or more sites at which cleanup action is required or has been completed could subject the Company to liabilities that could have a material adverse effect on the Company's business, financial condition and results of operation.

     OPA '90. The Oil Pollution Act of 1990 ("OPA '90") and similar state laws, and regulations promulgated thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in the waters of the U.S. A "responsible party" includes the owner or operator of a facility or vessel from which the spill occurs. OPA '90 assigns liability, which can be joint and several, to each responsible party for oil spill removal costs and for a variety of public and private damages from oil spills. While OPA '90 defines "oil" to include petroleum, fuel oil, sludge, oil refuse and oil mixed with other water wastes, it specifically excludes any material defined as a hazardous substance under CERCLA. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill is caused by gross negligence or wilful misconduct, if the spill resulted from violation of a federal safety, construction or operation regulation, or if a party fails to report a spill or to cooperate fully in the cleanup. Few defenses exist to the liability imposed under OPA '90 for oil spills. Management is currently unaware of any oil spills for which the Company has been designated as a responsible party under OPA '90 which would have a material adverse impact on the Company.

     CWA. The federal Clean Water Act ("CWA") and similar state laws regulate the discharge of pollutants into all navigable waters of the U.S. They also establish a system of standards, permits and enforcement procedures for the discharge of pollutants from industrial and municipal wastewater sources. The Company has federal and Texas state permits that allow it to discharge the non-hazardous wastewater collected by its environmental services division. Management believes that the non-hazardous wastewater it collects is handled in substantial compliance with the CWA and analogous state statutes and its discharge permits. The CWA also requires persons who dredge or fill wetlands in navigable waters of the U.S. to obtain a permit or meet management practice standards to qualify for an exemption from permitting requirements. The Company must obtain such a permit or qualify for an exemption if it needs to dredge or place fill material in wetlands in order to continue or modify operations at any of its facilities in the future.

     CAA. The federal Clean Air Act and its 1990 Amendments ("CAA") and similar state laws govern the control of emissions from sources of air pollution. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company. These amendments could increase the Company's capital and operational expenses after the U.S. Environmental Protection Agency and similar state agencies fully implement regulations authorized by the Amendments. Although the Company does not expect these CAA amendments to result in material expenses at its properties, the amount of increased expenses, if any, resulting from such amendments is not presently determinable. There can be no assurance that the Company will not incur material expenses in connection with these amendments in the future. Additionally, the Company has a tank cleaning and degassing operation at its Brady Island facility that involves removal of residue fumes from vapor spaces in barges. Federal law requires the Company to identify, prepare for and respond to risks associated with this operation, including possible explosion and emission of hazardous substances to the environment.

OTHER REGULATION

     Health and Safety Regulations. The Company's facilities and operations are governed by laws and regulations, including the federal Occupational Safety and Health Act, relating to worker health and workplace safety. The Company believes that appropriate precautions are taken to protect employees and others from workplace injuries and harmful exposure to materials handled and managed at its facilities. While it is not anticipated that the Company will be required in the near future to expend material amounts by reason of such health and safety laws and regulations, the Company is unable to predict the ultimate cost of compliance with these changing regulations.

     Jones Act. The Jones Act requires that all vessels transporting products between U.S. ports must be constructed and repaired in U.S. shipyards, owned and crewed by U.S. citizens and registered under U.S. law, thereby eliminating competition from foreign shipbuilders with respect to vessels to be constructed for the U.S. coastwise trade. Many customers elect to have vessels constructed at U.S. shipyards, even if such vessels are intended for international use, in order to maintain flexibility to use such vessel in the U.S. coastwise trade in the future. A legislative bill seeking to substantially modify the provisions of the Jones Act mandating the use of ships constructed in the United States for U.S. coastwise trade has been introduced in Congress. Similar bills seeking to rescind or substantially modify the Jones Act and eliminate or adversely affect the competitive advantages it affords to U.S. shipbuilders have been introduced in Congress from time to time and are expected to be introduced in the future. Although management believes it is unlikely that the Jones Act requirements will be rescinded or materially modified in the foreseeable future, there can be no assurance that such will not occur. Many foreign shipyards are heavily subsidized by their governments and, as a result, there can be no assurance that the Company would be able to effectively compete with such shipyards if they were permitted to construct and repair vessels for use in the U.S. coastwise trade.

LEGAL PROCEEDINGS

     The Company is a party to various routine legal proceedings primarily involving commercial claims and workers' compensation claims. While the outcome of these lawsuits, legal proceedings and claims cannot be predicted with certainty, management believes that the outcome of all such proceedings, even if determined adversely, would not have a material adverse effect on the Company's business or financial condition. Also, the Company has entered into certain agreed orders with which it believes it is in material compliance. See
"-- Environmental Regulation -- Permits."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors currently has five directors. In accordance with the Certificate of Incorporation of the Company (the "Charter"), the members of the Board of Directors are divided into three classes and are elected for a term of three years, or until a successor is duly elected and qualified. The terms of office of the Class I, Class II and Class III directors expire at the annual meeting of stockholders to be held in 1998, 1999 and 2000, respectively. All officers serve at the discretion of the Board of Directors.

     The following table sets forth certain information with respect to the Company's executive officers and directors.

                NAME                   AGE                          POSITION
                ----                   ---                          --------
Samuel F. Eakin......................  42    Chairman of the Board, Chief Executive Officer(a)
Frank W. Eakin.......................  36    President and Chief Operating Officer, Director(b)
David B. Ammons......................  47    Executive Vice President, Chief Financial Officer,
                                               Secretary, Director(b)
James D. Cole........................  56    Director(c)
Paul E. O'Neill, II..................  48    Director(c)
Joseph O'Toole.......................  64    Executive Vice President -- Operations
Hugh G. Walker, III..................  37    Vice President -- Environmental Services
Francis J. Fair......................  58    Executive Vice President -- Operations, Newpark Marine
                                               Fabricators, Inc.
Dale Payne, III......................  48    Vice President -- Shipyard Operations, Newpark Marine
                                               Fabricators, Inc.
Ben Ramirez..........................  45    Vice President -- Shipyard Operations, Greens Bayou
                                               Fabricators

---------------

(a) Class III Director

(b) Class II Director

(c) Class I Director

     Set forth below is a description of the backgrounds of each of the executive officers and directors of the Company:

     Samuel F. Eakin has served as Chairman of the Board and Chief Executive Officer of the Company since December 1993 and has been an investor and energy sector advisor since the 1970s. From 1976 to 1980, Eakin advised E.F. Hutton, the U.S. Department of Energy and other governmental agencies and major corporations on energy issues. From 1980 to 1986, he negotiated mergers and acquisitions of offshore service businesses and other Gulf Coast companies on behalf of private investors and corporations. In 1987, he founded Eakin & Co. for the purpose of acquiring distressed energy industry companies and restructuring complex credits and continues to be a principal in that company. Mr. Eakin is the brother of Frank W. Eakin, President of the Company.

     Frank W. Eakin has served as President, Chief Operating Officer and Director of the Company since October 1997. Prior to that he served as President of Newpark Shipbuilding and has been in charge of daily operations since December 1993. In 1989 Mr. Eakin became a principal in Eakin & Co., with merger and acquisition responsibilities. Mr. Eakin left that company in 1994 to dedicate his full energies and focus to managing the Brady Island shipyard operations. From 1983 to 1989, he founded and operated a successful international food processing and distribution company.

Mr. Eakin received his undergraduate degree (B.S.) from Louisiana State University in 1984. Mr. Eakin is the brother of Samuel F. Eakin, Chairman of the Company.

     David B. Ammons has served as Executive Vice President, Chief Financial Officer, Secretary and Director of the Company since December 1993. Mr. Ammons is a Certified Public Accountant and has a background in public accounting and has owned and operated several businesses. In 1987, Mr. Ammons became a principal in Eakin & Co. and continues to serve in that capacity. Mr. Ammons received his undergraduate degree (B.S.) from Southeastern Louisiana University in 1972.

     James D. Cole has served as a Director of Newpark Shipbuilding, a subsidiary of the Company since late 1993. Mr. Cole is the Chairman of the Board, President and a Director of Newpark Resources, Inc., an unaffiliated public company listed on the New York Stock Exchange. He has served in various positions in that company since 1976.

     Paul E. O'Neill, II has served as a Director of the Company since October 1997. Mr. O'Neill is President, Director and Chief Operating Officer of Acadian Group, Ltd., a holding company formed in 1996 to oversee various construction and service companies. Prior to joining Acadian Group, Ltd., Mr. O'Neill served for two years as President and for four years as a Director of C-K Associates, Inc., a regional Gulf Coast environmental engineering and consulting firm. Mr. O'Neill spent 17 years in various positions, including as Vice President and General Manager with TEAM, Inc., a public company listed on the American Stock Exchange, which provides various industrial and environmental services in the U.S. and 13 foreign countries.

     Joseph O'Toole has served as Executive Vice President -- Operations of the Company since October 1997. Mr. O'Toole joined the Company as Repair Manager in 1990 and has served as Executive Vice President -- Operations of Newpark Shipbuilding since 1994. Mr. O'Toole's career in marine fabrication spans over forty years, punctuated with long periods at large blue water shipyards including General Dynamics' Quincy, Massachusetts shipyard and Electric Boat Division. He has held senior positions with Marathon LeTourneau's Gulf Marine Division shipyard in Brownsville, Texas and Pyramid Manufacturing in Houston, Texas. Mr. O'Toole has been responsible for managing large shipyard operations and has supervised major projects such as construction of semisubmersible rigs, commercial and naval ships and nuclear submarines. Mr. O'Toole received a B.S. in Civil Engineering in 1964 from Northeastern University in Boston.

     Hugh G. Walker, III, Vice President -- Environmental Services, joined the Company in 1996 to spearhead the development of a newly formed division, First Wave Environmental Services. Mr. Walker was employed fourteen years with Chevron, beginning his career in design and waste management, and from 1992 to 1996 serving as manager of a polyethylene plant at Chevron's Cedar Bayou, Texas complex. Mr. Walker obtained a B.S. in Chemical Engineering from North Carolina State University in 1982.

     Francis J. Fair, Executive Vice President -- Operations, Newpark Marine Fabricators, Inc. joined the Company in November 1997. Mr. Fair has nearly 40 years of experience in the offshore marine fabrication industry. Mr. Fair has been responsible for large-scale project and shipyard operations management of new construction, conversions and repair of deepwater offshore drilling rigs, including semisubmersibles, jackups and marine components. From 1980 to 1992, Mr. Fair served as Vice President for Marathon LeTourneau's Gulf Marine Division at the Brownsville shipyard, supervising deepwater marine projects in excess of $100 million per year. From 1993 to 1996, he was employed by Texas Drydock where, among other things, he was the Operations Manager responsible for the start-up of a 64,000-ton drydock and facility which serviced deepwater drilling rigs. Immediately before joining the Company, Mr. Fair was Manager of Sales for LeTourneau, Inc.

     Dale Payne, III has served as Vice President -- Shipyard Operations of Newpark Marine Fabricators, Inc., a subsidiary of the Company since November 1997. Prior to that he served as Vice President -- Shipyard Operations at Brady Island since 1994. Mr. Payne joined the Company in 1990 as Assistant Repair Manager. Mr. Payne began his marine fabrication career in 1972 with

Marathon LeTourneau's Gulf Marine Division shipyard in Brownsville, Texas, starting as a leadman and finishing as Production Manager in 1989. During his tenure, Mr. Payne supervised the new construction, conversion and repair of jack-up, submersible and semi-submersible rigs. From 1981 to 1985, Mr. Payne worked as Assistant to the Vice President of Operations at Marathon LeTourneau's Singapore location, supervising the new construction of six Marathon LeTourneau jack-ups. He also worked for Marathon LeTourneau in Indonesia and the Middle East supervising various installation projects.

     Ben Ramirez, Vice President -- Shipyard Operations, Greens Bayou Fabricators, joined the Company in September 1997. From 1972 to 1989, Mr. Ramirez was employed by Marathon LeTourneau's Gulf Marine Division shipyard in Brownsville, Texas, beginning his career as a welder, and going on to supervise new construction, conversions, and repair of jack-up, submersible and semi-submersible rigs, as well as major ship repairs. The Marathon LeTourneau facility was acquired by AMFELS, Inc., in 1989, where Mr. Ramirez was assistant yard manager. Mr. Ramirez was serving as General Manager of a new shipyard he started for AMFELS in Mexico at the time he left AMFELS in 1997.

COMMITTEES AND MEETINGS OF DIRECTORS

     The standing committees of the Board of Directors of the Company includes an Executive Committee and an Audit Committee. The function of each of these three committees is described and the members of each are listed below.

     Messrs. O'Neill, Cole and Ammons are the current members of the Company's Audit Committee. The Audit Committee makes recommendations to the Board concerning the selection and discharge of the Company's independent auditors, reviews professional services performed by the auditors, the results of their audit engagement and the fees charged for services performed by the auditors and evaluates the Company's system of internal accounting controls.

     Messrs. S. Eakin, F. Eakin and Ammons are the current members of the Executive Committee, which acts on behalf of the Board of Directors between regularly scheduled meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Paul E. O'Neill, President and Director of Acadian Group, Ltd., serves on the Board of Directors of the Company which Board determines the compensation for the executive officers of the Company, including David B. Ammons and Samuel
F. Eakin. Messrs. S. Eakin and Ammons serve on the Board of Directors of Acadian Group, Ltd. which Board determines the compensation of Mr. O'Neill.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     Retainer Arrangements. Directors who are employees of the Company are not entitled to receive additional compensation for serving as directors. Each non-employee director of the Company will be paid $1,000 for each meeting of the Board of Directors and $500 for each committee meeting he attends which does not fall on the same day as a Board of Directors meeting. In addition, a $1,250 retainer is paid to each non-employee director of the Company for each quarter of the year in which such director serves as a director, plus such director's direct out-of-pocket expenses for attendance at meetings.

     The following table sets forth the aggregate compensation for 1996 of (i) the Company's chief executive officer and (ii) for the four most highly compensated executive officers of the Company whose total annual salary during 1996 exceeded $100,000.

                        1996 SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                        ANNUAL COMPENSATION            ------------
                               -------------------------------------    SECURITIES
     NAME AND PRINCIPAL                               OTHER ANNUAL      UNDERLYING        ALL OTHER
          POSITION              SALARY     BONUS     COMPENSATION(A)     OPTIONS      COMPENSATION(B)(C)
     ------------------        --------   --------   ---------------   ------------   ------------------
Samuel F. Eakin..............  $ 96,000   $200,000      $--              $ --              $ 1,095
  Chief Executive Officer
Frank W. Eakin...............   134,375    125,000       --                --                7,500
  President and Chief
  Operating Officer
David B. Ammons..............    88,000    125,000       --                --                  660
  Executive Vice President,
  Chief Financial Officer,
  Secretary
Joseph O'Toole...............    90,000     33,296       --                --               21,438(d)
  Executive Vice President --
  Operations
Dale Payne, III..............    62,208     26,697       --                --               13,088(d)
  Vice President -- Shipyard
  Operations, Newpark Marine
  Fabricators, Inc.

---------------

(a) Other annual compensation excludes perquisites and other benefits because the aggregate amount of such compensation was less than 10% of the combined total for salary and bonus.

(b) Includes matching contributions made by the Company pursuant to its 401(k) savings plan of $1,095, $660 and $1,042 for Messrs. S. Eakin, Ammons and O'Toole, respectively, and premiums associated with a term life insurance policy of $1,852 for Mr. O'Toole.

(c) Includes $7,500 and $1,200 for a car allowance for Messrs. F. Eakin and O'Toole, respectively.

(d) Includes $17,344 and $11,562 for compensation associated with the August 1996 issuance of shares of stock in Newpark Shipbuilding to Messrs. O'Toole and Payne, respectively.

EMPLOYMENT AGREEMENTS

     The Company will enter into employment agreements with Messrs. S. Eakin, F. Eakin and Ammons that provide for annual base salaries of $250,000, $200,000 and $180,000, respectively. The employment agreements will provide for semi-annual incentive bonuses equal to 1.19%, 0.95% and 0.86% of semi-annual EBITDA for Messrs. S. Eakin, F. Eakin and Ammons, respectively. The employment agreements will also provide for payment of premiums of $12,965, $1,839 and $3,691 annually for term life insurance policies for Messrs. S. Eakin, F. Eakin and Ammons, respectively. The contracts will provide for a term of three years, with three months severance upon termination by the Company without cause. The terms of the employment agreements between Messrs. S. Eakin, F. Eakin and Ammons, respectively, cannot be considered to have been determined through arms-length negotiations.

CASH BONUS PLANS

     The Company's Board of Directors has approved the payment of bonuses to key employees of the Company for 1997 under several different bonus plans and formulas. Generally, bonuses paid to vice presidents of the Company and its subsidiaries are at the discretion of the Board of Directors with the exception of the Vice President of Marketing and the Vice President of Environmental Services who each earn a formula based bonus. Repair services superintendents, gas free services superintendents and managers are also paid cash bonus compensation based on a formula. The Director of Safety and his assistant earn bonuses based on the Company's safety and claims performance. The Company also pays discretionary bonuses to its nonexecutive employees based upon project performance.

RETIREMENT PLAN

     The Company has adopted a 401(k) plan for its employees. Employees are eligible to participate in the plan after one year of service with the Company, provided they work at least 1,000 hours during that first year and are at least 21 years of age. Under the plan, eligible employees are permitted to contribute up to 15% of compensation. The plan provides that the Company will match an amount equal to a percentage set by the Company of up to 6% of an employee's contribution prior to the end of each calendar year. The Company is also permitted to make qualified non-elective and discretionary contributions in proportion to each eligible employee's compensation as a ratio of the aggregate compensation of all eligible employees. The amounts held under the plan are invested in investment funds maintained under the plan in accordance with the directions of each participant.

     All employees' contributions are immediately 100% vested. Contributions by the Company vest at a rate of 10% beginning one year after the anniversary date of employment, an additional 10% after year two and 20% each additional year thereafter. Upon attaining age 65, participants are automatically 100% vested, even with respect to Company contributions. Subject to certain limitations imposed under the Internal Revenue Code, participants or their designated beneficiaries are entitled to payment of vested benefits upon termination of employment. On attaining age 65, participants are entitled to distribution of the full value of their benefits even if they continue to be employed by the Company. Such employees also have the option of deferring payment until April 1 following the year they attain the age of 70 1/2. In addition, hardship and other in-service distributions and loans to participants from the plan are available under certain circumstances and subject to certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's salary deferral contributions under the plan, the amount of Company discretionary and matching contributions made to the plan and the performance of the investment funds maintained under the plan in which participants are invested.


AMENDED AND RESTATED 1997 INCENTIVE EQUITY PLAN



     The Board of Directors of the Company has adopted an Incentive Equity Plan for employees. The Amended and Restated 1997 Incentive Equity Plan (the "1997 Incentive Equity Plan") permits the granting of any or all of the following types of awards ("Awards"): stock appreciation rights, stock options and restricted stock. Under the plan, all officers and employees of the Company, or any affiliate of the Company, will be eligible for participation in all Awards under the 1997 Incentive Equity Plan.



     An aggregate of 1,800,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the 1997 Incentive Equity Plan. Options to purchase an aggregate of 1,480,319 shares of Common Stock have been granted under the 1997 Incentive Equity Plan, which options will have an exercise price equal to $3.50 per share. The 1997 Incentive Equity Plan will be administered by the entire Board of Directors. The 1997 Incentive Equity Plan contains appropriate provisions to assure that it complies with the provisions of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules promulgated thereunder. The Board of Directors, as a whole, will have sole authority to select employees who are to be granted awards, as well as the amount, type and terms of the awards to be granted. The Board of Directors, as a whole, will be authorized to interpret the 1997 Incentive Equity Plan and may adopt such rules and regulations as it may deem advisable to carry out the 1997 Incentive Equity Plan. All decisions made by the Board of Directors, as a whole, in selecting employees for awards are final.

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS UNDER THE 1997 INCENTIVE EQUITY PLAN


                                         INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------
                                                  NUMBER OF SECURITIES     EXERCISE OR
                                                   UNDERLYING OPTIONS      BASE PRICE     EXPIRATION
                      NAME                             GRANTED(#)            ($/SH)          DATE
                      ----                        ---------------------    -----------    ----------
Samuel F. Eakin..................................        180,000(a)           $3.50        11/20/07
Frank W. Eakin...................................        180,000(a)           $3.50        11/20/07
David B. Ammons..................................        180,000(a)           $3.50        11/20/07
Joseph O'Toole...................................        176,364(b)           $3.50        11/20/07
Hugh G. Walker, III..............................         70,546(b)           $3.50        11/20/07
Francis J. Fair..................................         17,636(b)           $3.50        11/20/07
Dale Payne, III..................................        117,576(b)           $3.50        11/20/07
Ben Ramirez......................................         17,636(b)           $3.50        11/20/07


---------------

(a) 33 1/3% of the options granted will become exercisable at each of the first, second, and third years, respectively, from the date of grant.

(b) 20% of the options granted will become exercisable at each of the first through fifth years, respectively from the date of grant.


CERTAIN TRANSACTIONS


     The Company paid management fees to Eakin & Co., an affiliated company owned 80% by Samuel F. Eakin and 20% by David B. Ammons, in 1994, 1995 and 1996 of $240,000, $240,000 and $177,000. These fees were paid pursuant to an understanding between the Company and Eakin & Co. under which Eakin & Co. provided financial advisory services to the Company for a monthly fee of $20,000 in 1994 and 1995. The fee was reduced to $15,000 per month in mid-1996. Upon consummation of the Offering, the Company will cease payment of monthly management fees to Eakin & Co.

     The Company paid management fees to SFA Industries, Inc. ("SFA"), an affiliated company the Common Stock of which is owned 60% by Samuel F. Eakin, 20% by Frank W. Eakin and 20% by David B. Ammons, in 1994, 1995 and 1996 of $93,000, $240,000 and $218,000, respectively. The fees paid to SFA were also paid pursuant to an understanding between the Company and SFA under which SFA provided insurance benefits from a consolidation of the Companies' insurance plans which fees were billed to the Company on a monthly basis.

     In 1996 the Company paid SFA the final nonrecurring fee of $700,000 related to a reduction in costs resulting from a consolidation of the Company's insurance plan.

     The Company paid management fees of $251,000 in 1996 to NLCH Consultants, Ltd. ("NLCH"), an affiliated company owned 48% by Samuel F. Eakin, 16% by Frank
W. Eakin and 16% by David B. Ammons. These fees were paid pursuant to an understanding between the Company and NLCH under which NLCH provided certain financial advisory services to the Company in 1996.

     In August 1996 in Company paid Eakin & Co. a fee of $110,000 for arranging a senior credit facility in connection with Newpark Shipbuilding's purchase of the Brady Island assets.

     In August 1997, Samuel F. Eakin and David B. Ammons formed a limited liability company which owns a Cessna 310 twin engine airplane. The Company leases the airplane from such entity at a market lease rate of $5,000 per month. In addition, under the lease agreement, the Company is required to maintain the airplane in good working condition, to pay all operating expenses related to the airplane and to maintain insurance on the airplane. The lease agreement has a term of five years. The Company believes that the terms of such agreement are no less favorable than the Company could have received from an unrelated party. The Company adopted a policy which requires an individual to reimburse the Company for the Company's direct costs resulting from any trip on the airplane for personal use.

     The Company was the payee under two promissory notes from J. B. Talley & Co., Inc., a company owned indirectly by Samuel F. Eakin and David B. Ammons, each dated March 1997 in the original principal amounts of $100,000 and $85,000, respectively, in the amount of $165,000. The Company also had pledged collateral in the amount of $100,000 to secure a bank loan to such affiliated company. The aggregate outstanding balances on the notes at October 1997 was $165,000. In October 1997, Samuel F. Eakin and David B. Ammons purchased the promissory notes and collateral from the Company in exchange for demand notes to the Company in the aggregate amount of $265,000. The Company subsequently bonused the notes to such shareholders as additional compensation.


     At September 30, 1997, the Company had outstanding indebtedness owed to Newpark Resources in the amount of $7.2 million. Newpark Resources has also guaranteed the Company's indebtedness in favor of one of the Company's senior secured lenders, which senior lender will be paid with a portion of the net proceeds of the Offering. James D. Cole, a director of the Company is the Chief Executive Officer and Chairman of the Board of Newpark Resources.


     The Company intends to enter into employment agreements with Messrs. S. Eakin, F. Eakin and David B. Ammons. See "-- Employment Agreements."

     Samuel F. Eakin is the guarantor of each of the credit facilities of the Company. Mr. S. Eakin is also the guarantor of the notes payable to Newpark Resources. Some of these debt instruments are being repaid with the net proceeds of the Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     The following table sets forth certain information with respect to each person who as of December 31, 1997 was known by the Company to be (i) the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and executive officer of the Company and (iii) all executive officers and directors as a group.



                      NAME AND ADDRESS
                             OF                                NUMBER OF SHARES     PERCENT
                      BENEFICIAL OWNER                        OF COMMON STOCK(A)    OF CLASS
                      ----------------                        ------------------    --------
Samuel F. Eakin.............................................       6,454,539         54.9%
Frank W. Eakin..............................................       2,151,513         18.3%
David B. Ammons.............................................       2,151,513         18.3%
James Cole..................................................              --            --
Paul E. O'Neill II..........................................              --            --
Joseph O'Toole..............................................         176,364           1.5%
Dale Payne, III.............................................         117,576           1.0%
All Directors and Executive Officers as a Group (9
  persons)..................................................      11,122,050         94.6%


---------------

(*) Less than 1%


(a) The persons or group listed have sole voting and investment power with respect to their shares of Common Stock.

                              DESCRIPTION OF NOTES



GENERAL



     The Notes will be issued pursuant to the Indenture (the "Indenture") among
the Company, the Initial Restricted Subsidiaries and                , as trustee
(the "Trustee"). The terms of the Notes include those stated in the Indenture and the Pledge Agreement and those made part of the Indenture and the Pledge Agreement by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders ("Holders") of Notes are referred to the Indenture, the Pledge Agreement and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Pledge Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Pledge Agreement, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture and Pledge Agreement is available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this Section, references to the "Company" shall mean First Wave Marine, Inc., excluding its Subsidiaries.



     The obligations of the Company under the Notes will be jointly and severally guaranteed by the Company's Restricted Subsidiaries. See
"-- Subsidiary Guarantees." As of the closing date of this Offering (the "Closing Date"), all of the Company's Subsidiaries (the "Initial Restricted Subsidiaries") will be Restricted Subsidiaries.



     Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not guarantee the Notes and will not be subject to any of the restrictive covenants set forth in the Indenture.



RANKING



     The Notes will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company and will rank senior in right of payment to any Subordinated Indebtedness of the Company. The Subsidiary Guarantee of each Restricted Subsidiary will be an unsecured, senior obligation of such Restricted Subsidiary, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Restricted Subsidiary and will rank senior in right of payment to any Subordinated Indebtedness of such Restricted Subsidiary. As of September 30, 1997, after giving pro forma effect to the Offering, the aggregate principal amount of outstanding senior Indebtedness of the Company would have been $94.8 million. As of September 30, 1997, after giving pro forma effect to the Offering, the aggregate principal amount of outstanding senior Indebtedness of the Initial Restricted Subsidiaries, but excluding the Subsidiary Guarantees, would have been approximately $9.7 million.



SECURITY



     The Indenture will provide that on the date of the closing of the Offering, the Company shall purchase and pledge to the Trustee, for the benefit of the Holders of the Notes, the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full when due of the first two scheduled interest payments on the Notes. The Company expects to use approximately $8.9 million of the net proceeds of the Offering to acquire the Pledged Securities; however, the actual amount of the net proceeds used to purchase the Pledged Securities will vary depending on the interest rates on Government Securities prevailing at the time of the purchase of the Pledged Securities. The Pledged Securities will be pledged by the Company to the Trustee for the benefit of the Holders of the Notes pursuant to the Pledge Agreement and will secure the payment of the principal of and interest on the Notes, and all other obligations under the Indenture, to the extent of such security. The Pledged Securities and any proceeds thereof will be held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay the interest scheduled to be paid on such date. In the event that the Company exercises the former option, the Pledge Agreement provides that the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in a like amount.



     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first two scheduled interest payments due on the Notes (or, in the event an interest payment or interest payments have been made in an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the second scheduled interest payment), if no Default or Event of Default is then continuing, the Trustee will be permitted to release to the Company at its request any such excess amount.



     Under the Pledge Agreement, if the Company makes the first two scheduled interest payments on the Notes in a timely manner and no Default or Event of Default is then continuing, the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.



SUBSIDIARY GUARANTEES



     The obligations of the Company under the Notes will be jointly and severally guaranteed by the Restricted Subsidiaries. The Subsidiary Guarantee of each Restricted Subsidiary will be an unsecured, senior obligation of such Restricted Subsidiary, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Restricted Subsidiary and will rank senior in right of payment to any Subordinated Indebtedness of such Restricted Subsidiary. As of the Closing Date, all of the Company's Subsidiaries will be Restricted Subsidiaries.



     The Indenture contains provisions the intent of which is to provide that the obligations of each Restricted Subsidiary will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Restricted Subsidiary and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other Restricted Subsidiary in respect of the obligations of such other Restricted Subsidiary under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Restricted Subsidiary under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable law. Each Restricted Subsidiary that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to contribution from each other Restricted Subsidiary so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees. See "Risk Factors -- Fraudulent Conveyance Considerations."



     The Indenture will require the Company to cause any Person that becomes a Restricted Subsidiary (including any Subsidiary that was previously an Unrestricted Subsidiary and which becomes a Restricted Subsidiary) after the Closing Date to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee the Notes. So long as no Default or Event of Default exists or would be caused thereby, any Person that is no longer a Restricted Subsidiary may, by execution and delivery to the Trustee of a supplemental indenture satisfactory to the Trustee, be released from its Subsidiary Guarantee and cease to Guarantee the Notes.



     Each Subsidiary Guarantee will be a continuing Guarantee and shall (i) remain in full force and effect until released pursuant to the Indenture or pursuant to payment in full of all the obligations under the Indenture and the Notes, (ii) be binding upon such Restricted Subsidiary and (iii) inure to the benefit of and be enforceable by the Holders and their successors, transferees and assigns.



     The Indenture will provide that, subject to the provisions described in the next succeeding paragraph, no Restricted Subsidiary may consolidate or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Restricted Subsidiary under the Subsidiary Guarantee, in form satisfactory to the Trustee;
(ii) immediately after such transaction, no Default or Event of Default exists;
(iii) the Company and its Restricted Subsidiaries would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness"; (iv) the Company shall have delivered to the Trustee an Officers' Certificate, and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture; and (v) such Restricted Subsidiary (if such Restricted Subsidiary is the surviving Person) shall have delivered a written instrument in form satisfactory to the Trustee confirming its Subsidiary Guarantee after giving effect to such consolidation, merger or transfer. Notwithstanding the foregoing, any Restricted Subsidiary may merge into, consolidate with or transfer all or part of its properties or assets to the Company or one or more Restricted Subsidiaries.



     The Indenture will provide that in the event of a sale, assignment, transfer, lease, conveyance or other disposition of all of the Equity Interests in, or all or substantially all of the assets of, a Restricted Subsidiary to any Person that is not the Company or any of its Restricted Subsidiaries, whether by way of merger, consolidation or otherwise, if (i) the Net Proceeds of such sale or other disposition are applied in accordance with provisions of the Indenture described under "-- Repurchase at the Option of Holders -- Asset Sales," (ii) no Default or Event of Default exists or would exist under the Indenture after giving effect to such transaction, (iii) all obligations of such Restricted Subsidiary under any other Indebtedness of the Company or any of its Restricted Subsidiaries shall have been terminated (including, without limitation, all Guarantees of any such Indebtedness), (iv) all Liens on assets of such Restricted Subsidiary that secure any other Indebtedness of the Company or any of its Restricted Subsidiaries shall have been terminated, and (v) all obligations of the Company and its Restricted Subsidiaries under other Indebtedness of such Restricted Subsidiary shall have been terminated (including, without limitation, all Guarantees of such Indebtedness), then (A) in the case of such a sale or other disposition, whether by way of merger, consolidation or otherwise, of all of the Equity Interests in such former Restricted Subsidiary, such former Restricted Subsidiary will be released and relieved of any obligations under its Subsidiary Guarantee, or (B) in the case of a sale or other disposition of all or substantially all of the assets of such Restricted Subsidiary, the Person acquiring such assets will not be required to assume the obligations of such Restricted Subsidiary under its Subsidiary Guarantee.



PRINCIPAL, MATURITY AND INTEREST



     The Notes will be limited in aggregate principal amount to $85 million and
will mature on                , 2008. Interest on the Notes will accrue at the
rate of      % per annum and will be payable semiannually in arrears on
          and           of each year, commencing on             , 1998, to
Holders of record on the immediately preceding           and           .
Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the

Notes will be payable by wire transfer of immediately available funds to the holder of the Global Note (as defined herein) and with respect to holders of Certificated Notes (as defined herein), at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of the Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.



OPTIONAL REDEMPTION



     The Notes will not be redeemable at the Company's option prior to
            , 2003. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning
on           of the years indicated below:



                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................         %
2004........................................................         %
2005........................................................         %
2006 and thereafter.........................................   100.00%



     Notwithstanding the foregoing, on or prior to      , 2001, the Company may,
at its option, redeem, from time to time, up to 40% in aggregate principal
amount of the Notes at a redemption price of      % of the principal amount
thereof, plus accrued and unpaid interest, thereon to the redemption date with the net proceeds of a Public Equity Offering; provided that no less than 60% of the aggregate principal amount of Notes initially issued remains outstanding immediately after giving effect to such redemption; and provided, further, that notice of such redemption shall have been given not later than 30 days, and such redemption shall occur not later than 90 days, after the date of the closing of the transaction giving rise to such Public Equity Offering.



SELECTION AND NOTICE



     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.



MANDATORY REDEMPTION



     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to repurchase the Notes or make mandatory redemption or sinking fund payments with respect thereto.

REPURCHASE AT THE OPTION OF HOLDERS



     Change of Control. Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes, at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to the date of repurchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction that constitutes the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.



     On a date that is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the "Change of Control Payment Date"), the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and
(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Trustee will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Unless the Company defaults in the payment for any Notes properly tendered pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date.



     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable.



     Subject to the limitations discussed below, the Company could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit rating. The occurrence of a Change of Control, or the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control, could cause a default under other senior Indebtedness of the Company. The Company's ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The failure of the Company to purchase any Notes tendered in a Change of Control Offer will constitute an Event of Default under the Indenture. See "-- Events of Default and Remedies."



     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.



     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted

Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Restricted Subsidiary; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of a greater percentage of the voting stock of the Company than the percentage of the voting stock of the Company held by the Permitted Holders;
(iv) the first day on which the Permitted Holders in the aggregate hold less than 35% of the voting stock of the Company; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.



     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.



     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination of election.



     Asset Sales. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless
(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (which, if it exceeds $1 million, shall be determined by, and set forth in, a resolution of the Board of Directors of the Company and described in an Officers' Certificate of the Company delivered to the Trustee) of the assets (including, if appropriate, Equity Interests) disposed of or issued, as appropriate, and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this covenant (and not for purposes of any other provision of the Indenture), the term "cash" shall be deemed to include (i) any notes or other obligations received by the Company or such Restricted Subsidiary as consideration as part of such Asset Sale that are immediately converted by the Company or such Restricted Subsidiary into actual cash (to the extent of the actual cash so received), and (ii) any liabilities of the Company or such Restricted Subsidiary (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) that (A) are assumed by the transferee of the assets which are the subject of such Asset Sale as consideration therefor in a transaction the result of which is that the Company and all of its Subsidiaries are released from all liability for such assumed liability, (B) are not by their terms subordinated in right of payment to the Notes, (C) are not owed to the Company or any Subsidiary of the Company, and (D) constitute short-term liabilities (as determined in accordance with GAAP).



     Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply, directly or indirectly, such Net Proceeds (a) to permanently reduce Indebtedness under the Bank Credit Agreement (and to correspondingly reduce commitments with respect thereto) or (b) to invest in properties and assets that will be used in the Shipyard Business of the Company and its Restricted Subsidiaries. Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner that is not prohibited by the Indenture (including, without limitation, to the reduction of Indebtedness under the Bank Credit Agreement). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer to all Holders of Notes and, if the Company is required to do so under the terms of any other senior Indebtedness, to the holders of such other senior Indebtedness (an "Asset Sale Offer") to purchase Notes and principal of such other senior Indebtedness, on a pro rata basis, having an aggregate principal amount equal to the Excess Proceeds, at an offer price in cash equal to, in the case of the Notes, 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, and, in the case of all other senior Indebtedness, 100% of the principal amount thereof, plus accrued and unpaid interest, or premium, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other senior Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis with such other senior Indebtedness based on the outstanding principal amounts thereof (with such adjustments as may be deemed appropriate by the Company so that only Notes with denominations of $1,000 or integral multiples thereof shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.



     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries or is otherwise permitted under the covenant described under the caption "-- Certain
Covenants -- Limitation on Issuance, Sale and Ownership of Capital Stock of Restricted Subsidiaries" and (ii) such transaction is conducted in accordance with the covenant described in the preceding two paragraphs.



     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes using Excess Proceeds.



CERTAIN COVENANTS



     Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation) other than dividends or distributions (a) paid or payable in Equity Interests (other than Disqualified Stock) of the Company or
(b) paid or payable to the Company or any Wholly Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (except, if no Default or Event of Default is continuing or would result therefrom, any such payment, purchase, redemption, defeasance or other acquisition or retirement for value made out of Excess Proceeds available for general corporate purposes if (a) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued and (b) the Company has purchased all Notes and other senior Indebtedness properly tendered pursuant to an Asset Sale Offer required under "-- Repurchase at the Option of Holders -- Asset Sales"; or (iv) make any


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Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:



          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;



          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness;" and



          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Restricted Subsidiaries after the Closing Date shall not exceed, at the date of determination, the sum of (1) 50% of aggregate Consolidated Net Income of the Company from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the Closing Date of Equity Interests of the Company or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) the aggregate net cash proceeds received by the Company as capital contributions to the Company (other than from a Subsidiary of the Company) after the Closing Date, plus
     (4) if any Restricted Investment that was made after the Closing Date is sold for cash, to the extent such amount is not included in the Consolidated Net Income of the Company, the lesser of (A) the Net Proceeds from such sale to the extent received by the Company or any Restricted Subsidiary, and (B) the initial amount of such Restricted Investment, plus
     (5) in the event an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, an amount equal to the lesser of (A) the book value of such Unrestricted Subsidiary, and (B) the Fair Market Value of such Unrestricted Subsidiary.



     The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company (other than Disqualified Stock) in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph (both for purposes of determining the aggregate amount of Restricted Payments made and for purposes of determining the aggregate amount of Restricted Payments permitted); (iii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such payment, purchase, redemption, defeasance or other acquisition or retirement shall be excluded from clause (c) of the preceding paragraph (both for purposes of determining the aggregate amount of Restricted Payments made and for purposes of determining the aggregate amount of Restricted Payments permitted); (iv) any Restricted Investment made with


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


the net cash proceeds from a substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); and (v) so long as no Default or Event of Default is continuing, any Restricted Investment which, together with all other Restricted Investments outstanding made pursuant to this clause (v) does not exceed $3 million. Except to the extent specifically noted above, Restricted Payments made pursuant to this paragraph shall be included in calculating the amount of Restricted Payments made after the Closing Date.



     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation would not cause a Default or Event of Default, (ii) at the time of and after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant entitled "-- Incurrence of Indebtedness," and (iii) each of the other requirements of the definition of the term "Unrestricted Subsidiary" are satisfied. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the Fair Market Value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon being so designated as an Unrestricted Subsidiary, any Subsidiary Guarantee that was previously executed by such Unrestricted Subsidiary shall be deemed terminated.



     The amount of all Restricted Payments not made in cash shall be the Fair Market Value (which, if it exceeds $1 million, shall be determined by, and set forth in, a resolution of the Board of Directors of the Company and described in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payments during such quarter were permitted and setting forth the basis upon which the calculations required by the covenant described under "-- Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.



     Incurrence of Indebtedness. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness, unless (i) at the time of such event and after giving effect thereto on a pro forma basis the Company's Consolidated Interest Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to (A) 2.0 to 1.0 for the first two years after the Closing Date and (B) 2.25 to 1.0 thereafter and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is Incurred or would occur as a consequence of the Incurrence of such additional Indebtedness.



     "Permitted Indebtedness" means any and all of the following:



          (i) Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Bank Credit Agreement (including all Guarantees thereof) in an aggregate amount not to exceed the greater of (A) $30 million and (B) 85% of Eligible Receivables, less the aggregate amount of all payments thereon which are applied to permanently reduce the outstanding amount of or the commitments with respect to such Indebtedness;


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          (ii) Indebtedness represented by the Notes, the Indenture, the
     Subsidiary Guarantees and the Pledge Agreement;



          (iii) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that (A) if the Company is an obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (B) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed to constitute a new Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;



          (iv) Permitted Refinancing Indebtedness Incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, (A) Indebtedness (other than Permitted Indebtedness) that was Incurred in compliance with the Indenture, (B) Indebtedness referred to in clause (ii) of the definition of the term "Permitted Indebtedness," or (C) Existing Indebtedness;



          (v) Indebtedness of a Restricted Subsidiary of the Company constituting a Guarantee of Indebtedness of the Company or a Restricted Subsidiary which Indebtedness was Incurred pursuant to this definition or the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness;"



          (vi) Hedging Obligations of the following types: (A) Interest Rate Hedges the notional principal amount of which does not exceed the principal amount of the Indebtedness to which such Interest Rate Hedge relates, and
     (B) Currency Hedges that do not increase the outstanding loss potential or liabilities other than as a result of fluctuations in foreign currency exchange rates;



          (vii) Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $5 million; and



          (viii) Existing Indebtedness.



     For purposes of determining compliance with the covenant entitled "Incurrence of Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described herein, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described herein.



     Liens. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, affirm, assume or suffer to exist any Lien of any kind on any property now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless (i) in the case of Liens securing obligations subordinate to the Notes, the Notes are secured by a valid, perfected Lien on such property that is senior in priority to such Liens, (ii) in the case of Liens securing obligations subordinate to a Subsidiary Guarantee, such Subsidiary Guarantee is secured by a valid, perfected Lien on such property that is senior in priority to such Liens, and (iii) in all other cases, the Notes (and, if such Lien secures obligations of a Restricted Subsidiary, a Subsidiary Guarantee of such Restricted Subsidiary) are equally and ratably secured; provided, however, that the foregoing shall not prohibit or restrict Permitted Liens.



     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries,
(iii) transfer any of its properties to the Company or any of its Restricted Subsidiaries, (iv) grant any Liens in favor of the Holders of the Notes and the Trustee or (v) guarantee the Notes or any renewals or refinancings thereof, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness, (B) the Bank Credit Agreement, (C) applicable law, (D) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person, or the property of the Person, so acquired, provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred, (E) customary non-assignment provisions in leases, licenses, sales agreements or other contracts (but excluding contracts related to the extension of credit) entered into in the ordinary course of business and consistent with past practices, (F) restrictions imposed pursuant to a binding agreement for the sale or disposition of all or substantially all of the Equity Interests or assets of any Restricted Subsidiary, provided such restrictions apply solely to the Equity Interests or assets being sold, (G) restrictions imposed by Permitted Liens on the transfer of the assets that are subject to such Liens, and (H) Permitted Refinancing Indebtedness Incurred to refinance Existing Indebtedness or Indebtedness of the type described in clause (D) above, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, as a whole, than those contained in the agreements governing the Indebtedness being refinanced.



     Limitation on Issuance, Sale and Ownership of Capital Stock of Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to (i) sell, assign, transfer, convey or otherwise dispose of, any Equity Interests of any Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary, (ii) permit any Restricted Subsidiary to issue any Equity Interests (including, without limitation, pursuant to any merger, consolidation, recapitalization or similar transaction) other than to the Company or a Wholly Owned Restricted Subsidiary or (iii) permit any Person other than the Company or a Wholly Owned Restricted Subsidiary to own any Equity Interests of any Restricted Subsidiary, except for
(A) a sale to a Person of all of the Equity Interests of a Restricted Subsidiary, which sale was made by the Company or a Restricted Subsidiary subject to, and in compliance with, the "Asset Sales" covenant, (B) the issuance and subsequent ownership of directors' qualifying shares and (C) the Equity Interests of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary, provided that the Equity Interests owned by such Person do not exceed 20% of the total Equity Interests of such Restricted Subsidiary.



     Merger, Consolidation, or Sale of Assets. The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless (i) the Company is the surviving entity, or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form


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


reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction, no Default or Event of Default exists or would exist; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will (treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred at the time of such transaction) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption
"-- Incurrence of Indebtedness;" and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of the Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. For restrictions on mergers, consolidations and disposition of assets involving Restricted Subsidiaries, see "-- Subsidiary Guarantees."



     Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (other than the Company or a Restricted Subsidiary), in one transaction or a series of transactions (each of the foregoing an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Closing Date involving aggregate consideration in excess of $500,000, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Closing Date involving aggregate consideration in excess of $2 million, a resolution described in an Officers' Certificate, certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Closing Date involving aggregate consideration in excess of $5 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized national standing; provided that the following types of transactions shall not constitute Affiliate Transactions: (1) any transaction with an officer or director of the Company or any Restricted Subsidiary in connection with such individual's compensation (including directors' fees), employee benefits, severance arrangements or indemnification (to the extent consistent with applicable law and the charter and bylaws of the Company or such Restricted Subsidiary), in each case entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (2) transactions between or among the Company and its Restricted Subsidiaries; (3) Restricted Payments that are permitted by the provisions of the covenant described under "-- Restricted Payments;" (4) sales of Capital Stock of the Company made at prevailing market rates; and (5) loans to officers, directors and employees of the Company


                                       66
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and its Restricted Subsidiaries in an aggregate amount not to exceed $1 million at any one time outstanding.



     Sale and Leaseback Transactions. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Company could have (i) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to either (1) the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under "-- Incurrence of Indebtedness" or (2) clause (vii) of the definition of the term "Permitted Indebtedness" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under "-- Liens," and (b) the sale portion of such sale and leaseback transaction complies with the covenant described in "-- Repurchase at the Option of Holders -- Asset Sales," and the net proceeds from such sale are applied in accordance with such covenant.



     Business Activities. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Shipyard Business.



     Payments for Consent. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Pledge Agreement or the Subsidiary Guarantees unless such consideration is offered to be paid or is paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.



     Reports. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.



EVENTS OF DEFAULT AND REMEDIES



     The Indenture will provide that each of the following constitutes an "Event of Default": (i) default for 30 days in the payment when due of any interest payable with respect to the Notes at any time (provided that such 30-day grace period shall be inapplicable for the first two scheduled interest payments due on the Notes); (ii) default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on the Notes; (iii) failure by the Company or a Restricted Subsidiary to comply with the provisions described under "-- Security," "-- Subsidiary Guarantees," "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales" or "Certain Covenants -- Merger, Consolidation, or Sale of Assets;" (iv) failure by the Company or any Restricted Subsidiary for 30 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes to the Company and the Trustee to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money


                                       67
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borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness following the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness (including any obligation to redeem or repurchase such Indebtedness) prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments rendered against the Company or any of its Restricted Subsidiaries aggregating in excess of $1 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and non-appealable; (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary; (viii) certain events of breach, default, repudiation or unenforceability of the Pledge Agreement; and (ix) any Guarantee of the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary, or any Person acting on behalf of any Restricted Subsidiary, shall deny or disaffirm its obligations under its Guarantee of any Notes.



     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary of the Company, all outstanding Notes will become due and payable without further action or notice by the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.



     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or a Restricted Subsidiary with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of
Default occurs prior to             , 2003 by reason of any willful action (or
inaction) taken (or not taken) by or on behalf of the Company or a Restricted Subsidiary with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.



     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium or interest on the Notes.



     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


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LEGAL DEFEASANCE AND COVENANT DEFEASANCE



     The Company may, at its option and at any time, elect to discharge all of its obligations with respect to the outstanding Notes and all obligations of the Restricted Subsidiaries under the Subsidiary Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, and interest on the Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of transfers or exchanges of Notes, replacement of mutilated, destroyed, lost or stolen Notes as required by the Indenture and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance and optional redemption provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.



     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars or non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE



     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.



     The registered Holder of a Note will be treated as the owner of such Note for all purposes.



AMENDMENT, SUPPLEMENT AND WAIVER



     Except as provided in the next two succeeding paragraphs, the Indenture, the Pledge Agreement, the Notes or the Subsidiary Guarantees may be amended or supplemented by the Company, each Restricted Subsidiary, and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or non-compliance with any provision of the Indenture, the Pledge Agreement, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).



     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under " -- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;
(vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under " -- Repurchase at the Option of Holders"); (viii) release any Collateral from the Lien created by the Pledge Agreement, except in accordance with the terms thereof, or amend the terms thereof relating to release of Collateral; (ix) release any Restricted Subsidiary from its Subsidiary Guarantee except as permitted hereunder; (x) make any change in the provisions of the Indenture requiring any Guarantees thereof or in the provisions of any such Guarantees; or (xi) make any change in the foregoing amendment and waiver provisions.



     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Restricted Subsidiaries and the Trustee may amend or supplement the Indenture, the Pledge Agreement, the Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to add Guarantees of Restricted Subsidiaries with respect to the Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE



     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when (i) either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust with the Trustee and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (b) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable by their terms within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and in each case the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount of money in U.S. dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal amount, premium, if any, and accrued and unpaid interest to the date of such deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof; (ii) the Company has paid all other sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture to satisfaction and discharge have been complied with.



NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS AND
STOCKHOLDERS



     No past, present or future director, officer, employee, incorporator, partner or stockholder of either of the Company or any of its Subsidiaries, as such, shall have any liability for any obligations of the Company or its Subsidiaries under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal Securities laws and it is the view of the Commission that such a waiver is against public policy.



CONCERNING THE TRUSTEE



     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.



     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION



     Anyone who receives this Prospectus may obtain copies of the Indenture and the Pledge Agreement without charge by writing to the Company, 4000 S. Sherwood Forest Blvd., Suite 603, Baton Rouge, Louisiana, 70816, Attention: Chief Financial Officer.



BOOK-ENTRY, DELIVERY AND FORM



     The Notes to be sold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with the Trustee as custodian for The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").



     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.



     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) beneficial ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form ("Certificated Notes") of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.



     So long as the Global Note Holder is the registered owner of the Global Note, the Global Note Holder will be considered the sole owner or Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names and will not receive or be entitled to receive physical delivery of Notes in definitive form. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.



     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Company to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.



     As long as the Notes are represented by a Global Note, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See
"-- Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales." Notice by the Depositary's Participants or the Depositary's Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.



     The Company will issue Notes in definitive form in exchange for the Global
Note if, and only if, either (1) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (2) an Event of Default has occurred and is continuing and the Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of the Global Note. In either instance, an owner of a beneficial interest in the Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.



  Certified Notes



     If the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days then, upon surrender by the Global Note Holder of its Global Note, Notes in the form of registered definitive Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.



     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.



  Same-Day Settlement and Payment



     The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Notes will be settled in immediately available funds.

CERTAIN DEFINITIONS



     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.



     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.



     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.



     "Asset Sale" means (a) the direct or indirect sale, lease, license, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback or similar arrangement, by merger or consolidation) by the Company or a Restricted Subsidiary (a "disposition"), in one transaction or a series of transactions; provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described under "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales," and (b) the issuance or disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of the Company's Restricted Subsidiaries. Notwithstanding the foregoing, none of the following will be deemed an Asset Sale: (i) a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described under "-- Certain Covenants -- Restricted Payments;" (iv) dispositions in any fiscal year with Net Proceeds in the aggregate of $1 million or less; (v) any liquidation of any Cash Equivalent; (vi) any disposition of defaulted receivables for collection; and (vii) the grant of any Lien securing Indebtedness (or any foreclosure thereon) to the extent that such Lien is granted in compliance with the covenant set forth under "-- Certain
Covenants -- Liens."



     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).



     "Bank Credit Agreement" means any senior revolving credit facility governing Indebtedness for borrowed money owed by the Company or a Restricted Subsidiary to banks, trust companies or other institutions that are principally engaged in the business of lending money to businesses.



     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.



     "Cash Equivalents" means (i) Government Securities having maturities of not more than twelve months from the date of acquisition, (ii) certificates of deposit and Eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any member bank of the U.S. Federal Reserve System having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper having the rating of at least P-1 from Moody's Investors Service, Inc., or any successor to its rating business, or at least A-1 from Standard & Poor's Ratings Group, or any successor to its rating business, and in each case maturing within 180 days after the date of acquisition.



     "Collateral" means the Pledged Securities and the proceeds thereof.



     "Consolidated EBITDA" means, with respect to the Company for any period, the sum of, without duplication, (i) the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, plus (ii) to the extent deducted in the computation of such Consolidated Net Income, the Consolidated Interest Expense for such period, plus (iii) to the extent deducted in the computation of such Consolidated Net Income, amortization or write-off of deferred financing charges for such period, plus (iv) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (v) to the extent deducted in the computation of such Consolidated Net Income, consolidated depreciation, depletion, amortization and other noncash charges of the Company and its Restricted Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (vii) cash payments with respect to any nonrecurring, noncash charges previously added back pursuant to clause (v), and excluding (viii) the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash charges of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of the Company and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (unless such approval has been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.



     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the aggregate liquidation value of all Disqualified Stock (and in the case of a Restricted Subsidiary of the Company, preferred stock other than preferred stock held by the Company or any of its Restricted Subsidiaries) of such Person, in each case, determined on a consolidated basis in accordance with GAAP.



     "Consolidated Interest Coverage Ratio" means with respect to the Company and its Restricted Subsidiaries for any period, the ratio of (i) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period to (ii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs any Indebtedness (other than revolving credit borrowings pursuant to Indebted-ness already Incurred in accordance herewith) or issues or redeems preferred stock subsequent to the commencement of the four-quarter reference period for which the Consolidated Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is being made (the "Calculation Date") , then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such Incurrence of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be excluded as of the first day of the four quarter reference period, and (iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Company or any of its Restricted Subsidiaries following the Calculation Date.



     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, interest payments in respect of Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, in each case, on a consolidated basis and in accordance with GAAP, and (iii) the product of (A) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Disqualified Stock of the Company and its Restricted Subsidiaries or preferred stock of the Company's Restricted Subsidiaries, to the extent such Disqualified Stock or preferred stock is owned by Persons other than the Company and its Restricted Subsidiaries and (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, local and foreign statutory tax rate of such Person, expressed as a decimal.



     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person as to which Consolidated Net Income is being calculated, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income would not be permitted at the date of determination directly or indirectly, pursuant to the terms of its charter and by-laws and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income (if positive) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.



     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common equity holders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred equity (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends or other distributions, unless such dividends or other distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred equity, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.



     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.



     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.



     "Eligible Receivables" means the trade receivables of the Company and its Restricted Subsidiaries less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP.



     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).



     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture pro forma after giving effect to the Offering and the use of proceeds therefrom.



     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; provided that if such value exceeds $1 million, such determination shall be made in good faith by the Board of Directors of the Company.



     "GAAP" means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.



     "Government Securities" means direct obligations of, or obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.



     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest or currency exchange rate swap agreements, interest or currency exchange rate cap agreements and interest or currency exchange rate collar agreements and (ii) other agreements or arrangements, in any case, designed to protect such Person against fluctuations in interest or currency exchange rates (as appropriate, "Interest Rate Hedges" and "Currency Hedges").



     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.



     "Indebtedness" means, with respect to any Person, (a) any liability of such Person, whether or not contingent (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); (iii) for the payment of money relating to a Capital Lease Obligation; (iv) for or pursuant to Disqualified Stock; (v) for or pursuant to preferred stock of any Restricted Subsidiary of the Company (other than preferred stock held by the Company or any of its Restricted Subsidiaries); (vi) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes a trade payable or accrued liability in the ordinary course of business that is not overdue by more than 90 days or is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted); or (vii) under or in respect of Hedging Obligations; (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability, or the payment of which is secured by (or for which the holder of such liability has an existing right to be secured by) any Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. The amount of any non-interest bearing or other discount Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP, but such Indebtedness shall be deemed to have been Incurred only on the date of the original issuance thereof.



     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations (but excluding endorsements of negotiable instruments for collection in the ordinary course of business)), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions (for consideration) of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company or any of its Restricted Subsidiaries for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.



     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof).



     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any sales of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions) other than in the ordinary course of business or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary or non-recurring gain (but not loss), together with any related provision for taxes on such extraordinary or non-recurring gain (but not loss), and (iii) unrealized foreign exchange gains (but not losses).



     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, (i) Cash Equivalents received as consideration in such Asset Sale, (ii) any cash received upon the disposition of any non-cash consideration received in such Asset Sale, and (iii) any assumption of liabilities deemed to constitute "cash" for purposes of the covenant described in "-- Asset Sales"), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes paid or payable by the Company or any of its Restricted Subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be paid to any Person (other than the Company and its Restricted Subsidiaries) having a Lien on the assets subject to the Asset Sale, amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (provided that the amount of any such reserve shall be deemed to constitute Net Proceeds at the time such reserve shall have been released or is not otherwise required to be retained for such purpose).



     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have expressly waived any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to the Company or any of its Restricted Subsidiaries, including, without limitation, a waiver of the benefits of the provisions of Section 1111(b) of the U.S. Bankruptcy Code (Title 11, United States Code), as amended.



     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.



     "Officer" means, with respect to any Person, the chief executive officer, the president, the chief operating officer, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer, the controller, the secretary, any assistant secretary or any vice-president of such Person.



     "Officers' Certificate" means a certificate signed on behalf of a Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

     "Permitted Holders" means (i) Samuel F. Eakin, Frank W. Eakin and David B. Ammons; (ii) each of their beneficiaries, estates, spouse and lineal descendants, legal representatives of any of the foregoing and the trustee of any bona fide trust of which any of the foregoing are the sole beneficiaries or grantors and (iii) all Affiliates controlled by the individuals named in clause
(i) (provided that, for purposes of this clause (iii) only, the proviso set forth in the definition of the term "Affiliate" shall be deemed modified to provide that beneficial ownership of 50% or more of the voting securities of a Person shall constitute, and shall be necessary to constitute, control).



     "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents;
(iii) any Investment by the Company or any of its Restricted Subsidiaries in a Person engaged in the Shipyard Business if, as a result of such Investment, (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) any Investment in Government Securities in accordance with the provisions of the Pledge Agreement; (v) Investments the payment for which consists exclusively of Equity Interests (excluding Disqualified Stock) of the Company; (vi) Investments in shares of money market mutual or similar funds having assets in excess of $500 million; and (vii) Investments in negotiable instruments held for collection in the ordinary course of business and lease, utility and similar deposits.



     "Permitted Liens" means (i) Liens securing Permitted Indebtedness Incurred pursuant to clause (i) of the definition of such term; (ii) Liens in favor of the Company and/or its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any such Restricted Subsidiary; (iv) Liens securing any Acquired Indebtedness and which exist at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens arising under the Indenture in favor of the Trustee; (vi) Liens existing on the date of the Indenture; (vii) Liens arising by reason of (1) any judgment, decree or order of any court not constituting an Event of Default; (2) taxes not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money), bids, licenses, performance or similar bonds and other obligations of a like nature, in the ordinary course of business; (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessees), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations or in lieu of surety or appeal bonds; (7) surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; or
(8) operation of law or statute and incurred in the ordinary course of business, including without limitation, those in favor of mechanics, materialmen, suppliers, laborers or employees, and, if securing sums of money, for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP; (viii) Liens created by the Pledge

Agreement; (ix) Liens resulting from the deposit of funds or Government Securities in trust for the purpose of decreasing or defeasing Indebtedness of the Company and its Restricted Subsidiaries so long as such deposit of funds or Government Securities and such decreasing or defeasing of Indebtedness are permitted under the "Restricted Payments" covenant; (x) Liens securing obligations in a maximum aggregate amount not to exceed $5 million and consisting exclusively of (1) Permitted Indebtedness Incurred pursuant to clause
(vii) of the definition of such term and (2) Attributable Debt that could have been Incurred as a Capital Lease Obligation pursuant to clause (vii) of the definition of the term "Permitted Indebtedness"; provided that such Liens attach only to assets subject to such capital lease or sale and leaseback transaction and other assets directly related thereto; and (xi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (iii), (iv) and (vi) above; provided that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness secured thereby immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).



     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used by such Person to extend, refinance, renew, replace, defease or refund other Indebtedness of such Person ("Old Indebtedness"); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Old Indebtedness; (ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Old Indebtedness;
(iii) if the Old Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Old Indebtedness; (iv) such Permitted Refinancing Indebtedness is on terms that are no more restrictive, as a whole, than those governing such Old Indebtedness; and (v) such Permitted Refinancing Indebtedness is Incurred only by the Company or the Restricted Subsidiary that is the obligor on the Old Indebtedness.



     "Person" means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.



     "Pledge Account" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the proceeds from the sale of the Notes.



     "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and between the Company and the Trustee governing the disbursement of funds from the Pledge Account, as such may be amended from time to time pursuant to the terms thereof.



     "Pledged Securities" means the securities purchased with a portion of the proceeds from the sale of the Notes, which shall consist of Government Securities, to be deposited in the Pledge Account.



     "Public Equity Offering" means an underwritten public offering for cash by the Company of its Capital Stock (other than Disqualified Stock) to any Person other than a Subsidiary of the Company pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Restricted Investment" means an Investment other than a Permitted Investment.



     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.



     "Securities Act" means the Securities Act of 1933, as amended.



     "Shipyard Business" means the business of the provision of construction, repair, fabrication, labor and environmental services to the maritime, transportation and oilfield industries, together with all activities ancillary thereto.



     "Subordinated Indebtedness" means Indebtedness of the Company (or a Restricted Subsidiary) that is expressly subordinated in right of payment to the Notes (or a Subsidiary Guarantee, as appropriate).



     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless indicated to the contrary, "Subsidiary" refers to a Subsidiary of the Company.



     "Subsidiary Guarantee" means an unconditional guaranty of the Notes and the Indenture given by any Restricted Subsidiary or other Person pursuant to the terms of the Indenture or any supplement thereto.



     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) does not own any Equity Interests of, or own or hold any Lien on, any property of the Company or any Restricted Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), (iii) has not, and the Subsidiaries of such Subsidiary have not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, (iv) is not party to any material agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (v) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, (vi) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries and (vii) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that (i) such designation complied with the foregoing conditions,
(ii) such designation was permitted by the covenant described under "-- Certain Covenants -- Restricted Payments," (iii) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption

"-- Certain Covenants -- Incurrence of Indebtedness" and (iv) no Default or Event of Default would be in existence immediately following such designation. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Liens or agreements of such Subsidiary shall be deemed to be Incurred or created by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness, Liens or agreements are not permitted to be Incurred or created as of such date under the covenants described under "-- Certain Covenants," the Company shall be in default of such covenants). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an Incurrence of Indebtedness and a creation of Liens and agreements by a Restricted Subsidiary of the Company of any outstanding Indebtedness, Liens or agreements of such Unrestricted Subsidiary and such designation shall only be permitted if
(i) such Indebtedness, Liens and agreements are permitted under the covenants described under "-- Certain Covenants," and (ii) no Default or Event of Default would be in existence immediately following such designation.



     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.



     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                                  UNDERWRITING


     The Company and Schroder & Co. Inc. (the "Underwriter") have entered into an agreement (the "Underwriting Agreement"), pursuant to which, subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, $85.0 million aggregate principal amount of the Notes.



     The Underwriting Agreement provides that the Underwriter's obligation to pay for and accept delivery of the Notes is subject to certain conditions precedent and that the Underwriter will be obligated to purchase all such Notes if any are purchased. The Underwriter has informed the Company that no sales of Notes will be confirmed to discretionary accounts.



     The Company has been advised by the Underwriter that it proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a
concession not in excess of      % of the principal amount of the Notes. The
Underwriter may allow and such dealers may reallow a concession not in excess of
     % of the principal amount of the Notes to certain other brokers and dealers. After the Offering, the public offering price, the concession and reallowances to dealers and other selling terms may be changed by the Underwriter.



     The Company has agreed to indemnify the Underwriter against certain liabilities that it may incur in connection with the sale of the Notes, including liabilities arising under the Securities Act, and to contribute to payments that the Underwriter may be required to make with respect thereto.



     There is currently no trading market for the Notes, and the Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriter that the Underwriter currently intends to make a market in the Notes; however, the Underwriter is not obligated to do so and may discontinue any such market-making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.



     In connection with this Offering, the Underwriter and its affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Underwriter also may create a short position for its account by selling more Notes in connection with the Offering than it is committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of the Offering to cover all or a portion of such short position. In addition, the Underwriter may impose "penalty bids" under contractual arrangements with the Underwriter whereby it may reclaim from a dealer participating in the Offering, for the account of the Underwriter, the selling concession with respect to Notes that are distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.



                                 LEGAL MATTERS



     The validity of the Notes offered hereby will be passed upon by Griggs & Harrison, P.C., Houston, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Baker & Botts, L.L.P., New York, New York.

                                    EXPERTS

     The Company's Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and as of and for the nine-month period ended September 30, 1997, included in this Prospectus and the Company's Registration Statement on Form S-1 (the "Registration Statement"), have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Bludworth's Consolidated Financial Statements as of March 31, 1997 and 1996 and for each of the two years in the period ended March 31, 1997, and as of and for the six-month period ended September 30, 1997, included in this Prospectus and the Company's Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement under the Securities Act, with respect to the Notes offered by this Prospectus. This Prospectus, which constitutes a part of such Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to such Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission and at the Regional Offices of the Commission, and copies may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.



     As a result of the Offering, the Company will become subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.



     The Company intends to furnish its security holders with annual reports containing audited Consolidated Financial Statements certified by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              NO.
                                                              ----
First Wave Marine, Inc. and Subsidiaries

  Report of Independent Certified Public Accountants........   F-2

  Consolidated Balance Sheets as of December 31, 1995 and
     1996 and as of September 30, 1997......................   F-3

  Consolidated Statements of Earnings for the years ended
     December 31, 1994, 1995 and 1996 and for the nine
     months ended September 30, 1996 (Unaudited) and 1997...   F-4

  Consolidated Statement of Stockholders' Equity for the
     years ended December 31, 1994, 1995 and 1996 and for
     the nine months ended September 30, 1997...............   F-5

  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and for the nine
     months ended September 30, 1996 (Unaudited) and 1997...   F-6

  Notes to Consolidated Financial Statements................   F-7

John Bludworth Marine, Inc. and Subsidiary

  Report of Independent Certified Public Accountants........  F-17

  Consolidated Balance Sheets as of March 31, 1996 and 1997
     and as of September 30, 1997...........................  F-18

  Consolidated Statements of Earnings for the years ended
     March 31, 1996 and 1997 and for the six months ended
     September 30, 1996 (Unaudited) and 1997................  F-19

  Consolidated Statement of Stockholder's Equity for the
     years ended March 31, 1996 and 1997 and for the six
     months ended September 30, 1997........................  F-20

  Consolidated Statements of Cash Flows for the years ended
     March 31, 1996 and 1997 and for the six months ended
     September 30, 1996 (Unaudited) and 1997................  F-21

  Notes to Consolidated Financial Statements................  F-22

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Wave Marine, Inc.

     We have audited the accompanying consolidated balance sheets of First Wave Marine, Inc. and Subsidiaries as of September 30, 1997 and December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the nine months ended September 30, 1997 and for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of First Wave Marine, Inc. and Subsidiaries as of September 30, 1997 and December 31, 1996 and 1995, and the results of its operations and its cash flows for the nine months ended September 30, 1997 and for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.

Grant Thornton LLP

Houston, Texas
November 8, 1997
(except for the
third paragraph of
Note A11, as to which

the date is November 20, 1997, and the


fifth and sixth paragraphs of Note O, as to


which the date is January 5, 1998).

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS


                                                              DECEMBER 31,
                                                            -----------------   SEPTEMBER 30,
                                                             1995      1996         1997
                                                            ------    -------   -------------
CURRENT ASSETS
  Cash and cash equivalents...............................  $   66    $    --      $ 1,079
  Accounts receivable, including unbilled receivables of
     $734, $1,973 and $3,528..............................   3,884      6,182        7,228
  Inventories.............................................  309...        566          652
  Costs and estimated earnings in excess of billings on
     uncompleted contracts................................     874         90           --
  Other...................................................     133        283          243
  Income tax receivable...................................      --        139           --
  Deferred income taxes...................................      43         23           80
                                                            ------    -------      -------
          Total current assets............................   5,309      7,283        9,282
PROPERTY AND EQUIPMENT, NET...............................   1,028     16,755       22,372
ORGANIZATION AND LOAN COSTS, net of accumulated
  amortization of $51, $136 and $219......................     167        662          704
DEPOSITS..................................................     290        232          200
                                                            ------    -------      -------
                                                            $6,794    $24,932      $32,558
                                                            ======    =======      =======
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Due to bank.............................................  $   --    $    88      $    --
  Notes payable...........................................   3,488      1,519          219
  Current portion of long-term obligations................   1,031        877        1,333
  Trade accounts payable..................................     853        897          812
  Accrued liabilities.....................................     871      1,188        1,861
                                                            ------    -------      -------
          Total current liabilities.......................   6,243      4,569        4,225
LONG-TERM OBLIGATIONS, net of current portion.............      97     10,872       15,082
SUBORDINATED DEBT.........................................      --      6,914        6,884
DEFERRED INCOME TAXES.....................................      14        236          563
OTHER LIABILITIES.........................................      21         57          441
MINORITY INTEREST IN SUBSIDIARY...........................      85        391          928
COMMITMENTS AND CONTINGENCIES.............................      --         --           --
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value, 2,000 shares
     authorized, no shares issued.........................      --         --           --
  Common stock, no par value in 1995 and 1996, $.01 par
     value in 1997, 21,000 shares authorized, 10,650
     shares issued and outstanding at December 31, 1995
     and 1996 and 10,758 shares issued and outstanding at
     September 30, 1997...................................       1          1           10
  Additional paid-in capital..............................      --         --            2
  Retained earnings.......................................     333      1,892        4,423
                                                            ------    -------      -------
                                                               334      1,893        4,435
                                                            ------    -------      -------
                                                            $6,794    $24,932      $32,558
                                                            ======    =======      =======


        The accompanying notes are an integral part of these statements.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                          ---------------------------------------------   -----------------------------
                                              1994            1995            1996            1996            1997
                                          -------------   -------------   -------------   -------------   -------------
                                                                                           (UNAUDITED)
REVENUES
  Repair and conversions................     $11,693         $15,392         $20,997         $14,965         $19,801
  New construction......................       1,391           3,321           2,841           1,898             881
  Environmental services................       2,263           3,287           4,119           3,062           3,784
                                             -------         -------         -------         -------         -------
                                              15,347          22,000          27,957          19,925          24,466
COST OF REVENUES........................      12,591          17,043          18,623          13,886          14,330
                                             -------         -------         -------         -------         -------
  Gross profit..........................       2,756           4,957           9,334           6,039          10,136
GENERAL AND ADMINISTRATIVE EXPENSES.....       2,827           3,623           5,629           4,548           3,943
                                             -------         -------         -------         -------         -------
  Earnings (loss) from operations.......         (71)          1,334           3,705           1,491           6,193
INTEREST EXPENSE........................         186             247             829             380           1,280
MINORITY INTEREST IN NET EARNINGS OF
  SUBSIDIARY............................          --              76             219              66             536
                                             -------         -------         -------         -------         -------
  Earnings (loss) before income taxes...        (257)          1,011           2,657           1,045           4,377
INCOME TAX EXPENSE (BENEFIT)
  Current...............................           2             312             856             424           1,567
  Deferred..............................          --             (29)            242             105             270
                                             -------         -------         -------         -------         -------
                                                   2             283           1,098             529           1,837
                                             -------         -------         -------         -------         -------
     NET EARNINGS (LOSS)................     $  (259)        $   728         $ 1,559         $   516         $ 2,540
                                             =======         =======         =======         =======         =======
Earnings (loss) per common share........     $  (.02)        $   .07         $   .15         $   .05         $   .24
Weighted average shares.................      10,650          10,650          10,650          10,650          10,650
                                             =======         =======         =======         =======         =======

        The accompanying notes are an integral part of these statements.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        COMMON STOCK      ADDITIONAL                   TOTAL
                                      ----------------     PAID-IN      RETAINED   STOCKHOLDERS'
                                      SHARES    AMOUNT     CAPITAL      EARNINGS      EQUITY
                                      ------    ------    ----------    --------   -------------
Balance at January 1, 1994..........  10,650     $  1        $--         $   --       $    1
  Net loss..........................      --       --         --           (259)        (259)
                                      ------     ----        ---         ------       ------
Balance at December 31, 1994........  10,650        1         --           (259)        (258)
  Distribution to stockholders......      --       --         --           (136)        (136)
  Net earnings......................      --       --         --            728          728
                                      ------     ----        ---         ------       ------
Balance at December 31, 1995........  10,650        1         --            333          334
  Net earnings......................      --       --         --          1,559        1,559
                                      ------     ----        ---         ------       ------
Balance at December 31, 1996........  10,650        1         --          1,892        1,893
  Change in par value...............      --        9         --             (9)          --
  Issuance of common stock..........     108       --          2             --            2
  Net earnings......................      --       --         --          2,540        2,540
                                      ------     ----        ---         ------       ------
Balance at September 30, 1997.......  10,758     $ 10        $ 2         $4,423       $4,435
                                      ======     ====        ===         ======       ======

         The accompanying notes are an integral part of this statement.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                          ---------------------------   -----------------
                                                           1994      1995      1996      1996      1997
                                                          -------   -------   -------   -------   -------
                                                                                      (UNAUDITED)
Cash flows from operating activities
  Net (loss) earnings...................................  $  (259)  $   728   $ 1,559   $   516   $ 2,540
  Adjustments to reconcile net (loss) earnings to net
     cash (used) provided by operating activities
     Depreciation and amortization......................       48       259       680       324     1,037
     Minority interest on earnings......................       --        76       219        66       536
     Deferred income tax provision......................       --       (29)      242       105       270
     Change in assets and liabilities
       Increase in accounts receivable..................   (2,526)   (1,357)   (2,298)   (2,330)   (1,046)
       (Increase) decrease in inventories...............     (623)      314      (256)      (61)      (86)
       (Increase) decrease in costs and estimated
          earnings in excess of billings on uncompleted
          contracts.....................................   (1,156)      281       784       575        90
       (Increase) decrease in other assets..............      (48)      (89)     (150)       70        40
       (Increase) decrease in income tax receivable.....       --        --      (139)      (86)      139
       (Increase) decrease in deposits..................       --      (290)       58       (32)       32
       Increase (decrease) in due to bank...............       --        --        88        72       (88)
       Increase (decrease) in trade accounts payable....    1,051      (198)       44       135       (85)
       Increase in accrued liabilities..................      433       376       317        93       673
       Increase (decrease) in billings in excess of
          costs and estimated earnings on uncompleted
          contracts.....................................       56       (56)       --        --        --
       Increase in other liabilities....................       62        21        36        55       384
                                                          -------   -------   -------   -------   -------
          Net cash (used) provided by operating
            activities..................................   (2,962)       36     1,184      (498)    4,436
Cash flows from investing activities
  Acquisition of property and equipment.................     (569)     (934)   (1,425)     (857)   (1,890)
  Asset acquisition costs...............................       --        --        --        --      (118)
                                                          -------   -------   -------   -------   -------
          Net cash used by investing activities.........     (569)     (934)   (1,425)     (857)   (2,008)
Cash flows from financing activities
  Proceeds from issuance of long-term obligations.......       41       105     3,260     3,260       900
  Payments on long-term obligations.....................       --       (18)     (208)     (208)     (951)
  Proceeds from issuance of notes payable...............    3,151     3,288       175        --       230
  Payments on notes payable.............................     (661)   (3,377)   (1,905)   (1,625)       --
  Net (payments) proceeds on revolving line of credit...    1,196       886      (567)     (138)   (1,530)
  Loan costs............................................       --        --      (580)
  Investment in Affiliate...............................     (117)       --        --        --        --
  Issuance of common stock..............................       --        --        --        --         2
                                                          -------   -------   -------   -------   -------
          Net cash provided (used) by financing
            activities..................................    3,610       884       175     1,289    (1,349)
                                                          -------   -------   -------   -------   -------
          Net increase (decrease) in cash...............       79       (14)      (66)      (66)    1,079
Cash and cash equivalents at beginning of period........        1        80        66        66        --
                                                          -------   -------   -------   -------   -------
Cash and cash equivalents at end of period..............  $    80   $    66   $    --   $    --   $ 1,079
                                                          =======   =======   =======   =======   =======
Supplemental disclosure of cash flow information
  Cash paid during the period for
     Interest...........................................  $    99   $   335   $   619   $   276   $ 1,023
     Income taxes.......................................       --       240       952       489     1,155
Supplemental disclosure of non-cash transactions
  During 1997 and 1996, the Company financed the
     purchase of assets with term debt and notes payable
     in the amount of $4,687 and $14,897, respectively
  During 1995, assets of $136 were distributed to the
     stockholders.

        The accompanying notes are an integral part of these statements.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1. PRINCIPLES OF CONSOLIDATION AND NATURE OF BUSINESS

     The accompanying consolidated financial statements include the accounts of First Wave Marine, Inc. (the Company) and its majority-owned subsidiaries, Newpark Shipbuilding and Repair, Inc. (Newpark), EAE Industries, Inc., Newpark Marine Fabricators, Inc. and Louisiana Ship, Inc. The minority interest stockholders of Newpark are current and former employees of Newpark. All material intercompany balances and transactions have been eliminated in consolidation.

     The Company's business is concentrated in providing shipyard and related environmental services to the offshore support vessel, offshore barge and inland marine industries, and the Company customarily extends credit to such customers. The Company provides a full range of repair and construction services as well as environmental services including cleaning, degassing and wastewater disposal from its location along the Houston Ship Channel in Houston, Texas.

2. ACCOUNTS RECEIVABLE

     Management considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is recorded. If collection of amounts become uncertain, an allowance will be established.

3. REVENUE RECOGNITION

     Revenues from new construction performed under lump-sum contracts are recognized on the percentage-of-completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract. This method is used because management considers expended labor hours to be the best available measure of progress on these contracts.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The asset, "costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed.

     Revenues from repairs, conversions and environmental services performed under time-and-materials and fixed-fee arrangements are recognized as the services are provided. Revisions to revenues and costs recognized on fixed-fee arrangements are made in the period in which the revisions are determined.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

4. INVENTORIES

     Inventories consist of raw materials and repair parts. Inventories are valued at the lower of cost or market using the first-in, first-out method.

5. INCOME TAXES

     Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

6. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets.

7. USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

8. CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

9. ORGANIZATION AND LOAN COSTS

     Organization costs are amortized using the straight-line method over five years. Loan costs are amortized over the life of the related loan.

10. INTERIM FINANCIAL INFORMATION

     Financial information for the nine months ended September 30, 1996, included herein, is unaudited. Such information includes all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the financial information in the interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the full fiscal year.

11. EARNINGS PER SHARE

     Earnings per common share is calculated by dividing net earnings available for common stockholders by the weighted average number of common stock shares outstanding during the period.

     On September 30, 1997, the Company merged into and became a Delaware corporation which effectively resulted in a stock split of 1,000 for 1. All share and per share data have been restated to give effect to the stock split.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

     On November 20, 1997, the Company's common stock was split 10.65 for 1 to stockholders of record on November 20, 1997, and was effected as a stock dividend. All share and per share data have been restated to give effect to the stock split.

NOTE B -- CONTRACTS IN PROGRESS

     Information regarding new construction under lump-sum contracts in progress are as follows:

                                                         DECEMBER 31,
                                             ------------------------------------   SEPTEMBER 30,
                                                1994         1995        1996           1997
                                             -----------   --------   -----------   -------------
Expenditures on uncompleted contracts......    $1,389        $712       $1,487         $--
Estimated earnings.........................         1         162          531         --
                                               ------        ----       ------         ------
                                                1,390         874        2,018         --
Less billings applicable thereto...........       290        --          1,928         --
                                               ------        ----       ------         ------
Costs and estimated earnings in excess of
  billings on uncompleted contracts........    $1,100        $874       $   90         $--
                                               ======        ====       ======         ======
Included in the accompanying balance sheet
  under the following caption:
  Costs and estimated earnings in excess of
     billings on uncompleted contracts.....    $1,156        $874       $   90         $--
  Billings in excess of costs and estimated
     earnings on uncompleted contracts.....       (56)       --          --            --
                                               ------        ----       ------         ------
                                               $1,100        $874       $   90         $--
                                               ======        ====       ======         ======

NOTE C -- PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                             ESTIMATED
                                              USEFUL            DECEMBER 31,
                                             LIVES IN    ---------------------------   SEPTEMBER 30,
                                               YEARS        1995           1996            1997
                                             ---------   -----------   -------------   -------------
Land.......................................    --          $--            $ 3,355         $ 4,831
Buildings..................................   31-40           345           4,584           7,568
Automobiles................................    5-7             33              59             160
Office furniture, fixtures and equipment...    3-5            134             211           2,546
Equipment..................................   5-16            772           9,397           9,078
                                                           ------         -------         -------
                                                            1,284          17,606          24,183
     Less accumulated depreciation.........                   256             851           1,811
                                                           ------         -------         -------
                                                           $1,028         $16,755         $22,372
                                                           ======         =======         =======

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

NOTE D -- NOTES PAYABLE

     Notes payable consist of the following:

                                                        DECEMBER 31,
                                                       ---------------   SEPTEMBER 30,
                                                        1995     1996        1997
                                                       ------   ------   -------------
Revolving line of credit of $4,000 at a bank;
  interest at prime plus 1% (9.25% at December 31,
  1996) due monthly; maturing September 4, 1997 or on
  demand; collateralized by receivables, inventory
  and guaranteed by the chairman of the Company......  $   --   $1,519      $    --
Revolving line of credit of $3,000 at a bank;
  interest at prime plus 2.5% (11% at December 31,
  1995) due monthly; paid in 1996....................   2,086       --           --
Note payable to a bank; interest at prime plus 2%
  (10.5% at December 31, 1995) due upon completion of
  a certain construction contract; paid in 1996......     850       --           --
Notes payable to corporations; interest ranging from
  7% to 10% due monthly; paid in 1996................     552       --           --
Note payable to a corporation; unsecured; due on
  demand; interest at 7%.............................      --       --          219
                                                       ------   ------      -------
                                                       $3,488   $1,519      $   219
                                                       ======   ======      =======

NOTE E -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                        DECEMBER 31,
                                                      ----------------   SEPTEMBER 30,
                                                       1995     1996         1997
                                                      ------   -------   -------------
Note payable to a financial institution; due in
  monthly installments of $159 including interest at
  10.42% through September 2003; collateralized by
  all assets, stock issued, and guaranteed by the
  chairman of the Company...........................  $   --   $11,630      $11,092
Subordinated note payable to a corporation; interest
  at 5%; principal and interest due September 2003;
  collateralized by all assets, stock issued, and
  guaranteed by the chairman of the Company.........      --     6,328        6,328
Notes payable to a bank; interest ranging from 8% to
  10.75%; due in monthly installments of $5 through
  March 2000, collateralized by certain assets and
  guaranteed by the chairman of the Company.........     128       119           --
Note payable to a corporation; interest at 7% due
  monthly; principal and accrued but unpaid interest
  due June 30, 1996, paid in 1996...................   1,000        --           --

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

                                                        DECEMBER 31,
                                                      ----------------   SEPTEMBER 30,
                                                       1995     1996         1997
                                                      ------   -------   -------------
Subordinated note payable to a corporation; due in
  monthly installments of $7 including interest of
  8% through September 2003. Additional payments of
  principal of $40 are due on each of the third,
  fourth, fifth and sixth anniversary dates of the
  note, and guaranteed by the chairman of the
  Company...........................................      --       586          556
Note payable to a financial institution; due in
  monthly installments of $10, including interest at
  9.25% through February 2002; collateralized by
  equipment, and guaranteed by the chairman of the
  Company...........................................      --        --          512
Note payable to a financial institution; due in
  monthly installments of $8, including interest at
  9.90% through August 2003; collateralized by all
  assets, stock issued, and guaranteed by the
  chairman of the Company...........................      --        --          596
Note payable to a bank; due in monthly installments
  of $21, including interest at prime plus 1%
  through August 2000; collateralized by accounts
  receivable, inventories and property and
  equipment, and guaranteed by the chairman of the
  Company...........................................      --        --          616
Capital lease obligation............................      --        --        3,209
Other long-term obligations.........................      --        --          390
                                                      ------   -------      -------
                                                       1,128    18,663       23,299
  Less current portion..............................   1,031       877        1,333
                                                      ------   -------      -------
                                                      $   97   $17,786      $21,966
                                                      ======   =======      =======

     Maturities of long-term obligations at December 31, 1996 are as follows:

                        YEAR ENDING
                        DECEMBER 31,                          AMOUNT
------------------------------------------------------------  ------
   1997.....................................................  $  877
   1998.....................................................     894
   1999.....................................................   1,010
   2000.....................................................   1,091
   2001.....................................................   1,205

     Certain notes payable are subject to loan agreements which contain, among other things, provisions restricting other borrowings, acquisitions, capital expenditures, redemption of the Company's stock and dividends, and require the Company to maintain certain financial ratios.

     The $6,328 subordinated note payable contains a default penalty of $2,206 if the note is not fully paid by the maturity date. It is management's intention to pay this note in full prior to the maturity date, September 30, 2003.

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt is $1,118 and $17,643 at December 31, 1995 and 1996.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

NOTE F -- INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                             1994        1995        1996
                                                           ---------    -------    ---------
Deferred tax assets:
  Percentage of completion allowance.....................    $  50       $ 43        $  23
  Depreciation...........................................        4         24           --
  Net operating loss.....................................       74         --           --
  Other..................................................        1         --           --
  Valuation allowance....................................     (129)        --           --
                                                             -----       ----        -----
                                                             $  --       $ 67        $  23
                                                             =====       ====        =====
Deferred tax liabilities:
  Capitalized small tools................................    $ (33)      $(38)       $ (39)
  Depreciation...........................................       --         --         (197)
  Other..................................................       (9)        --           --
  Valuation allowance....................................       42         --           --
                                                             -----       ----        -----
                                                             $  --       $(38)       $(236)
                                                             =====       ====        =====

     The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:

                                                                    DECEMBER 31,
                                                       --------------------------------------
                                                          1994          1995          1996
                                                       ----------    ----------    ----------
Statutory federal income tax rate....................     34.00%        34.00%        34.00%
Change in valuation allowance........................    (33.05)       (11.09)           --
Minority interest....................................        --          2.56          2.80
State taxes..........................................        --          2.16          3.61
Other................................................     (0.95)         0.36          0.91
                                                         ------        ------        ------
  Effective income tax rate..........................        --%        27.99%        41.32%
                                                         ======        ======        ======

     The Company utilized its remaining net operating loss carryforward of $300 during 1995.

NOTE G -- LEASING ARRANGEMENTS

     Prior to the acquisition of facilities and equipment in 1996, the Company conducted its operations in leased facilities and leased certain equipment under operating leases. Rental expense for operating leases was $1,709, $1,631 and $1,202 for 1994, 1995 and 1996, and $1,198 and $29 for the nine months ended September 30, 1996 and 1997.

     In August 1997, the Company began a portion of its operations in leased facilities. For financial reporting purposes, minimum lease rentals relating to the building and land have been capitalized. The related assets and obligations have been recorded using the Company's incremental borrowing rate at the inception of the lease. The lease, which is noncancelable, expires in August 2002, at

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES which time ownership of the assets will transfer to the Company. The following is a schedule of leased property under capital leases at September 30, 1997:

Land.......................................................    $1,417
Buildings and equipment....................................     1,792
                                                               ------
                                                               $3,209
                                                               ======

     The following is a schedule by years of future minimum lease payments under capital leases together with present value of the net minimum lease payments as of September 30, 1997:

Year ended December 31:
     1997..................................................    $   --
     1998..................................................        --
     1999..................................................       200
     2000..................................................       595
     2001..................................................       655
     Succeeding years......................................     3,323
                                                               ------
Total minimum lease payments...............................     4,773
Less amount representing interest..........................     1,564
                                                               ------
                                                                3,209
Current portion............................................        --
                                                               ------
Noncurrent portion.........................................    $3,209
                                                               ======

NOTE H -- CONTINGENCIES

     The Company is involved in certain claims and lawsuits occurring in the normal course of business. Management, after consultation with outside legal counsel, does not believe the outcome of these actions will have a material impact on the financial statements of the Company.

     The Company is subject to extensive and changing federal, state and local laws and regulations designed to protect the environment. The Company from time to time is involved in administrative and other proceedings under environmental laws involving its operations and facilities. Environmental laws could impose liability for remediation costs or result in civil or criminal penalties in cases of noncompliance. Environmental laws have been subject to frequent change; therefore, the Company is unable to predict the future costs or other future impact of environmental laws on its operations.

NOTE I -- HEALTH INSURANCE PLAN

     The Company has a self-insured health plan. The aggregate annual amount of self-insurance that must be paid before stop-loss insurance applies varies based on enrollment and approximated $710 at December 31, 1996. The individual amount of insurance that must be paid before stop-loss insurance applies is $50 per individual claim. Expense under this self-insured plan was approximately $452, $469 and $694 for the years ended December 31, 1994, 1995 and 1996 and $620 for the nine months ended September 30, 1996.

     As of January 1, 1997 the Company terminated the self-insured health plan and accrued $181 in estimated claims payable at December 31, 1996.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

NOTE J -- BENEFIT PLAN

     Eligible employees of Newpark participate in a 401(k) deferred savings plan (the Plan). Under the Plan, a participating employee may allocate up to 15% of their salary and Newpark, at its discretion, may make contributions to the Plan. Newpark contributed approximately $18, $26 and $42 for the years ended December 31, 1994, 1995 and 1996 and $24 and $22 for the nine months ended September 30, 1996 and 1997 to the Plan.

NOTE K -- NEW PRONOUNCEMENTS

     The FASB has issued Financial Accounting Standards No. 128, Earnings per Share, which is effective for financial statements issued after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires the presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed.

     Effective December 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure (SFAS 129). SFAS 129 requires that all entities disclose in summary form within the financial statement the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statement the number of shares issued upon conversion, exercise, or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. The Company will adopt SFAS 129 in the fourth quarter of 1997.

     The FASB has issued Financial Accounting Standards No. 130, Reporting Comprehensive Income, which is effective for financial statements issued after December 15, 1997. The new standard requires an entity to report and display comprehensive income and its components. Comprehensive income will include net income plus net unrealized gains or loss on securities.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic area, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997.

NOTE L -- RELATED PARTY TRANSACTIONS

     The Company paid management fees to stockholders and entities related by common ownership for the years ended December 31, 1994, 1995 and 1996 totaling $333, $480 and $1,346 and for the nine months ended September 30, 1996 and 1997 totaling $1,311 and $285. Included in management fees in 1996 are $700 in non-recurring fees paid.

     The Company paid loan costs of $110 in 1996 to a related entity for services rendered in connection with obtaining certain long-term debt.

     Accounts receivable at September 30, 1997 include advances of $165 to a company related by common ownership. Such advances bear interest at 12% and are due on demand. The Company has pledged $100 cash to secure a bank loan of this related company.

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES

NOTE M -- STOCKHOLDER AGREEMENT AND STOCK PURCHASE AGREEMENT

     In January 1995, Newpark entered into a Stockholder Agreement and Stock Purchase Agreement (the Agreement) with the employee stockholders. In accordance with the Agreement, in August 1996, Newpark granted to the employee stockholders
7.4 additional shares of common stock and recorded compensation expense of $88. Newpark paid an additional bonus to these stockholders to provide for the taxes incurred from the stock compensation. Under the terms of the Agreement, in the event of death, termination of employment or proposed sale of the stock, Newpark has the right or obligation to purchase the shares at a price and subject to certain conditions as prescribed in the Agreement.

NOTE N -- MAJOR CUSTOMERS

     The Company had the following customers to which it had sales exceeding 10% of total Company sales:

                                                                        NINE MONTHS
                                                                           ENDED
                                        YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                        ------------------------    -------------------
                                        1994     1995      1996        1996        1997
                                        ----    ------    ------    -----------    ----
                                                                    (UNAUDITED)
SEACOR Smit Inc.......................  (a)        (a)      22.1%      16.1%       14.9%
Kirby Corporation.....................  (a)       28.0%     15.3%      15.3%       23.7%
Seariver Maritime.....................  (a)       12.2%      (a)        (a)         (a)

---------------

(a) less than 10%

NOTE O -- SUBSEQUENT EVENTS

     In October 1997, the Company entered into an agreement to acquire 100% of the outstanding capital stock of a company that owns and operates shipyard facilities in Pasadena, Texas and Galveston, Texas. The agreement provides for a cash payment of $15,000 and issuance of a subordinated promissory note of $4,000, subject to certain adjustments.

     In October 1997, the Company entered into an agreement with the Newpark minority interest shareholders to exchange the minority interest shares in Newpark with approximately 1,000 shares of the Company representing 8.5% of ownership.

     In October 1997, the Company entered into a lease agreement for a shipyard facility in Galveston, Texas. The lease agreement provides for an initial term of 15 years with options to renew up to a total term of 99 years, and monthly lease payments of $58. The Company is further obligated to spend at least $20,000 on improvements and equipment for the facility prior to January 31, 2001.

     In November 1997, the Company entered into a non-binding letter of intent to purchase certain shipyard assets, including real property and improvements, in Galveston, Texas for $4,500.


     On January 5, 1998, the Company filed a registration statement to sell approximately $85 million in Senior Notes to mature in 2008. Upon consummation of the Offering, the debt will be guaranteed by the Company's subsidiaries and the Company will be subject to certain restrictive covenants under the related trust indenture. The indenture will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repurchase any capital stock or subordinated indebtedness, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets, enter into certain mergers and consolidations, allow subsidiaries to create

                    FIRST WAVE MARINE, INC. AND SUBSIDIARIES certain dividend and other payment restrictions, enter into sale and leaseback transactions, and issue or sell capital stock of subsidiaries.



     The condensed combined financial information for the Company's subsidiaries who will guarantee the debt is as follows:



                                                              DECEMBER 31,
                                                            -----------------   SEPTEMBER 30,
                                                             1995      1996         1997
                                                            ------    -------   -------------
Current Assets
  Cash and Cash Equivalents...............................  $   66    $    --      $   966
  Accounts Receivable.....................................   4,759      6,182        7,063
  Other...................................................     485      1,109          913
                                                            ------    -------      -------
                                                             5,310      7,291        8,942
Other.....................................................   1,317     16,987       22,570
Intangible Assets.........................................     167        662          704
                                                            ------    -------      -------
          Total Assets....................................  $6,794    $24,940      $32,216
                                                            ======    =======      =======
Current Liabilities.......................................  $5,182    $ 4,191      $ 4,143
Noncurrent Liabilities....................................     132     18,079       22,423
Stockholders' Equity......................................   1,480      2,670        5,650
                                                            ------    -------      -------
                                                            $6,794    $24,940      $32,216
                                                            ======    =======      =======



                                                                              NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                ---------------------------   -----------------
                                                 1994      1995      1996      1996      1997
                                                -------   -------   -------   -------   -------
Revenues......................................  $15,347   $22,000   $27,772   $19,690   $24,353
Gross Profit..................................  $ 2,756   $ 4,957   $18,623   $ 5,804   $10,023
Earnings from Operations......................  $  (204)  $ 1,334   $ 3,736   $ 1,548   $ 6,129
Net Earnings..................................  $  (334)  $   804   $ 1,824   $   643   $ 3,047

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
John Bludworth Marine, Inc.

     We have audited the accompanying consolidated balance sheets of John Bludworth Marine, Inc. and Subsidiary as of September 30, 1997 and March 31, 1997 and 1996, and the related consolidated statements of earnings, stockholder's equity, and cash flows for the six months ended September 30, 1997 and the years ended March 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of John Bludworth Marine, Inc. and Subsidiary as of September 30, 1997 and March 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for the six months ended September 30, 1997 and for the years ended March 31, 1997 and 1996, in conformity with generally accepted accounting principles.

Grant Thornton LLP

Houston, Texas
November 8, 1997

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                    MARCH 31,
                                                           ----------------------------   SEPTEMBER 30,
                                                              1996            1997            1997
                                                           -----------    -------------   -------------
CURRENT ASSETS Cash and cash equivalents.................    $  272          $   183         $   316
  Accounts receivable, including unbilled receivables of
     $44, $1,011 and $793................................     1,872            4,811           5,838
  Inventories............................................       172              900             101
  Costs and estimated earnings in excess of billings on
     uncompleted contracts...............................        16               --              --
  Prepaid expenses and other.............................       280               29             829
                                                             ------          -------         -------
          Total current assets...........................     2,612            5,923           7,084
PROPERTY AND EQUIPMENT, NET..............................     3,934            7,411          10,524
DEPOSITS AND OTHER.......................................        56               66             146
                                                             ------          -------         -------
                                                             $6,602          $13,400         $17,754
                                                             ======          =======         =======
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Notes payable..........................................    $  723          $ 1,538         $   945
  Current portion of long-term debt......................        25              443             624
  Trade accounts payable.................................       444              865           1,033
  Accrued liabilities....................................       237              283             411
  Income taxes payable...................................       111              758           1,195
  Billings in excess of costs and estimated earnings on
     uncompleted contracts...............................        96               --              --
                                                             ------          -------         -------
          Total current liabilities......................     1,636            3,887           4,208
LONG-TERM DEBT, net of current portion...................     2,512            5,743           8,359
DEFERRED INCOME TAXES....................................       340              380             448
COMMITMENTS AND CONTINGENCIES............................        --               --              --
STOCKHOLDER'S EQUITY
  Common stock, no par value, 300,000 shares authorized,
     100 shares issued and outstanding...................         1                1               1
  Retained earnings......................................     2,113            3,389           4,738
                                                             ------          -------         -------
                                                              2,114            3,390           4,739
                                                             ------          -------         -------
                                                             $6,602          $13,400         $17,754
                                                             ======          =======         =======

        The accompanying notes are an integral part of these statements.

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                            YEAR ENDED                   SIX MONTHS ENDED
                                                            MARCH 31,                     SEPTEMBER 30,
                                                   ----------------------------    ----------------------------
                                                      1996            1997            1996            1997
                                                   -----------    -------------    -----------    -------------
                                                                                   (UNAUDITED)
REVENUES
  Repair and conversions.........................    $9,174          $14,790         $5,717          $15,030
  New construction...............................        --            2,203          2,203            1,010
                                                     ------          -------         ------          -------
                                                      9,174           16,993          7,920           16,040
COST OF REVENUES.................................     7,012           12,987          5,810           11,770
                                                     ------          -------         ------          -------
     Gross profit................................     2,162            4,006          2,110            4,270
GENERAL AND ADMINISTRATIVE EXPENSES..............     1,329            1,526            566            1,552
                                                     ------          -------         ------          -------
     Earnings from operations....................       833            2,480          1,544            2,718
OTHER INCOME (EXPENSE)
  Other income...................................         7              148             26                5
  Interest expense...............................      (326)            (443)          (154)            (451)
                                                     ------          -------         ------          -------
                                                       (319)            (295)          (128)            (446)
                                                     ------          -------         ------          -------
     Earnings before income taxes................       514            2,185          1,416            2,272
INCOME TAX EXPENSE
  Current........................................       111              774            513              848
  Deferred.......................................       105              135             89               75
                                                     ------          -------         ------          -------
                                                        216              909            602              923
                                                     ------          -------         ------          -------
     NET EARNINGS................................    $  298          $ 1,276         $  814          $ 1,349
                                                     ======          =======         ======          =======
Earnings per common share........................    $2,980          $12,760         $8,140          $13,490
                                                     ======          =======         ======          =======

        The accompanying notes are an integral part of these statements.

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
  YEARS ENDED MARCH 31, 1996 AND 1997 AND SIX MONTHS ENDED SEPTEMBER 30, 1997
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                                                     TOTAL
                                                           COMMON    RETAINED    STOCKHOLDER'S
                                                           STOCK     EARNINGS       EQUITY
                                                           ------    --------    -------------
Balance at April 1, 1995.................................   $ 1       $1,815        $1,816
  Net earnings...........................................    --          298           298
                                                            ---       ------        ------
Balance at March 31, 1996................................     1        2,113         2,114
  Net earnings...........................................    --        1,276         1,276
                                                            ---       ------        ------
Balance at March 31, 1997................................     1        3,389         3,390
  Net earnings...........................................    --        1,349         1,349
                                                            ---       ------        ------
Balance at September 30, 1997............................   $ 1       $4,738        $4,739
                                                            ===       ======        ======

         The accompanying notes are an integral part of this statement.

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                                YEAR ENDED        SIX MONTHS ENDED
                                                                 MARCH 31,          SEPTEMBER 30,
                                                              ---------------   ---------------------
                                                              1996     1997        1996        1997
                                                              -----   -------   -----------   -------
                                                                                (UNAUDITED)
Cash flows from operating activities
  Net earnings..............................................  $ 298   $ 1,276     $  814      $ 1,349
  Adjustments to reconcile net earnings to net cash provided
     (used) by operating activities
  Depreciation and amortization.............................    456       517        201          371
  Deferred income taxes.....................................    105       135         89           75
  Gain on sale of property and equipment....................     (2)       --         --           --
  Change in assets and liabilities
     Increase in accounts receivable........................   (173)   (2,939)      (562)      (1,027)
     (Increase) decrease in inventories.....................    (63)     (728)      (253)         799
     Decrease (increase) in costs and estimated earnings in
       excess of billings on uncompleted contracts..........     28        16        (63)          --
     (Increase) decrease in prepaid expenses and other......    (43)      156         92         (807)
     Increase in deposits and other.........................     (7)      (10)       (23)         (80)
     (Decrease) increase in trade accounts payable..........   (605)      421        (31)         168
     Increase (decrease) in accrued liabilities.............    169        46        (16)         128
     Decrease in billings in excess of costs and estimated
       earnings on uncompleted contracts....................     (9)      (96)       (96)          --
     Increase in income taxes payable.......................    108       647        399          437
                                                              -----   -------     ------      -------
          Net cash provided (used) by operating
            activities......................................    262      (559)       551        1,413
Cash flows from investing activities
  Acquisition of property and equipment.....................   (283)   (3,994)      (152)      (3,484)
  Proceeds from sale of property and equipment..............     29        --         --           --
                                                              -----   -------     ------      -------
          Net cash used by investing activities.............   (254)   (3,994)      (152)      (3,484)
Cash flows from financing activities
  Proceeds from issuance of long-term debt..................     38     6,248      1,980        2,996
  Payments on long-term debt................................   (308)   (2,599)      (827)        (199)
  Proceeds from issuance of notes payable...................    185        13         --          927
  Payments on notes payable.................................     --      (199)       (80)        (212)
  Net proceeds (payments) on revolving line of credit.......     82     1,001        105       (1,308)
                                                              -----   -------     ------      -------
          Net cash (used) provided by financing
            activities......................................     (3)    4,464      1,178        2,204
                                                              -----   -------     ------      -------
          Net increase (decrease) in cash...................      5       (89)     1,577          133
Cash and cash equivalents at beginning of period............    267       272        272          183
                                                              -----   -------     ------      -------
Cash and cash equivalents at end of period..................  $ 272   $   183     $1,849      $   316
                                                              =====   =======     ======      =======
Supplemental disclosure of cash flow information
  Cash paid during the period for
  Interest..................................................  $ 326   $   443     $  154      $   451
  Income taxes..............................................     --       108        108          406
Noncash transaction
  Equipment acquired in exchange for debt...................  $ 520        --         --           --

        The accompanying notes are an integral part of these statements.

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                        SEPTEMBER 30, 1996 IS UNAUDITED)
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     John Bludworth Marine, Inc. and Subsidiary's (the Company) business is concentrated in providing shipyard services to the offshore support vessel, offshore barge and inland marine industries, and the Company customarily extends credit to such customers. The Company provides a full range of repair and construction services from its locations along the Houston Ship Channel in Pasadena, Texas and on Pelican Island in Galveston, Texas.

     A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

1. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of John Bludworth Marine, Inc. and its wholly-owned subsidiary, Bludworth Shipyard and Fabrication, Inc. All significant intercompany balances and transactions have been eliminated.

2. ACCOUNTS RECEIVABLE

     Management considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is recorded. If collection of amounts becomes uncertain, an allowance will be established.

3. REVENUE RECOGNITION

     Revenues from new construction performed under lump-sum contracts are recognized on the percentage-of-completion method, measured by the cost-to-cost method. This method is used because management considers this method to be the best available measure of progress on these contracts.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

     Revenues from repair and conversion services performed under time-and-materials and fixed-fee arrangements are recognized as the services are provided. Revisions to revenues and costs recognized on fixed-fee arrangements are made in the period in which the revisions are determined.

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

4. INVENTORIES

     Inventories consist of raw materials, repair parts and assets under construction but not under contract. Inventories are valued at the lower of average cost or market using the first-in, first-out method.

5. INCOME TAXES

     Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred income tax expense is the result of changes in deferred tax assets and liabilities.

6. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided principally on the straightline method over the estimated useful lives of the assets.

7. USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

8. CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents at March 31, 1996 and 1997 and September 30, 1997 is $135 held on deposit by the Company's insurance carrier.

9. INTERIM FINANCIAL INFORMATION

     Financial information for the six months ended September 30, 1996, included herein, is unaudited. Such information includes all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the financial information in the interim periods. The results of operations for the six months ended September 30, 1997 are not necessarily indicative of the results of the full fiscal year.

10. EARNINGS PER SHARE

     Earnings per common share is calculated by dividing net earnings available for common stockholders by the weighted average number of common stock shares outstanding during the period.

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

NOTE B -- COSTS AND ESTIMATED EARNINGS ON LUMP-SUM CONTRACTS IN PROGRESS

     Costs and estimated earnings on new construction under lump-sum contracts in progress are as follows:

                                                      MARCH 31,
                                                 -------------------    SEPTEMBER 30,
                                                  1996         1997         1997
                                                 -------      ------    -------------
Cost incurred on uncompleted contracts.........  $ 1,614      $   --       $   --
Estimated earnings.............................       --          --           --
                                                 -------      ------       ------
                                                   1,614          --           --
Less billings applicable thereto...............   (1,694)         --           --
                                                 -------      ------       ------
                                                 $   (80)     $   --       $   --
                                                 =======      ======       ======
Included in the accompanying balance sheets
  under the following captions:
Cost and estimated earnings in excess of
  billings on uncompleted contracts............  $    16      $   --       $   --
Billings in excess of costs and estimated
  earnings on uncompleted contracts............      (96)         --           --
                                                 -------      ------       ------
                                                 $   (80)     $   --       $   --
                                                 =======      ======       ======

NOTE C -- PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                          ESTIMATED
                                           USEFUL         MARCH 31,
                                          LIVES IN     ----------------   SEPTEMBER 30,
                                            YEARS       1996      1997        1997
                                          ---------    ------    ------   -------------
Land....................................      --       $  819    $1,318      $ 1,318
Buildings and improvements..............    5-20        1,128     3,887        4,555
Automobiles.............................     3-5          101       135          135
Office furniture, fixtures and
  equipment.............................    5-10           69        93          164
Machinery and equipment.................    5-20        6,048     6,726        9,472
                                                       ------    ------      -------
                                                        8,165    12,159       15,644
Less accumulated depreciation...........                4,231     4,748        5,120
                                                       ------    ------      -------
                                                       $3,934    $7,411      $10,524
                                                       ======    ======      =======

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

NOTE D -- NOTES PAYABLE

     Notes payable consists of the following:

                                                             MARCH 31,
                                                      -----------------------   SEPTEMBER 30,
                                                        1996         1997           1997
                                                      --------    -----------   -------------
Revolving line of credit of $450 at a bank; interest
  at 11.25%; due monthly; paid in 1997..............    $240        $   --          $ --
Revolving line of credit of $400 at a bank; interest
  at prime plus 2.25% due monthly; paid in 1997.....     291            --            --
Revolving line of credit of $2,500 at a bank;
  interest at the bank's base rate plus 1.25% (10.5%
  at March 31, 1997) due monthly; maturing July 31,
  1998; collateralized by accounts receivable,
  inventory and equipment...........................      --         1,532           224
Other notes payable.................................     192             6           721
                                                        ----        ------          ----
                                                        $723        $1,538          $945
                                                        ====        ======          ====

NOTE E -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                       MARCH 31,
                                                    ----------------    SEPTEMBER 30,
                                                     1996      1997         1997
                                                    ------    ------    -------------
Note payable to a bank; principal and interest of
  $19 due monthly; paid in 1997...................  $1,603    $   --       $   --
Note payable to a bank; principal and interest of
  $18 due monthly; paid in 1997...................     780        --           --
Notes payable to a financial institution;
  principal and interest at the short-term
  government rate plus 3.25% (8.75% at March 31,
  1997) of $45 due monthly; maturing at various
  dates through July 2004; collateralized by
  certain equipment...............................      --     1,883        2,770
Note payable to a bank; principal of $22 including
  interest at prime plus 0.5% (9.75% at March 31,
  1997) due monthly; maturing October 2008;
  collateralized by real estate...................      --     1,791        2,437
Note payable to a financial institution; principal
  and interest ranging from 10% to 13% of $19 due
  monthly; collateralized by real estate..........      --     1,733        1,705
Note payable to a bank; interest at prime plus
  0.75% due monthly (9.75% at March 31, 1997)
  until withdrawal of maximum commitment ($4,120),
  then principal of $57 plus interest of prime
  plus 1.75% due monthly; collateralized by real
  estate..........................................      --       656        1,969
Other notes payable...............................     154       123          102
                                                    ------    ------       ------
                                                     2,537     6,186        8,983
Less current portion..............................      25       443          624
                                                    ------    ------       ------
                                                    $2,512    $5,743       $8,359
                                                    ======    ======       ======

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

     Maturities of long-term debt at March 31, 1997 are:

                       YEAR ENDING
                        MARCH 31,                             AMOUNT
                        ---------                             ------
     1998.................................................     $443
     1999.................................................      549
     2000.................................................      665
     2001.................................................      717
     2002.................................................      675

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt approximates recorded value.

NOTE F -- INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                MARCH 31,
                                                              --------------
                                                              1996     1997
                                                              -----    -----
Deferred tax assets:
  Alternative minimum tax credit............................  $ 104    $  --
  Other.....................................................      4        5
                                                              -----    -----
                                                              $ 108    $   5
                                                              =====    =====
Deferred tax liabilities:
  Depreciation..............................................  $(340)   $(380)
                                                              =====    =====

     Deferred tax assets are included in "Prepaid expenses and other" current assets on the accompanying balance sheets.

     The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:


                                                                YEAR ENDED,
                                                                 MARCH 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Statutory federal income tax rate...........................   34.00%    34.00%
Officers life insurance.....................................    5.74%     2.19%
State taxes.................................................      --      4.49%
Other.......................................................    2.28%     0.92%
                                                              ------    ------
     Effective income tax rate                                 42.02%    41.60%
                                                              ======    ======

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY

NOTE G -- COMMITMENTS AND CONTINGENCIES

     The Company leases vehicles under noncancelable operating leases expiring at various dates through June 2001. Future minimum lease payments under operating leases by years at March 31, 1997 are:

                        YEAR ENDING
                         MARCH 31,
                        -----------
  1998.....................................................    $ 49
  1999.....................................................      49
  2000.....................................................      42
  2001.....................................................      22
  2002.....................................................       2
                                                               ----
                                                               $164
                                                               ====

     Rent expense for the years ended March 31, 1996 and 1997 was $49 and $124, and for the six months ended September 30, 1996 and 1997 was $27 and $117.

     The Company is involved in certain claims and lawsuits occurring in the normal course of business. Management, after consultation with outside legal counsel, does not believe the outcome of these actions will have a material impact on the financial statements of the Company.

     Based on the results of a sales tax audit, the Company was assessed additional taxes, penalties and interest totaling approximately $240 for prior years by the Comptroller of Public Accounts of the State of Texas. The Company believes the assessment is without merit and intends to vigorously defend its position. The Company filed a motion contesting the assessment which is currently being reviewed by an administrative law judge.

     The Company is subject to extensive and changing federal, state and local laws and regulations designed to protect the environment. The Company from time to time is involved in administrative and other proceedings under environmental laws involving its operations and facilities. Environmental laws could impose liability for remediation costs or result in civil or criminal penalties in cases of noncompliance. Environmental laws have been subject to frequent change; therefore, the Company is unable to predict the future costs or other future impact of environmental laws on its operations.

NOTE H -- BENEFIT PLAN

     Eligible employees of the Company participate in a 401(k) deferred savings plan (the Plan). Under the Plan, a participating employee may allocate a percentage of their salary and the Company, at its discretion, may make contributions to the Plan. The Company contributed approximately $37 for the six months ended September 30, 1997. The Company made no contributions to the Plan for the years ended March 31, 1996 and 1997.

NOTE I -- NEW PRONOUNCEMENTS

     The FASB has issued Financial Accounting Standards No. 128, Earnings per Share, which is effective for financial statements issued after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires the presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. The adoption of the new standard would not have a significant effect on the Company's earnings per share.

     Effective December 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure (SFAS 129). SFAS 129 requires that all entities disclose in summary form within the financial statement the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the

                   JOHN BLUDWORTH MARINE, INC. AND SUBSIDIARY financial statement the number of shares issued upon conversion, exercise, or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. The Company will adopt SFAS 129 in the fourth quarter of 1997.

     The FASB has issued Financial Accounting Standards No. 130, Reporting Comprehensive Income, which is effective for financial statements issued after December 15, 1997. The new standard requires an entity to report and display comprehensive income and its components. Comprehensive income will include net income plus net unrealized gains or loss on securities.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997.

NOTE J -- MAJOR CUSTOMERS

     The Company had the following customers to which it had sales exceeding 10% of total Company sales:

                                                                           SIX MONTHS
                                                  YEAR ENDED                 ENDED
                                                   MARCH 31,             SEPTEMBER 30,
                                               -----------------     ----------------------
                                                1996       1997         1996          1997
                                               ------     ------     -----------     ------
                                                                     (UNAUDITED)
Customer A...................................    26%       (a)            10%          11%
Customer B...................................    17%        28%           20%          33%
Customer C...................................    10%       (a)           (a)          (a)
Customer D...................................   (a)         13%           24%         (a)
Customer E...................................   (a)         11%          (a)          (a)
Customer F...................................   (a)        (a)           (a)          (a)
Customer G...................................   (a)        (a)           (a)          (a)

---------------

(a) Less than 10%.

NOTE K -- RELATED PARTY TRANSACTIONS

     The Company engages in transactions with its stockholder and entities controlled by its stockholder.

     As a result of the aforementioned transactions, included in accounts receivable on the accompanying balance sheets at March 31, 1996 and 1997 and September 30, 1997 are $211, $298 and $172 of receivables from related parties. Included in accounts payable on the accompanying balance sheets at March 31, 1996 and 1997 and September 30, 1997 are $50, $71 and $125 of payables to related parties.

     In 1996, the Company acquired $520 in certain equipment from a related party.

NOTE L -- SUBSEQUENT EVENT

     In October 1997, the stockholder entered into an agreement to sell 100% of the outstanding capital stock of the Company.

                          Anatomy of a lengthening job

[photograph of boat      [photograph of section        [photograph of side
being cut]               lifted by crane]              of boat]
cutting vessel in        Placement of 40 foot          Connection of sections
half                     mid-body


                         [photograph of supply vessel]
             Voila! Vessel is lengthened from 180 feet to 220 feet

             ======================================================


     NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MAKE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                           -------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................   11
The Company............................   18
Use of Proceeds........................   19
Capitalization.........................   20
Selected Consolidated Financial Data...   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   23
Unaudited Pro Forma Consolidated
  Combined Financial Information.......   28
Business...............................   33
Management.............................   47
Security Ownership of Certain
  Beneficial Owners and Management.....   54
Description of Notes...................   55
Underwriting...........................   84
Legal Matters..........................   84
Experts................................   85
Additional Information.................   85
Index to Consolidated Financial
  Statements...........................  F-1


                           -------------------------


   UNTIL                , (25 DAYS AFTER THE DATE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


             ======================================================

             ======================================================


                                  $85,000,000


                                FIRST WAVE LOGO

                            FIRST WAVE MARINE, INC.

                              % SENIOR NOTES DUE 2008


                              SCHRODER & CO. INC.


                                             , 1998


             ======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are as follows:


Securities Exchange Commission Registration Fee.............  $ 30,305
NASD Fee....................................................  $ 10,500
Printing and Engraving Expenses.............................  $150,000
Legal Fees and Expenses.....................................  $175,000
Accounting Fees and Expenses................................  $200,000
Blue Sky Fees and Expenses..................................  $  5,000
Trustee Fee.................................................  $ 15,000
Miscellaneous...............................................  $139,195
                                                              --------
          Total.............................................  $725,000
                                                              ========



     The foregoing expenses incident to the registration of the Notes, including any underwriting discounts and commissions attributable to the sale of the Notes by the Company, shall be paid by the Company.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


  THE COMPANY


  General

     Article Ninth of the Company's Certificate of Incorporation, as amended ("Article Ninth") requires the Company to indemnify its directors, officers and certain other individuals to the full extent permitted by the Delaware General Corporation Law ("Delaware GCL") or other applicable laws and allows the Company to enter into agreements with any person to provide greater or different indemnification than that provided in Article Ninth or the Delaware GCL.

     Article Tenth of the Company's Certificate of Incorporation ("Article Tenth") limits the personal liability of the Company's directors to the Company or its shareholders to the full extent permitted by the Delaware GCL, which currently permits directors to be protected from monetary damages for breach of their fiduciary duty of care. This limitation has no effect on claims arising under the federal securities laws.

  Indemnification and Insurance

     Under the Delaware GCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware GCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     Article Ninth provides that each person who is or was or had agreed to become a director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Company to the full extent permitted by the Delaware GCL or any other applicable laws as presently or hereafter in effect. Under Article Ninth, subject to the limitations on indemnification imposed by the Delaware GCL, a large award against an officer or director or other appropriate individual could be paid by the Company, which could materially reduce the assets of the Company.

     Article Ninth provides that, without limiting the generality or effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in Article Ninth. Finally, Article Ninth and Article Tenth each provide that any repeal or modification of such article shall not adversely affect any right or protection existing thereunder immediately prior to such repeal or modification.

     At present there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification would be required or permitted by the Certificate of Incorporation or Delaware GCL. The Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under any such provision.

  Elimination of Liability in Certain Circumstances

     Under the Delaware GCL, Article Tenth protects the Company's directors against monetary damages for breaches of their duty of care, except as set forth below. The inclusion of Article Tenth in the Company's Certificate of Incorporation means that the Company and its shareholders forego the ability to bring a cause of action against a director for monetary damages for certain breaches of fiduciary duty, including actions in connection with proposals for the acquisition of control of the Company. Directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Also, Article Tenth does not eliminate director liability under Section 174 of the Delaware GCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

     Although Article Tenth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Tenth has no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Tenth which eliminate liability as described above applies to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and does not apply to officers of the Company who are not directors.


  THE SUBSIDIARY GUARANTORS



     The Bylaws of each of the Subsidiary Guarantors (except Newpark Shipbuilding) provide for indemnification of their respective officers and directors in certain circumstances. Specifically, pursuant to Section 3.14 of the respective Bylaws, each Subsidiary Guarantor (except Newpark Shipbuilding) must indemnify a director or an officer against reasonable expenses incurred by him in connection with a proceeding in which he is named as a defendant because he is or was a director or an officer of such corporation if (i) he has been successful in the defense of the proceeding or (ii) a court orders the corporation to indemnify the director or officer because the court determines indemnification is proper and equitable. In addition, Article 2.02-1 of the Texas Business Corporation Act permits, and in some cases requires, Texas corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.



  THE UNDERWRITING AGREEMENT



     The Underwriting Agreement filed as Exhibit 1.1 hereto contains reciprocal agreements of indemnity between the Company and the Subsidiary Guarantors and the Underwriter as to certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and in certain circumstances provides for indemnification of the Company's and the Subsidiary Guarantors' directors and officers.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Company was incorporated in Delaware on September 26, 1997 at which time it issued 100 shares of Common Stock for a cash purchase price of $10 per share. The Company received total consideration of $1000 for the sale of such shares. The shares were sold to the following individuals:

        On September 26, 1997 the Company issued 60 shares of Common Stock to Samuel F. Eakin.

        On September 26, 1997 the Company issued 20 shares of Common Stock to Frank W. Eakin.

        On September 26, 1997 the Company issued 20 shares of Common Stock to David B. Ammons.

Such issuance of shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof as a transaction by the issuer not involving any public offering.

     The Company's predecessor, a Texas corporation ("Predecessor"), merged into the Company on September 30, 1997. Pursuant to the terms of the Agreement and Plan of Merger, each issued and outstanding share of the Predecessor was surrendered and exchanged for 100 shares of the Company. Accordingly, the three shareholders of the Predecessor, Samuel F. Eakin, Frank W. Eakin and David B. Ammons, received 600,000, 200,000 and 200,000 shares of the Company's stock respectively on September 30, 1997. This issuance of shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof as a transaction by the issuer not involving any public offering.

     Samuel F. Eakin, Frank W. Eakin and David B. Ammons, the shareholders of EAE Industries, Inc., determined it to be in their best interests and that of EAE Industries to restructure their ownership in EAE Industries, Inc. through the Company. Pursuant to the terms of that certain Stock Exchange Agreement dated as of September 30, 1997 by and between EAE Industries, Inc., Samuel Eakin, Frank Eakin and David Ammons as the shareholders of EAE Industries, Inc. and the Company, such shareholders contributed all of the outstanding shares of voting stock in EAE Industries, Inc. to the Company in exchange for the following shares of voting stock of the Company:

Samuel F. Eakin.......................................  6000 Shares
Frank W. Eakin........................................  2000 Shares
David B. Ammons.......................................  2000 Shares

This issuance of shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof as a transaction by the issuer not involving any public offering.


     On November 20, 1997, the Company effected a 10.65-for-1 stock split pursuant to which the 1,010,100 outstanding shares of Common Stock were subdivided into 10,757,565 shares of

Common Stock. All such shares were issued to the three individuals listed above as they are the only shareholders of the Company. Such issuance was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof as securities exchanged by the issuer with its existing shareholders exclusively where no commission or other remuneration was given directly or indirectly for soliciting such exchange.


     On October 16, 1997 the Company signed an agreement with the minority shareholders of Newpark Shipbuilding to purchase the 17% of outstanding shares of Newpark Shipbuilding held by them in exchange for 93,840 shares of the Company's Common Stock. Pursuant to the terms of the Stock Exchange Agreement, on December 31, 1997 the Company closed the Exchange and issued 999,390 shares of Common Stock on a post-split basis to such minority shareholders of Newpark Shipbuilding. Such issuance of shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof as a transaction by the issuer not involving any public offering.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         *1.1            -- Form of Underwriting Agreement by and among First Wave
                            Marine, Inc., the Subsidiary Guarantors and Schroder &
                            Co. Inc.
        **2.1            -- Stock Exchange Agreement dated as of October 16, 1997
                            between the Company and certain shareholders of Newpark
                            Shipbuilding & Repair, Inc.
        **3.1            -- Certificate of Incorporation of the Company
        **3.2            -- Bylaws of the Company
         *3.3            -- Articles of Incorporation of Louisiana Ship, Inc.
         *3.4            -- Articles of Amendment to the Articles of Incorporation of
                            Louisiana Ship, Inc.
         *3.5            -- Amendment and Restated Bylaws of Louisiana Ship, Inc.
         *3.6            -- Articles of Incorporation of EAE Services, Inc.
         *3.7            -- Bylaws of EAE Services, Inc.
         *3.8            -- Articles of Incorporation of EAE Industries, Inc.
         *3.9            -- Articles of Amendment to the Articles of Incorporation of
                            EAE Industries, Inc.
         *3.10           -- Amended and Restated Bylaws of EAE Industries, Inc.
         *3.11           -- Articles of Incorporation of Newpark Marine Fabricators,
                            Inc.
         *3.12           -- Bylaws of Newpark Marine Fabricators, Inc.
         *3.13           -- Articles of Incorporation of Newpark Shipbuilding and
                            Repair, Inc.
         *3.14           -- Articles of Amendment dated February 3, 1994 to the
                            Articles of Incorporation of Newpark Shipbuilding and
                            Repair, Inc.
         *3.15           -- Articles of Amendment dated April 25, 1994 to the
                            Articles of Incorporation of Newpark Shipbuilding and
                            Repair, Inc.
         *3.16           -- Amended and Restated Bylaws of Newpark Shipbuilding and
                            Repair, Inc.
          4.1            -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Certificate of Incorporation and By-laws of the Company
                            defining the rights of the holders of Common Stock
       ***4.2            -- Form of Indenture to be entered into by and among the
                            Company as issuer, the Subsidiary Guarantors and
                                        as Trustee
       ***5.1            -- Opinion of Griggs & Harrison, P.C.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
       **10.1            -- Stock Purchase Agreement dated October 15, 1997 between the Company and John L. Bludworth III et al
       **10.2            -- Amended and Restated Lease and Development Agreement
                            between the Board of Trustees of the Galveston Wharves as
                            Lessor and Newpark Marine Fabricators Inc. as Lessee and
                            PM Engineering, Inc. as Assignor dated October 17, 1997
                            and effective the first day of November 1997
       **10.3            -- Assignment and Assumption of lease from PMB Engineering,
                            Inc. as Assignor and Newpark Marine Fabricators, Inc. as
                            Assignee effective the first day of November 1997
       **10.4            -- Loan Agreement by and between Louisiana Ship, Inc. and
                            Southwest Bank of Texas, N.A. dated July 15, 1997 for (i)
                            a revolving credit advance in the maximum aggregate
                            principal amount of $800,000, (ii) an equipment guidance
                            line of credit in the maximum aggregate principal amount
                            of $300,000, (iii) a term loan in the amount of $650,000
                            and (iv) a term loan in the amount of $500,000
       **10.5            -- First Amendment to Stock Purchase Agreement dated October
                            17, 1997 between the Company and John L. Bludworth, III
                            et al
       **10.6            -- Credit Agreement by and between Newpark Shipbuilding and
                            Repair, Inc. and Heller Financial Leasing, Inc. dated
                            August 29, 1996 for two term loans in the principal
                            amount of $11,800,000 and $600,000, respectively
       **10.7            -- Attornment Agreement by and between Newpark Marine
                            Fabricators, Inc., The Board of Trustees of the Galveston
                            Wharves and The City of Galveston dated effective as of
                            November 1, 1997
      ***10.8            -- Amended and Restated 1997 Incentive Equity Plan effective as of December 30, 1997
      ***10.9            -- Form of Stock Option Agreement for certain options
                            granted by the Company to Messrs. S. Eakin, F. Eakin and
                            D. Ammons dated December 30, 1997
      ***10.10           -- Form of Stock Option Agreement for certain options
                            granted by the Company to certain executives and other
                            employees dated December 30, 1997
      ***10.11           -- Form of Pledge and Security Agreement by and between the
                            Company and             as pledge agent
        *12.1            -- Statement of computation of ratio of earnings to fixed
                            charges
       **21.1            -- Subsidiaries of Registrant
      ***23.1            -- Consent of Griggs & Harrison, P.C. (included in Exhibit
                            5.1)
        *23.2            -- Consent of Grant Thornton LLP
        *24.1            -- Powers of Attorney (included on each of the Subsidiary
                            Guarantor's signature pages; Power of Attorney relating
                            to First Wave Marine, Inc. was previously filed)
      ***25.1            -- Statement of Eligibility of
       **27.1            -- Financial Data Schedule


---------------

 * Filed herewith

 ** Previously filed

 *** To be filed by amendment

ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     If the Underwriters do not exercise their option to purchase additional shares of Common Stock to cover over-allotments, if any, or if such option is partially exercised, the Company hereby undertakes to file a post-effective amendment to the Registration Statement deregistering all such shares as to which such option shall not have been exercised.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 5, 1998.


                                            FIRST WAVE MARINE, INC.


                                            By:    /s/ DAVID B. AMMONS

                                              ----------------------------------
                                                       David B. Ammons
                                                  Executive Vice President,
                                                     CFO and Secretary


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----

                 /s/ SAMUEL F. EAKIN                   Chairman of the Board,        January 5, 1998
-----------------------------------------------------  Chief Executive Officer
                   Samuel F. Eakin                     and Director (Principal
                                                       Executive Officer)

                 /s/ FRANK W. EAKIN                    President, Chief              January 5, 1998
-----------------------------------------------------  Operating Officer and
                   Frank W. Eakin                      Director

                 /s/ DAVID B. AMMONS                   Executive Vice President,     January 5, 1998
-----------------------------------------------------  Chief Financial Officer,
                   David B. Ammons                     Secretary and Director
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

                   /s/ JAMES COLE                      Director                      January 5, 1998
-----------------------------------------------------
                     James Cole

                /s/ PAUL E. O'NEILL*                   Director                      January 5, 1998
-----------------------------------------------------
                 Paul E. O'Neill II


* Signed by David B. Ammons as Attorney-in-Fact pursuant to Power of Attorney.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 5, 1998.



                                            NEWPARK SHIPBUILDING AND REPAIR,
                                            INC.



                                            By:    /s/ SAMUEL F. EAKIN

                                              ----------------------------------

                                                       Samuel F. Eakin


                                                   Chief Executive Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David B. Ammons, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----

                 /s/ SAMUEL F. EAKIN                   Chairman of the Board,        January 5, 1998
-----------------------------------------------------  Chief Executive Officer
                   Samuel F. Eakin                     and Director (Principal
                                                       Executive Officer)

                 /s/ FRANK W. EAKIN                    President, Chief              January 5, 1998
-----------------------------------------------------  Operating Officer
                   Frank W. Eakin

                 /s/ DAVID B. AMMONS                   Executive Vice President,     January 5, 1998
-----------------------------------------------------  Chief Financial Officer
                   David B. Ammons                     and Secretary (Principal
                                                       Financial Officer and
                                                       Principal Accounting
                                                       Officer)

                   /s/ JAMES COLE                      Director                      January 5, 1998
-----------------------------------------------------
                     James Cole

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 5, 1998.



                                            EAE SERVICES, INC.



                                            By:    /s/ SAMUEL F. EAKIN

                                              ----------------------------------

                                                       Samuel F. Eakin


                                                   Chief Executive Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David B. Ammons, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ SAMUEL F. EAKIN                   Chairman of the Board,         January 5, 1998
-----------------------------------------------------  Chief Executive Officer and
                   Samuel F. Eakin                     Director (Principal
                                                       Executive Officer)

                 /s/ FRANK W. EAKIN                    President, Chief Operating     January 5, 1998
-----------------------------------------------------  Officer and Director
                   Frank W. Eakin

                 /s/ DAVID B. AMMONS                   Executive Vice President,      January 5, 1998
-----------------------------------------------------  Chief Financial Officer,
                   David B. Ammons                     Secretary and Director
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 5, 1998.



                                            EAE INDUSTRIES, INC.



                                            By:    /s/ SAMUEL F. EAKIN

                                              ----------------------------------

                                                       Samuel F. Eakin


                                                   Chief Executive Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David B. Ammons, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ SAMUEL F. EAKIN                   Chairman of the Board,         January 5, 1998
-----------------------------------------------------  Chief Executive Officer and
                   Samuel F. Eakin                     Director (Principal
                                                       Executive Officer)

                 /s/ FRANK W. EAKIN                    President, Chief Operating     January 5, 1998
-----------------------------------------------------  Officer and Director
                   Frank W. Eakin

                 /s/ DAVID B. AMMONS                   Executive Vice President,      January 5, 1998
-----------------------------------------------------  Chief Financial Officer,
                   David B. Ammons                     Secretary and Director
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 5, 1998.



                                            NEWPARK MARINE FABRICATORS, INC.



                                            By:    /s/ SAMUEL F. EAKIN

                                              ----------------------------------

                                                       Samuel F. Eakin


                                                   Chief Executive Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David B. Ammons, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----

                 /s/ SAMUEL F. EAKIN                   Chairman of the Board,         January 5, 1998
-----------------------------------------------------  Chief Executive Officer
                   Samuel F. Eakin                     and Director (Principal
                                                       Executive Officer)

                 /s/ FRANK W. EAKIN                    President, Chief               January 5, 1998
-----------------------------------------------------  Operating Officer and
                   Frank W. Eakin                      Director

                 /s/ DAVID B. AMMONS                   Executive Vice President,      January 5, 1998
-----------------------------------------------------  Chief Financial Officer,
                   David B. Ammons                     Secretary and Director
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 5, 1998.



                                            LOUISIANA SHIP, INC.



                                            By:    /s/ SAMUEL F. EAKIN

                                              ----------------------------------
                                                       Samuel F. Eakin
                                                   Chief Executive Officer

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David B. Ammons, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----

                 /s/ SAMUEL F. EAKIN                   Chairman of the Board,        January 5, 1998
-----------------------------------------------------  Chief Executive Officer
                   Samuel F. Eakin                     and Director (Principal
                                                       Executive Officer)

                 /s/ FRANK W. EAKIN                    President, Chief              January 5, 1998
-----------------------------------------------------  Operating Officer and
                   Frank W. Eakin                      Director

                 /s/ DAVID B. AMMONS                   Executive Vice President,     January 5, 1998
-----------------------------------------------------  Chief Financial Officer,
                   David B. Ammons                     Secretary and Director
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         *1.1            -- Form of Underwriting Agreement by and among First Wave
                            Marine, Inc. the Subsidiary Guarantors and Schroder & Co.
                            Inc.
        **2.1            -- Stock Exchange Agreement dated as of October 16, 1997
                            between the Company and certain shareholders of Newpark
                            Shipbuilding & Repair, Inc.
        **3.1            -- Certificate of Incorporation of the Company
        **3.2            -- Bylaws of the Company
         *3.3            -- Articles of Incorporation of Louisiana Ship, Inc.
         *3.4            -- Articles of Amendment to the Articles of Incorporation of
                            Louisiana Ship, Inc.
         *3.5            -- Amendment and Restated Bylaws of Louisiana Ship, Inc.
         *3.6            -- Articles of Incorporation of EAE Services, Inc.
         *3.7            -- Bylaws of EAE Services, Inc.
         *3.8            -- Articles of Incorporation of EAE Industries, Inc.
         *3.9            -- Articles of Amendment to the Articles of Incorporation of
                            EAE Industries, Inc.
         *3.10           -- Amended and Restated Bylaws of EAE Industries, Inc.
         *3.11           -- Articles of Incorporation of Newpark Marine Fabricators,
                            Inc.
         *3.12           -- Bylaws of Newpark Marine Fabricators, Inc.
         *3.13           -- Articles of Incorporation of Newpark Shipbuilding and
                            Repair, Inc.
         *3.14           -- Articles of Amendment dated February 3, 1994 to the
                            Articles of Incorporation of Newpark Shipbuilding and
                            Repair, Inc.
         *3.15           -- Articles of Amendment dated April 25, 1994 to the
                            Articles of Incorporation of Newpark Shipbuilding and
                            Repair, Inc.
         *3.16           -- Amended and Restated Bylaws of Newpark Shipbuilding and
                            Repair, Inc.
          4.1            -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Certificate of Incorporation and By-laws of the Company
                            defining the rights of the holders of Common Stock
       ***4.2            -- Form of Indenture to be entered into by and among the
                            Company as issuer, the Subsidiary Guarantors and
                                        as Trustee
       ***5.1            -- Opinion of Griggs & Harrison, P.C.
       **10.1            -- Stock Purchase Agreement dated October 15, 1997 between the Company and John L. Bludworth III et al
       **10.2            -- Amended and Restated Lease and Development Agreement
                            between the Board of Trustees of the Galveston Wharves as
                            Lessor and Newpark Marine Fabricators Inc. as Lessee and
                            PM Engineering, Inc. as Assignor dated October 17, 1997
                            and effective the first day of November 1997
       **10.3            -- Assignment and Assumption of lease from PMB Engineering,
                            Inc. as Assignor and Newpark Marine Fabricators, Inc. as
                            Assignee effective the first day of November 1997

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
       **10.4            -- Loan Agreement by and between Louisiana Ship, Inc. and
                            Southwest Bank of Texas, N.A. dated July 15, 1997 for (i)
                            a revolving credit advance in the maximum aggregate
                            principal amount of $800,000, (ii) an equipment guidance
                            line of credit in the maximum aggregate principal amount
                            of $300,000, (iii) a term loan in the amount of $650,000
                            and (iv) a term loan in the amount of $500,000
       **10.5            -- First Amendment to Stock Purchase Agreement dated October
                            17, 1997 between the Company and John L. Bludworth, III
                            et al
       **10.6            -- Credit Agreement by and between Newpark Shipbuilding and
                            Repair, Inc. and Heller Financial Leasing, Inc. dated
                            August 29, 1996 for two term loans in the principal
                            amount of $11,800,000 and $600,000, respectively
       **10.7            -- Attornment Agreement by and between Newpark Marine
                            Fabricators, Inc., The Board of Trustees of the Galveston
                            Wharves and The City of Galveston dated effective as of
                            November 1, 1997
      ***10.8            -- Amended and Restated 1997 Incentive Equity Plan effective as of December 30, 1997
      ***10.9            -- Form of Stock Option Agreement for certain options
                            granted by the Company to Messrs. S. Eakin, F. Eakin and
                            D. Ammons dated December 30, 1997
      ***10.10           -- Form of Stock Option Agreement for certain options
                            granted by the Company to certain executives and other
                            employees dated December 30, 1997
      ***10.11           -- Form of Pledge and Security Agreement by and between the
                            Company and             as pledge agent
        *12.1            -- Statement of computation of ratio of earnings to fixed
                            charges
       **21.1            -- Subsidiaries of Registrant
      ***23.1            -- Consent of Griggs & Harrison, P.C. (included in Exhibit
                            5.1)
        *23.2            -- Consent of Grant Thornton LLP
        *24.1            -- Powers of Attorney (included on each of the Subsidiary
                            Guarantor's signature pages; Power of Attorney relating
                            to First Wave was previously filed)
      ***25.1            -- Statement of Eligibility of
       **27.1            -- Financial Data Schedule


---------------


 * Filed herewith



 ** Previously filed



 *** To be filed by amendment